                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement
     [ ] Confidential, for use of the Commission
         Only (as permitted by Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             COSTILLA ENERGY, INC.
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                (Name of Registrant as Specified in its Charter)

                             COSTILLA ENERGY, INC.
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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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

                                                                PRELIMINARY COPY

                             COSTILLA ENERGY, INC.
                         400 WEST ILLINOIS, SUITE 1000
                              MIDLAND, TEXAS 79701

                                                                          , 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Costilla Energy, Inc. ("Costilla"), which will be held at the Petroleum Club,
501 West Wall Avenue, Midland, Texas at 10:00 a.m., local time, on          ,
1998.

     At the Special Meeting, you will be asked to approve certain matters related to the proposed acquisition by Costilla of oil and gas properties and associated assets (the "Acquisition") from Pioneer Natural Resources USA, Inc. Please note that stockholder approval of the Acquisition is not required and is not being requested; however, the Company's ability to consummate the Acquisition may depend upon stockholder approval of the following matters which you will be asked to approve:

          (1) an amendment to Costilla's Certificate of Incorporation (the "Charter Amendment") to increase its authorized Common Stock from 20 million shares to 100 million shares;

          (2) the issuance of up to 250,000 shares of Convertible Preferred Stock (the "New Preferred Stock") and up to 35 million shares of Common Stock, the net cash proceeds of which will be used to fund a portion of the Acquisition purchase price, and the potential issuance of an indeterminable number of shares of Common Stock which may be issued in payment of dividends on, or upon conversion of, the New Preferred Stock (collectively, the "Stock Issuance"); and

          (3) an amendment to the Company's 1996 Stock Option Plan (the "Option Plan") to increase the number of shares of Common Stock reserved and authorized under the plan from 1,250,000 shares to 4,000,000 shares (the "Plan Amendment").

     Your approval of these proposals will assist Costilla in completing the Acquisition and permit further use of the Option Plan to provide incentives to the Company's officers and employees. The Charter Amendment, Stock Issuance and Plan Amendment are described in the accompanying Proxy Statement, together with a description of the properties to be acquired and certain other information relating to the Acquisition.

     THE BOARD OF DIRECTORS OF COSTILLA HAS DETERMINED THAT THE ACQUISITION IS IN THE BEST INTERESTS OF THE HOLDERS OF SHARES OF COMMON STOCK. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE ACQUISITION, THE CHARTER AMENDMENT, THE STOCK ISSUANCE AND PLAN AMENDMENT, AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE CHARTER AMENDMENT, THE STOCK ISSUANCE AND PLAN AMENDMENT AT THE SPECIAL MEETING.

     Your vote is very important. Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, regardless of whether you plan to attend the meeting.

     Thank you. We look forward to seeing you at the meeting.

                                            Sincerely,

                                            COSTILLA ENERGY, INC.

                                            By:
                                              ----------------------------------
                                                 Michael J. Grella, President

                                                                PRELIMINARY COPY

                             COSTILLA ENERGY, INC.

                         400 WEST ILLINOIS, SUITE 1000
                              MIDLAND, TEXAS 79701

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                , 1998

Dear Stockholder:

     A Special Meeting of Stockholders of Costilla Energy, Inc. ("Costilla") will be held at the Petroleum Club, 501 West Wall Avenue, Midland, Texas at
10:00 a.m., local time, on             , 1998 to consider and vote upon the
following matters in connection with the acquisition by Costilla of oil and gas properties and related assets (the "Acquisition") from Pioneer Natural Resources USA, Inc.:

          (1) an amendment to Costilla's Certificate of Incorporation (the "Charter Amendment") to increase its authorized Common Stock from 20 million shares to 100 million shares;

          (2) the issuance of up to 250,000 shares of Convertible Preferred Stock (the "New Preferred Stock") and up to 35 million shares of Common Stock, the net cash proceeds of which will be used to fund a portion of the Acquisition purchase price, and the potential issuance of an indeterminable number of shares of Common Stock which may be issued in payment of dividends on, or upon conversion of, the New Preferred Stock (collectively, the "Stock Issuance");

          (3) an amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock reserved and authorized under the plan from 1,250,000 to 4,000,000 shares (the "Plan Amendment"); and

          (4) the transaction of such other business, if any, as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The approval of the Charter Amendment requires the affirmative vote of a majority of the outstanding shares of Costilla Common Stock. The approval of the Stock Issuance and the Plan Amendment each requires the affirmative vote of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote thereon, so long as a quorum is present at the Meeting. Approval of the creation and issuance of the New Preferred Stock also requires the affirmative vote of a majority of the outstanding shares of Costilla's currently outstanding 7% (8% Paid in Kind) Series A Cumulative Convertible Preferred Stock.

     YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE, REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT SPECIFYING HOW YOU WOULD LIKE YOUR SHARES VOTED, YOUR SHARES WILL BE VOTED FOR THE CHARTER AMENDMENT, THE STOCK ISSUANCE AND THE PLAN AMENDMENT. YOU MAY REVOKE YOUR PROXY BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF COSTILLA A DULY EXECUTED REVOCATION, OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE SPECIAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE A REVOCATION OF YOUR PROXY).

                                            By order of the Board of Directors

                                            Bobby W. Page
                                            Secretary

                                                                PRELIMINARY COPY

                             COSTILLA ENERGY, INC.

                                PROXY STATEMENT

     This Proxy Statement is being furnished to stockholders (the "Stockholders") of Costilla Energy, Inc., a Delaware corporation (together with its predecessors and subsidiaries as the context may require, the "Company" or "Costilla"), in connection with the solicitation of proxies by the Company's Board of Directors for use at a Special Meeting of Stockholders (the "Special Meeting" or the "Meeting") to be held at the Petroleum Club, 501 West Wall
Avenue, Midland, Texas on        , 1998 at 10:00 a.m., local time, and at any
adjournments or postponements thereof.

     At the Special Meeting, the Stockholders will be asked to approve certain matters related to the proposed acquisition (the "Acquisition") by Costilla of oil and gas properties and associated assets from Pioneer Natural Resources U.S.A., Inc. ("Pioneer") for a purchase price of $410 million. Specifically, the Stockholders will be asked to consider and vote upon the following matters:

          (1) An amendment to Costilla's Certificate of Incorporation to increase its authorized Common Stock, $0.10 par value (the "Common Stock"), from 20 million shares to 100 million shares (the "Charter Amendment");

          (2) The issuance of up to 250,000 shares of Convertible Preferred Stock (the "New Preferred Stock") and up to 35 million shares of Common Stock (the "Acquisition Common"), the net cash proceeds of which will be used to fund a portion of the Acquisition purchase price, and the potential issuance of an indeterminable number of shares of Common Stock which may be issued in payment of dividends on (the "Dividend Common"), or upon conversion of (the "Conversion Common"), the New Preferred Stock pursuant to the terms thereof (collectively, the "Stock Issuance");

          (3) An amendment to the Company's 1996 Stock Option Plan (the "Option Plan") to increase the number of shares of Common Stock reserved and authorized under the Option Plan from 1,250,000 shares to 4,000,000 shares (the "Plan Amendment"); and

          (4) Such other business, if any, as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Approval of such matters is required pursuant to certain provisions of the Delaware General Corporation Law and the listing requirements of the Nasdaq National Market. Approval of the Acquisition by the Stockholders is not required, and the Stockholders are not being asked to consider and vote on the Acquisition itself. However, the Company's ability to consummate the Acquisition may depend upon Stockholder approval of the Charter Amendment and the Stock Issuance.

     This Proxy Statement and the accompanying form of proxy are first being
mailed to Stockholders on or about                , 1998.
                             ---------------------

           The Date of This Proxy Statement is                , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices at Seven World Trade Center, Suite 1300, New York, NY 10048 and the CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material also may be obtained by mail at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, information that the Company and other registrants have filed electronically with the Commission is available on the Internet through the Commission's EDGAR data base at http://www.sec.gov.

     Certain information is also available from the Company by request to its principal offices at 400 West Illinois, Suite 1000, Midland, Texas 79701, Attn:
Corporate Secretary (telephone number 915-683-3092).

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    2
Summary
  General...................................................    5
  The Acquisition...........................................    5
  The Stock Issuance........................................    6
  The Meeting...............................................    6
  Intent of Certain Insiders and Affiliates.................    7
  Summary Financial Information.............................    8
  Summary Reserve Data......................................    9
  Summary Operating Data....................................    9
Cautionary Statement Regarding Forward-Looking Statements...   10
Potential Effects of Stockholder Vote.......................   10
  Potential Effects of Consummating the Transactions........   10
  Potential Effects of Not Consummating the Transactions....   12
The Meeting.................................................   13
  General...................................................   13
  Purposes of Meeting.......................................   13
  Record Date and Voting....................................   13
  Vote Required.............................................   13
  Solicitation of Proxies...................................   14
  Stockholder Proposals and Other Matters...................   14
The Charter Amendment.......................................   14
The Stock Issuance..........................................   15
  General...................................................   15
  Terms of New Preferred Stock..............................   15
  Terms of Stock Agreement..................................   16
  Registration Rights.......................................   17
The Plan Amendment..........................................   18
The Acquisition.............................................   19
  General...................................................   19
  The Acquisition Agreement.................................   19
  The Acquisition Properties................................   20
  Funding the Acquisition...................................   22
  Certain Federal Income Tax Consequences...................   22
  Accounting Treatment......................................   22
The Company.................................................   23
  General...................................................   23
  Business and Properties...................................   23
  Oil and Gas Reserves......................................   24
  Marketing Arrangements....................................   25
  Exploration and Development Activities....................   25
  Productive Well Summary...................................   26
  Acreage...................................................   26
  Competition and Markets...................................   26
  Regulation................................................   27
  Environmental Matters.....................................   27
  Employees.................................................   28
  Legal Proceedings.........................................   28
  Title to Properties.......................................   29
  Operational Hazards and Insurance.........................   29

                                                              PAGE
                                                              ----
Price Range of Common Stock and Dividend Policy.............   29
Pro Forma Condensed Financial Statements....................   31
Selected Financial Information..............................   39
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   40
Security Ownership of Certain Beneficial Owners and
  Management................................................   50
  Ownership Table...........................................   50
  Potential Change of Control...............................   51
Executive Compensation......................................   52
  Summary Compensation Table................................   52
  Employment Agreements.....................................   53
  Option Grants in Last Fiscal Year.........................   53
  Aggregated Option Exercises and Year-End Option Values....   54
  Compensation Committee Interlocks and Insider
     Participation..........................................   55
Description of Certain Indebtedness.........................   55
  New Credit Facility.......................................   55
  Senior Notes..............................................   55
Auditors....................................................   56
Petroleum Engineers.........................................   56
Glossary....................................................   57
Index to Financial Statements...............................  F-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary does not contain a complete statement of all material information relating to the Charter Amendment, the Stock Issuance, the Plan Amendment, the Acquisition and other matters discussed herein, and is subject to, and qualified in its entirety by, more detailed information and financial statements contained elsewhere in this Proxy Statement.

     For purposes of pro forma information and other estimates related to the Stock Issuance included in this Proxy Statement, it is assumed that (1) 155,000 shares of New Preferred Stock, with an initial conversion rate of $9.375 per share, will be issued as part of the Stock Issuance, 105,000 of which will be sold for $1,000 per share for an aggregate purchase price of $105 million and 50,000 of which will be exchanged for the 50,000 outstanding shares of the Company's 7% (8% Paid in Kind) Series A Cumulative Convertible Preferred Stock (the "Outstanding Preferred Stock"), (2) 20,666,667 shares of Acquisition Common will be issued as part of the Stock Issuance and sold for $7.50 per share for an aggregate purchase price of $155 million, (3) 16,533,333 shares of Conversion Common will initially be authorized and reserved for issuance upon conversion of the New Preferred Stock and (4) no shares of Dividend Common Stock will be issued. The foregoing assumptions are for illustrative purposes. The exact number of shares of New Preferred Stock up to 250,000 shares and the exact number of shares of Acquisition Common up to 35 million shares, as well as the terms of the Stock Issuance, will be determined by the Company in its discretion.

                                    GENERAL

     Costilla is an independent oil and gas company engaged in the exploration, acquisition and development of oil and gas properties. The Company's primary operations are in the South/East Texas region, the Rocky Mountain region and the Permian Basin area of Texas and New Mexico. The Company's strategy has focused on utilizing current and developing technological advancements to increase reserves through a targeted exploration program, strategic property acquisitions and development of producing properties.

     The Company began active efforts to acquire and develop oil and gas properties in 1993 and, from January 1, 1993 to June 30, 1998, closed nine acquisitions for an aggregate purchase price of approximately $149 million. The Acquisition is a continuation of the Company's strategy of growth through strategic negotiated property acquisitions.

                                THE ACQUISITION

     On September 4, 1998, Costilla and Pioneer entered into a Purchase and Sale Agreement with respect to the Acquisition (the "Acquisition Agreement"), culminating several weeks of arms-length negotiations between the parties. Upon execution of the Acquisition Agreement, Costilla paid a $25 million performance deposit to Pioneer which may be subject to forfeiture if the Acquisition is not consummated. See "Potential Effects of Stockholder Vote -- Potential Effects of Not Consummating the Transactions -- Termination of Acquisition Agreement." Pursuant to and subject to the terms and conditions of the Acquisition Agreement (which are more fully described under "The Acquisition -- The Acquisition Agreement"), the Company will purchase from Pioneer (1) producing oil and gas properties located primarily in the Permian Basin, the South/East Texas region, and the Mid-Continent region, (2) approximately 11 million gross undeveloped mineral acres, (3) approximately 210,000 gross undeveloped leasehold acres, (4) a license to use seismic data related to certain of the foregoing oil and gas properties and (5) gas plants, pipelines and processing facilities (collectively, the "Acquisition Properties"). The purchase price for the Acquisition Properties is $410 million, subject to adjustment as provided in the Acquisition Agreement. See "The Acquisition -- General." The Company expects that, as a result of such adjustments, the adjusted purchase price will be approximately $390 million (the "Estimated Purchase Price"). The Company intends to fund the Estimated Purchase Price through the net cash proceeds from the Stock Issuance and borrowings under the New Credit Facility (as defined under "Description of Certain Indebtedness -- New Credit Facility").

     The Company estimates that the Acquisition Properties include, at October 1, 1998, proved reserves of approximately 436 Bcfe, with a PV-10 value of approximately $275 million, which will more than double the Company's proved reserves. The Company believes that the Acquisition Properties will complement the Company's core assets, enhance the Company's operating cash flow and provide additional opportunities for development of proved reserves. The Acquisition Properties include approximately 210,000 gross undeveloped leasehold acres and 11 million gross undeveloped mineral acres which will provide additional exploration opportunities for the Company. The Company anticipates that the Acquisition will have the further benefit of diversifying Costilla's oil and gas reserves, making the Company less dependent upon the success or failure of individual prospects and spreading its opportunities and risks over a more geographically and geologically diversified portfolio of properties. See "The Acquisition -- The Acquisition Properties."

                               THE STOCK ISSUANCE

     The Stock Issuance will consist of (1) the sale to a limited number of institutional accredited investors of up to 35 million shares of Acquisition Common and up to 250,000 shares of New Preferred Stock for an aggregate cash purchase price of approximately $260 million, in a private placement exempt from registration under state and federal securities laws; (2) an exchange of the Outstanding Preferred Stock, which is held by two institutional investors and has a liquidation value of $50 million, for shares of New Preferred Stock; and
(3) the potential issuance of the Dividend Common and the Conversion Common. The cash investors in the Stock Issuance and the holders of the Outstanding Preferred Stock are referred to collectively herein as the "New Investors." The exact number of shares of each of the New Preferred Stock and Acquisition Common which will be issued in the Stock Issuance will be determined by the Company in its discretion. While the Company anticipates that the Stock Issuance will be made to not more than 10 New Investors (each of whom will make a minimum investment of $15 million) on the terms described under "The Stock Issuance," the Company is seeking Stockholder approval and authorization of the Stock Issuance to such investors and on such terms as the Company may determine in its discretion in order to consummate the Stock Issuance. The terms of the New Preferred Stock and other matters related to the Stock Issuance described herein are, therefore, subject to change without further notice to or approval of the Stockholders. See "The Stock Issuance."

     The net cash proceeds from the Stock Issuance will be used to fund a portion of the Estimated Purchase Price. Consequently, the Company's ability to consummate the Acquisition may be dependent upon Stockholder approval of the Stock Issuance. See "Potential Effects of Stockholder Vote -- Potential Effects of Not Consummating the Transactions -- Inability to Obtain Alternative Financing." The Company believes that utilizing the Stock Issuance as a means of funding a portion of the Estimated Purchase Price will benefit the Company not only by providing funding for the Acquisition, but also by reducing Costilla's balance sheet leverage through a reduction in its debt to capitalization ratio. The Company believes that such a leverage reduction will enhance its overall financial condition, and provide increased financial flexibility to take advantage of future acquisition, exploration and development opportunities.

                                  THE MEETING

     The Special Meeting has been called for the Stockholders to consider and vote upon the following matters: (1) the Charter Amendment to increase the number of shares of authorized Common Stock; (2) the Stock Issuance to approve the issuance of the Acquisition Common and the New Preferred Stock, and to approve the potential issuance of an indeterminable number of shares of the Dividend Common and the Conversion Common; (3) the Plan Amendment to increase the number of shares of Common Stock reserved and authorized under the Option Plan; and (4) such other matters as may be properly brought before the Meeting or any adjournments or postponements thereof. See "The Meeting," "The Charter Amendment," "The Stock Issuance" and "The Plan Amendment."

     The approval of the Charter Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock. The approval of each of the Stock Issuance and the Plan Amendment requires the affirmative vote of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote thereon, so long as a quorum is present at the Meeting. Approval of the creation and issuance of the New Preferred Stock also requires the affirmative vote of a majority of the outstanding shares of the Outstanding Preferred Stock, voting separately as a class. Any other matters properly coming before the Meeting will be decided by the affirmative vote of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote on such matters, except as otherwise required by law or by the Company's Certificate of Incorporation or Bylaws. The holders of Common Stock are not entitled to dissenters' or appraisal rights in connection with the Charter Amendment, the Stock Issuance, the Plan Amendment or the Acquisition.

                   INTENT OF CERTAIN INSIDERS AND AFFILIATES

     Three of the Company's executive officers and principal stockholders, Cadell S. Liedtke, Michael J. Grella and Henry G. Musselman, have entered into an agreement with Pioneer pursuant to the Acquisition Agreement which provides, among other things, that they will vote at the Special Meeting in favor of the actions necessary for consummation of the Acquisition. Messrs. Liedtke, Grella and Musselman currently own in the aggregate approximately 49% of the outstanding Common Stock. In addition, the Company anticipates that the two holders of the Outstanding Preferred Stock will agree to approve the creation and issuance of the New Preferred Stock in connection with their exchange of shares of Outstanding Preferred Stock for shares of New Preferred Stock. See "The Meeting -- Vote Required" and "The Stock Issuance -- Terms of Stock Agreement -- Exchange of Outstanding Preferred Stock for New Preferred Stock."

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth certain summary historical and pro forma financial data of the Company. The historical information should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this Proxy Statement. The Company acquired significant producing oil and gas properties in certain of the periods presented which affect the comparability of the historical financial and operating data for the periods presented. The pro forma information should be read in conjunction with the Pro Forma Condensed Statement of Operations and notes thereto included elsewhere in this Proxy Statement. Neither the historical results nor the pro forma results are necessarily indicative of the Company's future operations or financial results.

                                                    YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                            ----------------------------------------   ------------------------------
                                                     HISTORICAL               PRO          HISTORICAL          PRO
                                            -----------------------------    FORMA     -------------------    FORMA
                                             1995       1996       1997     1997(1)      1997       1998     1998(1)
                                            -------   --------   --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
  Revenues................................  $21,816   $ 55,026   $ 76,501   $234,019   $ 35,812   $ 32,712   $ 89,107
  Expenses:
    Oil and gas production................   10,355     21,774     30,029     75,460     14,163     14,226     33,448
    General and administrative............    3,571      5,238      8,407     10,527      3,370      5,070      5,570
    Compensation related to option
      settlement..........................      656         --         --         --         --         --         --
    Exploration and abandonment...........    1,652      2,550      6,588      6,788      3,115      5,228      5,228
    Depreciation, depletion and
      amortization........................    5,958     12,430     26,409     74,909      9,720     14,364     36,713
    Impairment of oil and gas
      properties..........................       --         --     28,189     28,189         --         --         --
                                            -------   --------   --------   --------   --------   --------   --------
        Total Operating Expenses..........   22,192     41,992     99,622    195,873     30,368     38,888     80,959
                                            -------   --------   --------   --------   --------   --------   --------
Operating income (loss)...................     (376)    13,034    (23,121)    38,146      5,444     (6,176)     8,148
Interest expense..........................    4,591     11,281     12,979     26,653      5,516      9,833     15,665
Income (loss) from continuing
  operations..............................   (4,970)       535    (36,252)     7,471       (134)   (16,009)    (4,886)
Net income (loss).........................   (4,970)    (4,440)   (36,471)     7,471       (134)   (16,308)    (4,886)
Cumulative preferred stock dividend.......       --         --         --     10,850         --        307      5,732
STATEMENT OF CASH FLOWS DATA:
  Net cash provided by (used in):
  Operating activities....................  $ 6,366   $ 12,350   $ 25,032              $ 14,572   $ (2,976)
  Investing activities....................  (62,467)   (64,129)   (92,597)              (34,453)   (45,813)
  Financing activities....................   58,830     61,531     58,562                13,268     62,262
OTHER FINANCIAL DATA:
  Adjusted EBITDA(2)......................  $ 7,234   $ 27,108   $ 38,065   $148,032   $ 18,279   $ 13,416   $ 50,089
  Interest charges(3).....................    4,591     10,253     12,461     36,521      5,262      9,541     20,905
  Adjusted EBITDA(2)/interest
    charges(3)............................      1.6x       2.6x       3.1x       4.1x       3.5x       1.4x       2.4x
BALANCE SHEET DATA (AS OF PERIOD END):
  Working capital (deficit)...............  $ 2,654   $ 10,320   $(11,511)             $ (2,167)  $  4,277   $  4,277
  Total assets............................   87,367    162,790    194,088               178,171    238,258    630,258
  Total debt, less current maturities.....   71,494    100,262    163,087               114,826    182,441    323,241
  Redeemable predecessor capital..........   11,576         --         --                    --         --         --
  Predecessor capital.....................   (7,445)        --         --                    --         --         --
  Stockholders' equity....................       --     40,569        410                39,202     30,218    281,418

---------------

(1) Assumes that the Ballard Acquisition (as defined under "The
    Company -- Business and Properties"), the Acquisition and the Stock Issuance and the application of net proceeds therefrom had taken place as of January 1, 1997 for purposes of Statement of Operations Data and Other Financial Data.

(2) Adjusted EBITDA is presented because of its wide acceptance as a financial indicator of a company's ability to service or incur debt. Adjusted EBITDA (as used herein) is calculated by adding interest, income taxes, depreciation, depletion and amortization, impairment of oil and gas properties, exploration and abandonment costs and extraordinary loss resulting from extinguishment of debt to net income (loss). Adjusted EBITDA should not be considered as an alternative to earnings (loss), or operating earnings (loss), as defined by generally accepted accounting principles, as an indicator of the Company's financial performance or to cash flow as a measure of liquidity.

(3) Represents cumulative preferred stock dividends paid in cash and interest expense, net of deferred charges amortization.

                              SUMMARY RESERVE DATA

                                                    AS OF JANUARY 1, 1998    AS OF OCTOBER 1, 1998(3)
                                                    ----------------------   -------------------------
                                                                    PRO                        PRO
                                                    COSTILLA(1)   FORMA(2)    COSTILLA        FORMA
                                                    -----------   --------   -----------   -----------
ESTIMATED PROVED RESERVES(4):
  Oil (Mbbls).....................................     14,952       44,262      11,168        36,640
  Gas (Mmcf)......................................    148,637      473,672     164,597       447,336
  Total (Mmcfe)...................................    238,349      739,244     231,605       667,176
  Percent of proved developed reserves............       62.4%        75.7%       65.2%         77.5%
  Present value of estimated future net cash flow,
     before income taxes, discounted at 10% (in
     thousands)...................................   $196,678     $558,109    $179,631      $455,015

---------------

(1) Estimates of net proved oil and gas reserves for Costilla at January 1, 1998 were prepared by the Company, of which approximately 72% were reviewed by Williamson Petroleum Consultants, Inc., independent petroleum engineers. See "Petroleum Engineers."

(2) Estimates of net proved oil and gas reserves for the Acquisition Properties at January 1, 1998 were prepared by the Company.

(3) The reserve estimates at October 1, 1998 for both Costilla and the Acquisition Properties were prepared by the Company.

(4) Average oil and gas prices used to determine proved reserves and the present value of estimated future net cash flow (a) at January 1, 1998 were $15.29 per Bbl and $2.20 per Mcf for Costilla and $15.96 per Bbl and $1.91 per Mcf pro forma; and (b) at October 1, 1998 were $13.26 per Bbl and $1.99 per Mcf for Costilla and $14.12 per Bbl and $1.80 per Mcf pro forma. Estimates of oil and gas reserves are subject to interpretation and uncertainty. See "The Company -- Oil and Gas Reserves."

                             SUMMARY OPERATING DATA

                                                              YEAR ENDED         SIX MONTHS ENDED
                                                           DECEMBER 31, 1997       JUNE 30, 1998
                                                          -------------------   -------------------
                                                                       PRO                   PRO
                                                          COSTILLA   FORMA(1)   COSTILLA   FORMA(1)
                                                          --------   --------   --------   --------
PRODUCTION DATA:
  Oil (Mbbls)...........................................    2,175      5,318      1,049      2,547
  Gas (Mmcf)............................................   14,698     55,730      7,562     25,552
  Total (Mmcfe).........................................   27,750     87,638     13,856     40,833
AVERAGE SALES PRICE PER UNIT(2):
  Oil (per Bbl).........................................   $17.77     $18.46     $15.39     $14.10
  Gas (per Mcf).........................................     2.29       2.34       2.10       2.01
COSTS PER MCFE:
  Production costs, including severance taxes...........   $ 1.08     $ 0.86     $ 1.03     $ 0.82
  Depreciation, depletion and amortization..............     0.95       0.85       1.04       0.90

---------------

(1) Gives effect to the Ballard Acquisition and the Acquisition as if such acquisitions had occurred as of January 1, 1997.

(2) Before deduction of production taxes and including hedging results.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Proxy Statement that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including such matters as oil and gas reserves, future drilling and operations, future production of oil and gas, future net cash flows, future capital expenditures and other such matters, are forward-looking statements. These statements are based on certain assumptions and analysis made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including, without limitation, the potential effects of the Stock Issuance and the Acquisition discussed herein, reserve replacement risk, uncertainty of estimates of proved reserves and future net cash flows, general economic and business conditions, prices of oil and gas, the business opportunities (or lack thereof) that may be presented to and pursued by the Company, changes in laws or regulations or other factors, many of which are beyond the control of the Company. Stockholders are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                     POTENTIAL EFFECTS OF STOCKHOLDER VOTE

     The following is a brief summary of certain of the potential effects which may result from the Stockholders either approving or not approving the Charter Amendment and the Stock Issuance (collectively with the Acquisition, the "Transactions"). Because the Company's ability to consummate the Acquisition may be conditioned upon the results of Stockholder voting, the following discussion also describes certain effects of consummating or not consummating the Acquisition. This summary of potential effects is subject to and qualified in its entirety by the more detailed information set forth elsewhere in this Proxy Statement. Stockholders should carefully consider all such information together with other publicly available information concerning the Company, and are encouraged to seek the advice of their financial and legal advisors, in assessing such effects. See "Summary" for certain assumptions with respect to the securities to be issued and reserved for issuance as part of the Stock Issuance.

POTENTIAL EFFECTS OF CONSUMMATING THE TRANSACTIONS

     Significant Dilution of Ownership of Current Stockholders. Upon consummation of the Stock Issuance, a total of 30,331,782 shares of Common Stock will be outstanding, compared with 9,665,115 shares of Common Stock outstanding as of September 30, 1998. The difference consists entirely of the Acquisition Common to be issued to the New Investors. Unless a Stockholder is also a New Investor, that Stockholder's percentage ownership of the Company will be reduced by approximately 68% even though the Stockholder continues to own the same number of shares after the Stock Issuance as before the Stock Issuance. Additional dilution to current Stockholders will occur upon issuance of any Conversion Common or Dividend Common. Conversion of all shares of the New Preferred Stock to be issued would result in a total of 46,865,115 shares of Common Stock being outstanding, causing total reduction in the percentage ownership of the current Stockholders of approximately 80%. See "Security Ownership of Certain Beneficial Owners and Management."

     Change in Principal Stockholders and Interest of Management; Influence of New Investors. Messrs. Liedtke, Grella and Musselman, executive officers and principal stockholders of the Company (the "Current Management"), currently own in the aggregate approximately 49% of the outstanding shares of Common Stock and hold three of the seven positions on the Company's Board of Directors. Upon consummation of the Stock Issuance, Current Management (assuming no change in the number of shares of Common Stock owned by them) will own, in the aggregate, approximately 16% (10% assuming the conversion of all of the New Preferred Stock) of the outstanding shares of Common Stock, and the New Investors will own, in the aggregate, approximately 68% (80% assuming conversion of all of the New Preferred Stock) of the outstanding shares of Common Stock. Therefore, the New Investors will become the principal stockholders of the Company and the proportionate stock ownership interests of Current Management will be significantly reduced. See "Security Ownership of Certain Beneficial Owners and Management."

     While the Company expects that the New Investors will agree not to form, join in or in any other way participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to the Company's Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any person for the purpose of acquiring, holding, voting or disposing of the Common Stock, the New Investors could independently cast identical votes which would control the approval or rejection of a proposal presented to the Company's Stockholders or control an election of the Company's directors. In addition, it is anticipated that the holders of the New Preferred Stock will be entitled to initial representation on the Company's Board of Directors upon consummation of the Stock Issuance, and may, under certain circumstances, be entitled to additional representation on the Board. As a result, the New Investors will have significant influence over the management and direction of the Company due to the level of their stock ownership and through Board representation.

     Shares Eligible for Future Sale; Registration Rights. Future sales, or the availability for sale, of a substantial number of additional shares of Common Stock in the public market following the Stock Issuance could adversely affect the market price of the Common Stock. Following the Stock Issuance, there will be a total of 30,331,782 (46,865,115 in the event of conversion of all of the New Preferred Stock) shares of Common Stock outstanding, compared to 9,665,115 shares outstanding at September 30, 1998. While the shares of Common Stock issued in the Stock Issuance (including the Dividend Common and the Conversion Common) will not be registered under the Securities Act, and therefore will be restricted securities under the Securities Act, the New Investors have been granted certain registration rights with respect to such Common Stock which would allow for the resale of a significant amount of such stock at the election of the New Investors under an effective registration statement. See "The Stock Issuance -- Registration Rights."

     Indenture Issues. The Indenture (the "Indenture") governing the Company's 10 1/4% Senior Notes due 2006 (the "Notes") provides that the Company must offer to redeem all of the Notes (with a total current principal amount of $180 million) in the event of a change of control of the Company. Under the terms of the Indenture, a "change of control" is deemed to have occurred if, among other things, any person or group (other than Current Management) acquires beneficial ownership of 50% or more of the outstanding shares of Common Stock or upon certain changes in the majority of the members of the Company's Board of Directors. The Company anticipates that the New Investors will be prohibited from individually acquiring 50% or more of the outstanding Common Stock and from acting as a group, and will agree not to enter into any agreement or arrangement with respect to the voting of their stock. However, the New Investors could independently vote in an election of directors in a manner that would cause a change in the Board of Directors resulting in a change of control under the Indenture. The Company would then be required to make an offer to purchase all of the Notes, requiring significant capital resources which may not be available to the Company. Furthermore, such events may create a default under the New Credit Facility creating additional adverse financial consequences for the Company.

     Significant Increase in Operations. The Acquisition is expected to (1) more than double the Company's estimated proved oil and gas reserves, (2) increase the Company's operated oil and gas properties by 134%, (3) increase the Company's total oil and gas properties by 154%, and (4) increase the Company's leasehold acreage by 167% (not including the approximately 11 million gross undeveloped mineral acres to be acquired). The Company will encounter significant challenges in managing this larger enterprise and no assurance can be given of the time required for the Company to assimilate the Acquisition Properties and realize its strategy of exploiting the value it believes exists in the Acquisition Properties. The Company anticipates that certain of the Acquisition Properties will require workovers, recompletions and other remedial activities which may result in initially increased lease operating expenses, without realizing increased production and revenue, if any, resulting from such efforts until subsequent periods.

     Assumed Liabilities in the Acquisition. Under the Acquisition Agreement, Costilla assumes responsibility for all duties, claims and liabilities related to the Acquisition Properties regardless of when such duties, claims or liabilities arose (except for certain claims related to payment of royalties by Pioneer). In addition, Costilla has agreed to indemnify Pioneer with respect to all such duties, claims and liabilities. Costilla also becomes responsible and liable for certain litigation related to the Acquisition Properties. Because many of the assumed liabilities are unknown at this time, the Company is not able to estimate the effects the assumption of such obligations may have. See "The Acquisition -- The Acquisition Agreement -- Assumed Liabilities."

     Terms of New Preferred Stock. The New Preferred Stock is expected to rank senior to all other classes and series of Costilla capital stock, including the Common Stock, with respect to the payment of dividends or any distributions upon liquidation. It is anticipated that the New Preferred Stock will also have the right to initial representation on the Company's Board of Directors upon consummation of the Stock Issuance, and under certain circumstances may be entitled to additional representation on the Board. See "The Stock
Issuance -- Terms of New Preferred Stock."

POTENTIAL EFFECTS OF NOT CONSUMMATING THE TRANSACTIONS

     Inability to Obtain Alternative Financing. If the Stock Issuance is not consummated or the New Credit Facility is not closed, the Company will be required to obtain alternative sources of financing to consummate the Acquisition or risk termination of the Acquisition Agreement and the consequences resulting therefrom. See "-- Termination of Acquisition Agreement." The Company does not currently have arrangements or commitments for such alternative financing and will have a limited time to make such arrangements prior to the proposed Acquisition closing date of December 15, 1998 (as that date may be extended under the Acquisition Agreement) in order to avoid termination of the Acquisition Agreement. See "The Acquisition -- The Acquisition Agreement -- General." The Indenture and the Company's present bank credit facility limit the Company's ability to incur debt as a means of funding the Acquisition. There can be no assurance that the Company will be able to obtain alternative sources of financing in the event the Stock Issuance is not consummated.

     Termination of Acquisition Agreement. In the event the Company is unable to obtain financing to consummate the Acquisition or breaches any provision of the Acquisition Agreement, Pioneer may terminate the Acquisition Agreement. Upon such termination, Costilla would forfeit the $25 million deposit and all interest accrued thereon and be liable to Pioneer for an additional $16 million in liquidated damages plus the costs and expenses of recovering such amount. Because the $25 million deposit was funded through borrowing under the Company's present bank credit facility, a forfeiture of such amount upon termination of the Acquisition Agreement by Pioneer due to a breach by the Company would increase the amount of Costilla's long term debt without providing value in return, thereby increasing the Company's leverage position. The Company does not currently have available, either in cash or under its present bank credit facility, the funds to pay the additional $16 million in liquidated damages in the event of such termination. The Company has not made arrangements to finance such payment and may not be able to obtain such financing, which could result in a sale of assets to fund the payment. The Company's ability to obtain the funds necessary to carry out its operating plans could be significantly affected if the Acquisition Agreement is terminated.

                                  THE MEETING

GENERAL

     This Proxy Statement and related proxy are being mailed to Stockholders on
or about           , 1998, in connection with the solicitation by the Company of proxies to be used at the Special Meeting to be held at the Petroleum Club, 501
West Wall Ave., Midland, Texas on           , 1998 at 10:00 a.m., local time,
and at all adjournments or postponements thereof.

PURPOSES OF MEETING

     The Special Meeting has been called to consider and vote upon the following matters.

     (1) The Charter Amendment, which is an amendment to Costilla's Certificate of Incorporation to increase its authorized Common Stock from 20 million shares to 100 million shares.

     (2) The Stock Issuance, which consists of the issuance of up to 250,000 shares of New Preferred Stock and up to 35 million shares of Acquisition Common, and the potential issuance of an indeterminable number of shares of Dividend Common and Conversion Common.

     (3) The Plan Amendment, which is an amendment to the Option Plan to increase the number of shares of Common Stock reserved and authorized under the Option Plan from 1,250,000 shares to 4,000,000 shares.

     (4) The transaction of such other business, if any, as may properly come before the Special Meeting or any adjournments or postponements thereof.

RECORD DATE AND VOTING

     Stockholders of record at the close of business on           , 1998 are
entitled to notice of and to vote at the Meeting. At the close of business on
such date, the Company had        shares of Common Stock outstanding, each share
being entitled to one vote on all matters properly coming before the Meeting; and 50,000 shares of Outstanding Preferred Stock outstanding, each share being entitled to one vote only on the creation and issuance of the New Preferred Stock, voting separately as a class. Properly executed proxies will be voted in accordance therewith. If no direction is indicated thereon, a properly executed proxy will be voted (1) in favor of the Charter Amendment, (2) in favor of the Stock Issuance, (3) in favor of the Plan Amendment, and (4) in the discretion of proxy holders on any other business properly coming before the Meeting.

     Any person giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company an instrument revoking the proxy, by delivering a properly executed proxy of a later date or by attending the Special Meeting and voting in person (mere attendance at the meeting will not, by itself, constitute revocation of a proxy).

VOTE REQUIRED

     The approval of the Charter Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock. The approval of each of the Stock Issuance and the Plan Amendment requires the affirmative vote of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote thereon, so long as a quorum is present at the Meeting. The approval of the creation and issuance of the New Preferred Stock also requires the affirmative vote of a majority of the outstanding shares of the Outstanding Preferred Stock, voting separately as a class. All other matters properly coming before the Meeting will be decided by the affirmative vote of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote on such matters, except as otherwise required by law or by the Company's Certificate of Incorporation or bylaws.

     Messrs. Liedtke, Grella and Musselman have entered into an agreement with Pioneer pursuant to the Acquisition Agreement which provides that they will vote the shares of Common Stock owned by them in favor of the actions necessary for the Company to consummate the Acquisition. Messrs. Liedtke, Grella and Musselman currently own, in the aggregate, approximately 49% of the outstanding shares of Common Stock, representing substantially all of the shares of Common Stock required for approval of the proposals to be presented at the Meeting. In addition, the Company anticipates that the holders of all of the Outstanding Preferred Stock will agree to approve the creation and issuance of the New Preferred Stock in connection with the exchange of the Outstanding Preferred Stock for New Preferred Stock, which agreement would assure the required approval of such matters by the Outstanding Preferred Stock as a class.

     The votes will be counted by one or more inspectors appointed by the Board of Directors, who will determine, among other things, whether a quorum (being a majority of the outstanding shares of Common Stock and Outstanding Preferred Stock entitled to vote at the Meeting) is present at the Meeting in person or by proxy, the number of votes necessary for the Stockholders to take action in accordance with the foregoing requirements and the abstentions and votes cast for and against each matter. All properly executed proxies and ballots, regardless of the nature of the vote or the absence of a vote indication (but not including broker non-votes), are counted in determining the number of shares represented at the Meeting. Neither broker non-votes nor abstentions are counted as affirmative votes, in whole or in part. An abstention arises when a proxy is properly executed and the "abstain" box is properly marked as to a proposal. A properly executed proxy with no voting selections made thereon is not an abstention and will be voted as set forth under "-- Record Date and Voting."

SOLICITATION OF PROXIES

     This solicitation of proxies is being made by the Company and the Company will bear the costs of this solicitation. The Company may also reimburse persons holding stock in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The solicitation is being made by mail and may also be made by telephone or telecopy by officers, directors and regular employees of the Company, who will receive no additional compensation therefor. Total expenses of the solicitation are expected to be nominal.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

     For inclusion in the Company's 1999 annual meeting proxy statement, all stockholder proposals made under the rules of the Commission for consideration at the Annual Meeting of Stockholders of the Company to be held in 1999 must be received at the Company's principal executive offices, 400 W. Illinois, Suite 1000, Midland, Texas 79701, Attention: Bobby W. Page, by December 28, 1998. Proposals made other than under the rules of the Commission will be untimely if received by the Company after March 14, 1999.

     The Company has been advised that a representative of KPMG Peat Marwick LLP, the Company's independent auditors, will be present at the Special Meeting. The representative will have an opportunity to make a statement at the Meeting and to respond to appropriate questions raised at the Meeting.

                             THE CHARTER AMENDMENT

PROPOSAL NO. 1

     The Stockholders are being asked to consider and vote on the Charter Amendment, which consists of an amendment to the Company's Certificate of Incorporation to increase the number of shares of authorized Common Stock from 20 million to 100 million. This increase in the authorized Common Stock is necessary, in part, to have sufficient authorized Common Stock to effectuate the Stock Issuance, and the Company believes that such increase is further desirable to allow the flexibility of issuing Common Stock in connection with the granting and exercise of employee stock options and for future transactions. The Company has no present intention to issue or reserve any of these additionally authorized shares other than those being issued and reserved in the Stock Issuance and the Plan Amendment. Except as required by applicable law and the listing requirements of the Nasdaq National Market, the Board of Directors may approve the issuance of the newly authorized Common Stock without further stockholder approval.

                               THE STOCK ISSUANCE

PROPOSAL NO. 2

GENERAL

     The Stockholders are being asked to consider and vote on the Stock Issuance, which consists of (1) the issuance of up to 250,000 shares of New Preferred Stock and up to 35 million shares of Acquisition Common for the aggregate cash purchase price of approximately $260 million, (2) the issuance of shares of New Preferred Stock in exchange for all of the outstanding shares of Outstanding Preferred Stock, and (3) the potential issuance of an indeterminable number of shares of Dividend Common and Conversion Common. The exact number of shares of each of the New Preferred Stock and Acquisition Common which will be issued in, and all other terms of, the Stock Issuance will be determined by the Company in its discretion. The Company intends to use the net cash proceeds from the Stock Issuance to fund a portion of the Estimated Purchase Price. Costilla and the New Investors expect to enter into a Stock Purchase Agreement (the "Stock Agreement") with respect to the Stock Issuance. The Stock Agreement is expected to provide that the Stock Issuance will close on the day before or the day of the closing of the Acquisition, subject to stockholder approval and other closing conditions. While the Company anticipates that the Stock Issuance will be consummated pursuant to the Stock Agreement and on the terms described herein, the Company is seeking Stockholder approval and authorization of the Stock Issuance to such investors and on such terms as the Company may determine in its discretion in order to consummate the Stock Issuance. The terms of the New Preferred Stock, the Stock Agreement and other matters related to the Stock Issuance described herein are, therefore, subject to change without further notice to or approval of the Stockholders. See "Summary" for certain assumptions with respect to the securities to be issued and reserved for issuance as part of the Stock Issuance.

     The Dividend Common and Conversion Common may be issuable in the future upon certain payments of dividends on, or upon conversion of, the New Preferred Stock pursuant to the terms thereof. The Company is seeking approval for the potential issuance of shares of Dividend Common and Conversion Common. If such approval is obtained, the Company will not be required to seek further stockholder approval of any such issuance of Dividend Common or Conversion Common under the listing requirements of the Nasdaq National Market and will not seek such further stockholder approval unless required by applicable law. See "Potential Effects of Stockholder Vote -- Potential Effects of Consummating the Transactions -- Significant Dilution of Ownership of Current Stockholders."

TERMS OF NEW PREFERRED STOCK

     The New Preferred Stock is expected to have a purchase price of $1,000 per share and carry a 7% cumulative annual cash dividend, payable quarterly. If Costilla cannot legally, or pursuant to the terms of the Indenture or the New Credit Facility, pay cash dividends, it is anticipated that Costilla will be allowed to pay such dividends in shares of Dividend Common at a rate of 8% per annum (the "PIK Dividend"). For purposes of determining the number of shares in a PIK Dividend, the price of the Common Stock will be equal to the market price of the Common Stock at the time the PIK Dividend is paid.

     The Company anticipates that the New Preferred Stock will be convertible into shares of Conversion Common at any time at the option of the holders of the New Preferred Stock, with each holder of New Preferred Stock entitled to receive that number of shares of Conversion Common equal to the quotient of $1,000 per share of New Preferred Stock divided by 125% of the average volume-weighted closing sales price of the Common Stock as reported by the Nasdaq National Market for the 20 trading days prior to the date which is three days prior to the closing of the sale of the New Preferred Stock (the "Conversion Price"). A total of 16,533,333 shares of Conversion Common will initially be reserved for issuance upon conversion of the New Preferred Stock.

     It is anticipated that the shares of New Preferred Stock will not be redeemable by Costilla until the third annual anniversary of the date of issuance. It is further expected that following the expiration of such period, Costilla will have the right, at its option, upon not less than 60 days prior written notice, but subject to the rights of the holders of the New Preferred Stock to convert their shares of New Preferred Stock into shares of Common Stock, to redeem the shares of New Preferred Stock if the average closing sales price for shares of the Common Stock as reported by the Nasdaq National Market for 20 of the 30 trading days immediately preceding the date on which notice of redemption is given is at least 150% of the Conversion Price; and if Costilla exercises its redemption option, the purchase price would be (1) during year four, 107% of the liquidation value; (2) during year five, 103.5% of the liquidation value; (3) during year six, 101.75% of the liquidation value; and (4) thereafter, 100% of the liquidation value; plus, in each case, any then accrued and unpaid dividends on the New Preferred Stock.

     Costilla anticipates that the New Preferred Stock will rank senior to all other classes and series of Costilla stock as to liquidation preference and dividend rights.

     It is expected that holders of the New Preferred Stock will be entitled to vote their shares of New Preferred Stock as a class, with respect to: (1) any sale of all or substantially all of the assets of Costilla; (2) certain actions affecting the terms of the New Preferred Stock; (3) any proposed issuance of capital stock of Costilla that ranks senior to or pari passu with the New Preferred Stock; and (4) any merger or business combination transaction pursuant to which the Stockholders of Costilla prior to the consummation of such transaction do not own at least 51% of the outstanding capital stock of the surviving entity in such transaction or in which the members of the Board of Directors of Costilla prior to the consummation of the transaction do not comprise at least a majority of the members of the Board of Directors of the surviving entity in such transaction.

     Upon closing of the Stock Issuance it is anticipated that holders of the New Preferred Stock will be entitled to initial representation on Costilla's Board of Directors, and may be entitled to additional representation under certain circumstances.

TERMS OF STOCK AGREEMENT

     General. The Company anticipates that it will sell, pursuant to the Stock Agreement, an aggregate of 105,000 shares of New Preferred Stock and 20,666,667 shares of Acquisition Common to a limited number of New Investors at a purchase price of $1,000 per share for New Preferred Stock and $7.50 per share for Acquisition Common, for an aggregate cash purchase price of approximately $260 million. In addition, the two holders of the Outstanding Preferred Stock, which has a stated liquidation value of $50 million, are expected to agree to exchange their 50,000 shares of Outstanding Preferred Stock for 50,000 shares of New Preferred Stock. The Company believes that there will be a total of not more than 10 New Investors, each of whom will be an institutional accredited investor making a minimum investment of $15 million.

     Exchange of Outstanding Preferred Stock for New Preferred Stock. The holders of all of the Outstanding Preferred Stock are expected to exchange such stock for New Preferred Stock (the "Exchange"). The New Preferred Stock is expected to be identical to the Outstanding Preferred Stock in all material respects other than the conversion rate, which is $12.39 for the Outstanding Preferred Stock as compared to the $9.375 assumed conversion rate for the New Preferred Stock. The terms of Outstanding Preferred Stock provide that the holders thereof must approve the creation and issuance of any capital stock of the Company senior to or in parity with such stock, such as the New Preferred Stock. The Exchange will be the result of arms-length negotiations between the Company and the holders of the Outstanding Preferred Stock in which the Company anticipates that it will receive such holders' agreement to approve the creation and issuance of the New Preferred Stock and such holders will receive the opportunity to obtain stock with a more attractive conversion rate. One of the Company's directors, Mr. Timothy J. Detmering, is also affiliated with the holders of the Outstanding Preferred Stock. Mr. Detmering's interest in the Exchange due to such affiliation has been fully disclosed to the Company's Board of Directors, and his vote as a director of the Company will not be counted toward approval by the Board of matters related to the Exchange. As a result of the Exchange, no shares of Outstanding Preferred Stock are expected to remain outstanding after consummation of the Stock Issuance.

     Representations and Warranties. It is anticipated that the Stock Agreement will contain customary representations and warranties of the Company with respect to the Company and its subsidiaries relating to, among other things: (1) organization, standing and qualification to do business; (2) the authorization, execution, delivery, performance and enforceability of the Stock Agreement; (3) the Company's capital structure; (4) non-contravention with organizational documents, agreements, contracts and governmental regulations; (5) the absence of certain changes or events since the date of the most recent Company financial statements filed with the Commission, including material adverse changes with respect to the Company; and (6) the accuracy of information contained in the Proxy Statement, as well as in all other filings with the Commission.

     The Stock Agreement is also expected to contain customary representations and warranties of the New Investors relating to, among other things: (1) organization, standing and other corporate matters; (2) the authorization, execution, delivery, performance and enforceability of the Stock Agreement and related matters; (3) broker's fees and expenses; and (4) investment intent.

     Covenants. The Company believes that the Stock Agreement will contain covenants which will affect the Company's actions on and after the date of closing of the Stock Agreement, all of which the Company believes to be customary for transactions of this type. These covenants are expected to relate to, among other things: (1) the use of cash proceeds from the Stock Issuance to consummate the Acquisition; (2) the obligation of the Company and its subsidiaries to maintain their corporate existence; (3) requirements that the Company continue to comply with applicable laws and maintain their material properties and permits; (4) requirements that the Company keep reserved a sufficient number of shares of Common Stock to permit the conversion of New Preferred Stock into Common Stock; and (5) that the Company comply with all necessary requirements to maintain the quotation of its Common Stock on the Nasdaq National Market.

     Conditions to Closing. Consummation of the transactions contemplated by the Stock Agreement are expected to occur on the day following the Special Meeting; provided, however, that the obligation of the New Investors to consummate the Stock Agreement will likely be subject to certain conditions, including: (1) the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Stock Agreement; (2) the receipt of all regulatory and Stockholder approvals necessary for the consummation of the Stock Agreement; and
(3) no material adverse change having occurred with respect to the Company's operations or financial conditions.

     Termination. It is anticipated that the Stock Agreement may be terminated at any time, subject to its terms and conditions: (1) by the mutual written consent of the Company and New Investors; or (2) by the Company, on the one hand, or the New Investors, on the other hand, if there shall have been a breach by the other party of any of the covenants contained therein or if a representation or warranty made by any other party is untrue in any material respect.

     Standstill Restrictions; Acquisition of Company Voting Securities. The Company expects that the Stock Agreement will restrict the New Investors' trading activities in the Common Stock and prohibit the conversion of the New Preferred Stock for a reasonable and customary time period. It is also anticipated that the Stock Agreement will prohibit the New Investors from individually acquiring 50% or more of the outstanding Common Stock and from acting as a group in ownership of the Company's securities.

     Restrictions Upon Voting Agreements. It is anticipated that the New Investors will agree not to form, join in or in any other way participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to the Common Stock. The New Investors are also expected to agree not to enter into any agreement or arrangement or otherwise act in concert with any person for the purpose of acquiring, holding, voting or disposing of the Common Stock.

REGISTRATION RIGHTS

     The Company anticipates that it will agree, subject to existing contractual rights, to certain registration rights in connection with the Stock Issuance. Such rights are expected to provide that after 180 days following consummation of the Stock Issuance, the New Investors holding not less than 50% of the shares of Acquisition Common and any shares of Dividend Common or Conversion Common (collectively, the "Registerable Securities") may, on up to three occasions, make written demand ("Demand Registrations") upon Costilla for the registration of all or part of their Registerable Securities. Such rights are also expected to provide that at any time Costilla proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock by Costilla for its own account or for the account of any other security holders, the New Investors will be entitled to, subject to certain restrictions, register their Registerable Securities as part of such registration (the "Piggyback Registration"). In the event the Company is not able to fulfill all requests for Registerable Securities to be included in a Demand Registration or a Piggyback Registration, the New Investors may be entitled to certain priorities over other holders to have their Registerable Securities included in such registrations. It is anticipated that all registration expenses (other than underwriters' commissions) will be payable by Costilla, and that Costilla will also provide customary securities law indemnification to any party who participates in any registration effected under the registration rights agreement.

                               THE PLAN AMENDMENT

PROPOSAL NO. 3

     The Stockholders are being asked to consider and vote on the Plan Amendment, which is an amendment to the Option Plan to increase the shares of Common Stock reserved and authorized under the Option Plan from 1,250,000 shares to 4,000,000 shares, subject to certain adjustments to reflect changes in capitalization. A summary of the Option Plan, including certain tax matters, is set forth herein under "Executive Compensation -- Aggregated Option Exercises and Fiscal Year-End Option Values."

     Of the 1,250,000 shares of Common Stock available under the Option Plan, 695,250 are subject to currently outstanding options granted under the Option Plan, leaving 554,750 shares available for future option grants. The 1,250,000 shares of Common Stock reserved and authorized under the Option Plan currently represent approximately 13% of the outstanding Common Stock. Upon issuance of the Acquisition Common, this percentage will be diluted to approximately 4% (3% assuming conversion of all of the New Preferred Stock).

     The Board of Directors has determined that it is in the best interest of the Company to increase the number of shares of Common Stock available under the Option Plan so that additional options can be granted to fulfill the purpose of attracting, retaining, rewarding and providing long term stock ownership incentives to the officers and employees of the Company as provided in the Option Plan. Toward this end, the Board has adopted, subject to stockholder approval, an amendment to the Option Plan to increase the number of shares of Common Stock authorized and reserved under the Option Plan from 1,250,000 to 4,000,000 shares. The Company intends to file a Registration Statement on Form S-8 with respect to the Option Plan to register such additional shares of Common Stock pursuant to the Securities Act as soon as practicable after the amendment is approved by the Stockholders.

     The effect of the amendment to the Option Plan on the benefits available to the officers and employees of the Company cannot be specifically determined at this time. Generally, the amendment will allow additional options to be granted to such persons under the Option Plan, but the benefits to such persons will be unknown until such additional options are granted. Likewise, it is not possible to determine the benefits which such persons may have received as a result of the amendment if the amendment had been in effect in 1997 because it is unknown whether any additional options would have been granted if more authorized and reserved shares had been available. The benefits and amounts of options already granted to certain executive officers under the Option Plan are set forth herein under "Executive Compensation."

                                THE ACQUISITION

GENERAL

     On September 4, 1998, Costilla entered into the Acquisition Agreement with Pioneer to purchase the Acquisition Properties for the cash purchase price of $410 million (subject to adjustment as provided in the Acquisition Agreement). The Acquisition Agreement resulted from several weeks of arms-length negotiations between Costilla and Pioneer. The Acquisition Properties include
(1) properties that constituted three divestiture packages which were widely marketed by Pioneer, and (2) properties that were not a part of those packages and were selected by Costilla for inclusion in the transaction, such as approximately 11 million gross undeveloped mineral acres, approximately 210,000 gross undeveloped leasehold acres, a license to use seismic data, offshore properties in the Gulf of Mexico, and additional oil and gas properties in the Permian Basin and elsewhere. The Acquisition purchase price was based upon several factors, including the prior marketing of certain of the Acquisition Properties, Costilla's review of selected data provided by Pioneer and negotiations as to value. The Acquisition Agreement provides an effective date of the transaction of October 1, 1998. As a result, Costilla will be entitled to the operating income from the Acquisition Properties on or after October 1, 1998. Costilla estimates that the receipt of these funds through closing will reduce the Acquisition purchase price to the Estimated Purchase Price of $390 million. The Company intends to fund the Estimated Purchase Price through the net cash proceeds from the Stock Issuance and borrowings under the New Credit Facility. Costilla and Pioneer do not believe that any governmental approvals are required in connection with the Acquisition other than those which are customarily obtained post-closing relating to leases of federal lands.

     The Company estimates that the Acquisition Properties include, as of October 1, 1998, proved reserves of approximately 436 Bcfe, with a PV-10 value of approximately $275 million, which will be more than double the Company's proved reserves. The Company believes that the Acquisition Properties complement its current core assets, and have the further benefit of diversifying the Company's properties, making the Company less dependent upon the success or failure of individual prospects and spreading its opportunities and risks over a more geographically and geologically diversified portfolio of properties. The Company anticipates that the current production from the Acquisition Properties will significantly enhance its cash flow while providing additional opportunities for development of proved reserves as well as additional exploration opportunities.

     Pioneer is an independent oil and gas company with its principal offices at 1400 Williams Square West, 5205 North O'Conner Blvd., Irving, Texas 75039, telephone number (972) 444-9001. Pioneer placed the Acquisition Properties on the market pursuant to its publicly-announced plan to strategically refocus its efforts on selected core properties in the United States and abroad. Pioneer has publicly reported that the proved reserves attributable to the Acquisition Properties represent about 10% of its year-end 1997 total proved reserves. Costilla previously acquired oil and gas properties from a predecessor to Pioneer in each of 1995 and 1996. See "The Company -- General" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Other than the Acquisition, there are no current arrangements or agreements between Costilla and Pioneer, and other than certain limited agreements in the Acquisition Agreement which survive closing of the Acquisition, Costilla and Pioneer do not presently have any arrangements or agreements which extend into the future.

THE ACQUISITION AGREEMENT

     The following is only a brief summary of certain terms and conditions set forth in the Acquisition Agreement. This discussion is subject to and qualified in its entirety by other descriptions of the Acquisition Agreement set forth herein and by the full text of the Acquisition Agreement which will be filed with the Commission as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

     General. The Acquisition Agreement was entered into by Costilla and Pioneer on September 4, 1998 and provides for a closing date of December 15, 1998, with an effective date of October 1, 1998. The Closing Date may be extended by Pioneer for up to 30 days for any reason and for up to an additional 15 days for Pioneer to respond to any notice of defects given by Costilla. Costilla has the right to extend the Closing Date for up to 30 days under certain circumstances in order to obtain Stockholder approvals related to the Acquisition; provided, however, that upon any such extension by Costilla, interest will accrue on the Acquisition purchase price for the period between December 15, 1998 and the date of closing, at a rate expected to be approximately $60,000 per day. Upon execution of the Acquisition Agreement, Costilla paid a performance deposit to Pioneer in the amount of $25 million. The deposit, plus interest thereon, will be applied to the Estimated Purchase Price upon closing of the Acquisition or may be forfeited to Pioneer or returned to Costilla upon termination of the Acquisition Agreement as discussed below. All disputes between the parties with respect to the Acquisition Agreement must be arbitrated, except that Pioneer may, in its sole discretion, choose not to arbitrate certain specified disputes.

     Assumed Liabilities. Under the Acquisition Agreement, Costilla assumes responsibility for all duties, claims and liabilities related to the Acquisition Properties regardless of when such duties, claims or liabilities arose or arise. Costilla has agreed to indemnify Pioneer with respect to all such duties, claims and liabilities. Upon closing of the Acquisition, Costilla also becomes responsible and liable for certain litigation associated with the Acquisition Properties, although Costilla believes that such litigation is not material. Costilla is conducting a due diligence review of the Acquisition Properties in part to identify the assumed liabilities. However, due to the number of Acquisition Properties and the scope of the assumed liabilities, there may be significant obligations which are unknown prior to closing the Acquisition. Such unknown liabilities may have a material adverse effect on the future financial condition of the Company. In addition, Costilla is obligated under the Acquisition Agreement to interview and evaluate certain identified field personnel of Pioneer, and pay certain severance benefits of any such employees that Costilla decides not to employ. Pioneer does not provide any indemnity to Costilla under the Acquisition Agreement for any claims or liabilities, except certain limited claims relating to the payment of royalties by Pioneer. Costilla is not assuming any indebtedness currently secured by the Acquisition Properties, and such properties will be acquired free and clear of liens and encumbrances. However, the Acquisition Properties will be pledged by the Company to secure the New Credit Facility immediately upon closing of the Acquisition. See "Description of Certain Indebtedness -- New Credit Facility."

     Termination. Pioneer has the right to terminate the Acquisition Agreement upon customary defaults and breaches by Costilla or if: (1) Costilla asserts title defects, environmental defects and certain other claims with a total value in excess of 10% of the Acquisition purchase price, (2) all adjustments for such defects would result in the Acquisition purchase price being reduced by more than 10%, (3) Costilla asserts any environmental defect and Pioneer determines that the defect actually exists, (4) the parties cannot agree on the amount of an adjustment to the Acquisition purchase price for a title or environmental defect, or (5) preferential rights are exercised on Acquisition Properties aggregating more than 80% of the Acquisition purchase price. Costilla has the right to terminate the Acquisition Agreement if (a) the mutually agreed upon adjustments for defects, casualty losses and condemnation takings exceed 20% of the Acquisition purchase price, (b) preferential rights are exercised on assets aggregating more than 80% of the Acquisition purchase price, or (c) Pioneer has not satisfied certain conditions to closing (which are customary in transactions of this type). If the Acquisition Agreement is terminated by Costilla due to a breach by Pioneer, Costilla may enforce any or all of its legal or equitable rights and remedies, including specific performance, seeking a refund of the deposit and all accrued interest thereon or damages. If the Acquisition Agreement is terminated by Pioneer due to a breach by Costilla, Pioneer is entitled to retain the $25 million deposit and all accrued interest thereon and is also entitled to an additional payment from Costilla in the amount of $16 million, plus the cost and expenses of collection, as liquidated damages. In the event the Acquisition Agreement is terminated by either party other than due to a breach by the other party, the deposit and all accrued interest thereon will be refunded to Costilla.

THE ACQUISITION PROPERTIES

     General. The Acquisition Properties consist of (1) producing oil and gas properties primarily located in the Permian Basin, the South/East Texas region and the Mid-Continent region, (2) approximately 11 million gross undeveloped mineral acres, (3) approximately 210,000 gross undeveloped leasehold acres, (4) a license to use seismic data related to certain of the oil and gas properties to be acquired, and (5) gas plants, pipelines and processing facilities.

     The Company believes that the estimated proved reserves attributable to the Acquisition Properties are 436 Bcfe as of October 1, 1998, with a PV-10 value of approximately $275 million. The proved reserves attributable to the Acquisition Properties are allocated approximately 35% to oil and 65% to gas. For the six months ended June 30, 1998, the Acquisition Properties produced approximately 17,990 Mmcf of natural gas and 1,498 Mbbls of oil, resulting in net operating income of approximately $37.2 million. The Acquisition also includes a license to use approximately 400 square miles of 3-D seismic data located in the South/East Texas region.

     Oil and Gas Reserves. The following table sets forth by region certain reserve information as of October 1, 1998 which relates to the Acquisition Properties.

                                                                   PROVED RESERVES
                                                -----------------------------------------------------
                                                  OIL       GAS     GAS EQUIVALENT   PERCENT OF TOTAL
                    REGION                      (MBBLS)   (MMCF)       (MMCFE)        GAS EQUIVALENT
                    ------                      -------   -------   --------------   ----------------
Permian Basin.................................  18,329     63,388      173,362             39.80
South/East Texas..............................   4,333    125,506      151,504             34.78
Mid-Continent.................................   2,013     92,874      104,952             24.10
Rocky Mountain and Other......................     797        971        5,753              1.32
                                                ------    -------      -------            ------
          Total...............................  25,472    282,739      435,571            100.00
                                                ======    =======      =======            ======

     The estimated proved oil and gas reserves and estimated future net cash flows therefrom attributable to the Acquisition Properties at October 1, 1998 are further described as follows:

                                                                OIL        GAS
                                                              (MBBLS)     (MMCF)
                                                              --------   --------
Proved developed producing..................................    19,647    193,207
Proved developed non-producing..............................     1,627     45,544
Proved undeveloped..........................................     4,198     43,988
                                                              --------   --------
          Total proved......................................    25,472    282,739
Future net cash flows before income taxes (in thousands)....  $165,689   $307,708
Future net cash flows before income taxes, discounted at
  10%(in thousands).........................................  $ 96,383   $179,001

     The reserve estimates reflected above were prepared by the Company. Average oil and gas prices used to determine proved reserves and the present value of estimated future net cash flow were $14.50 per Bbl and $1.69 per Mcf at October 1, 1998. Estimates of oil and gas reserves are subject to interpretation and uncertainty. See "The Company -- Oil and Gas Reserves."

     Productive Well Summary. The following table sets forth the gross and net productive oil and gas wells included in the Acquisition Properties as of June 30, 1998. Productive wells are producing wells and wells capable of production.

                                                              GROSS   NET
                                                              -----   ---
Oil wells...................................................  1,634   644
Gas wells...................................................  1,409   340
                                                              -----   ---
          Total.............................................  3,043   984
                                                              =====   ===

     Acreage. The following table sets forth certain information regarding the developed and undeveloped leasehold acreage included in the Acquisition Properties as of June 30, 1998. Acreage in which the interest is limited to royalty, overriding royalty, mineral and similar interests is excluded.

                                      DEVELOPED            UNDEVELOPED              TOTAL
                                 -------------------    -----------------    -------------------
            REGION                 GROSS       NET       GROSS      NET        GROSS       NET
            ------               ---------   -------    -------   -------    ---------   -------
Permian Basin..................    416,960   199,762     12,918     3,057      429,878   202,819
South/East Texas...............    287,040   114,588     16,503    13,061      303,543   127,649
Mid-Continent..................    675,840   170,534    105,746    94,568      781,586   265,102
Other..........................     88,960    16,824     74,273    67,636      163,233    84,460
                                 ---------   -------    -------   -------    ---------   -------
          Total................  1,468,800   501,708    209,440   178,332    1,678,240   680,030
                                 =========   =======    =======   =======    =========   =======

     In addition, the Acquisition Properties include 542,720 gross (100,372 net) developed mineral acres and 11,186,705 gross undeveloped mineral acres which are not included in the foregoing table. The 11,729,425 gross total developed and undeveloped mineral acres are located in the continental United States. These interests include approximately 3.6 million acres of fee mineral interests, which include ownership of all subsurface minerals and the rights to lease and retain royalty interests in such properties. The remaining mineral interests, constituting approximately 7.6 million acres, represent mineral interests currently owned by Santa Fe Minerals, on which Pioneer has an option. Upon consummation of the Acquisition, the Company will have the option to lease such mineral interests for a five year primary term at a nominal cost per acre plus a royalty interest reserved to Santa Fe Minerals. The options on such mineral interests expire in 2009, subject to partial releases of the options in 1999 and 2004.

     Other Assets. In addition to the above-described oil and gas properties, the Acquisition Properties include gas plants, pipelines and processing facilities which are primarily located in Oklahoma and Texas.

FUNDING THE ACQUISITION

     Costilla intends to fund the Estimated Purchase Price with the net cash proceeds from the Stock Issuance and borrowing under the New Credit Facility. See "The Stock Issuance" and "Description of Certain Indebtedness -- New Credit Facility." The net cash proceeds of the Stock Issuance are estimated to be approximately $251 million, constituting 64% of the Estimated Purchase Price. The Company expects to close the Stock Issuance the day prior to or the day of the Acquisition closing, subject to stockholder approval and other closing conditions. The Company plans to utilize advances under the New Credit Facility to fund the remaining balance of approximately $139 million (36%) of the Estimated Purchase Price. The Company expects to close the New Credit Facility simultaneously with the closing of the Stock Issuance.

     If either of these sources of financing become unavailable, the Company will be required to seek alternative financing or risk termination of the Acquisition Agreement and the consequences resulting therefrom. The Company does not currently have any arrangements or commitments for alternative sources of financing, and there can be no assurance that such sources will be available. See "Potential Effects of Stockholder Vote -- Potential Effects of Not Consummating the Transactions."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Acquisition will not result in any immediate federal income tax effects to Costilla. Costilla will have a tax basis in the Acquisition Properties equal to the purchase price allocated to the Acquisition Properties, and will be able to claim depletion and depreciation on the Acquisition Properties.

ACCOUNTING TREATMENT

     The Company will account for the Acquisition in accordance with the purchase method of accounting. Accordingly, results of operations from the Acquisition Properties will be included in the Company's consolidated financial statements beginning upon consummation of the Acquisition.

                                  THE COMPANY

GENERAL

     Costilla is an independent energy company engaged in the exploration, acquisition and development of oil and gas properties. The Company's primary operations are in the South/East Texas region, the Rocky Mountain region and the Permian Basin. The Company's strategy focuses on utilizing current and developing technological advancements to increase reserves through a targeted exploration program, strategic property acquisitions, and development of producing properties.

     The following is primarily a description of the Company's historical and current business before the Acquisition, with selected references to the Acquisition and the Acquisition Properties. Certain of the tabular information also contains pro forma information for the Company giving effect to the Acquisition.

BUSINESS AND PROPERTIES

     The Company began operating in 1988 and completed an initial public offering of its Common Stock in October 1996. As of October 1, 1998, the Company had total estimated net proved reserves of 11 Mmbbls of oil and 165 Bcf of gas, aggregating 232 Bcfe (29% attributable to oil and 71% attributable to gas), with a PV-10 Value of approximately $180 million. The Company also has a substantial acreage position consisting of 1,007,479 gross (760,529 net) acres at June 30, 1998, 715,038 gross (653,296 net) of which are undeveloped.

     The Company began active efforts to acquire and develop oil and gas properties in 1993 and, from January 1, 1993 to June 30, 1998, closed nine acquisitions for an aggregate purchase price of approximately $149 million. The Acquisition is a continuation of this strategy of growth through selective acquisitions. The three most significant acquisitions completed to date have been:

     - The acquisition of 36 Bcfe of proved reserves (at July 1, 1997), extensive undeveloped acreage and seismic data located in the Rocky Mountain region from Ballard Petroleum, L.L.C. ("Ballard") in August 1997 for approximately $41.2 million (the "Ballard Acquisition").

     - The acquisition from a predecessor of Pioneer of 64 Bcfe of proved reserves and undeveloped acreage located in the Permian Basin and the South/East Texas region in June 1996 for approximately $38.7 million (the "1996 Acquisition").

     - The acquisition from a predecessor of Pioneer of 86 Bcfe of proved reserves and undeveloped acreage in the Permian Basin, South/East Texas and Rocky Mountain regions in June 1995 for approximately $46.6 million (the "1995 Acquisition").

     Following the Acquisition, the Company intends to continue its strategy to increase its oil and gas reserves, production and cash flow from operations by utilizing a three-pronged approach which combines an active exploration program using 3-D seismic and other technological advances with strategic property acquisitions and focused development drilling. The Company's management and technical staff have significant oil and natural gas experience in the areas of drilling and completions, production operations, acquisitions and divestitures and reservoir engineering. Most members of the Company's technical staff, having spent substantial portions of their careers specializing in the Company's core operating regions, have in-depth knowledge of these regions. The Company has sought to reduce its operating and commodity risks by holding a geographically diverse portfolio of properties and the Acquisition further promotes this strategy.

OIL AND GAS RESERVES

     The following table sets forth by region certain reserve information as of October 1, 1998 which relates to the principal oil and gas properties currently owned by Costilla and the Company pro forma for the Acquisition.

                                                             PROVED RESERVES
                             -------------------------------------------------------------------------------
                                    OIL                 GAS             GAS EQUIVALENT     PERCENT OF TOTAL
                                  (Mbbls)              (Mmcf)              (Mmcfe)          GAS EQUIVALENT
                             -----------------   ------------------   ------------------   -----------------
                                         PRO                  PRO                  PRO                 PRO
          REGION             COSTILLA   FORMA    COSTILLA    FORMA    COSTILLA    FORMA    COSTILLA   FORMA
          ------             --------   ------   --------   -------   --------   -------   --------   ------
Permian Basin..............    3,836    22,165    22,528     85,916    45,544    218,906     19.66%    32.81%
South/East Texas...........    1,920     6,253   117,104    242,610   128,624    280,128     55.54     41.99
Mid-Continent..............       83     2,096       760     93,634     1,258     61,932      0.54     15.92
Rocky Mountain and Other...    5,329     6,126    24,205     25,176    56,179    106,210     24.26      9.28
                              ------    ------   -------    -------   -------    -------    ------    ------
          Total............   11,168    36,640   164,597    447,336   231,605    667,176    100.00%   100.00%
                              ======    ======   =======    =======   =======    =======    ======    ======

     Estimated total proved reserves of oil and gas as of October 1, 1998, for Costilla and the Company pro forma for the Acquisition were as follows:

                                                      COSTILLA            PRO FORMA
                                                  -----------------   -----------------
                                                    OIL       GAS       OIL       GAS
                                                  (Mbbls)   (Mmcf)    (Mbbls)   (Mmcf)
                                                  -------   -------   -------   -------
Proved developed producing......................   7,629     94,561   27,273    287,768
Proved developed non-producing..................     249      9,162    1,876     54,706
Proved undeveloped..............................   3,293     60,874    7,491    104,862
                                                  ------    -------   ------    -------
          Total proved..........................  11,168    164,597   36,640    447,336
                                                  ======    =======   ======    =======

     The following table sets forth the estimated future net cash flows as of October 1, 1998 from the estimated proved reserves of Costilla and the Company pro forma for the Acquisition:

                                                                           PRO
                                                              COSTILLA    FORMA
                                                              --------   --------
                                                                (IN THOUSANDS)
Future net cash flows before income taxes...................  $271,663   $745,060
Future net cash flows before income taxes, discounted at
  10%.......................................................  $179,631   $455,015

     The reserve estimates reflected above were prepared by the Company. Oil and gas prices used to determine proved reserves and the present value of estimated future net cash flow at October 1, 1998 were $13.26 per Bbl and $1.99 per Mcf for Costilla and $14.12 per Bbl and $1.80 per Mcf pro forma.

     The reserves data set forth herein present estimates only. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operation costs, severance and excise taxes, development costs and workover and remedial costs, all of which may vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers but at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. The Company therefore emphasizes that the actual production, revenues, severance and excise taxes, development and operating expenditures with respect to its reserves will likely vary from such estimates, and such variances could be material.

     In accordance with applicable requirements of the Commission, the estimated discounted future net revenues from estimated proved reserves are based on prices and costs as of the date of the estimate unless such prices or costs are contractually determined at such date. Actual future prices and costs may be materially higher or lower. Actual future net revenues also will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs.

     While the Company's current oil and gas reserves are attributable to in excess of 2,000 proved and proved undeveloped wells and locations, approximately 31% of Costilla's total proved reserves at October 1, 1998 were attributable to 5 wells in the Southwest Speaks Field in Lavaca County, Texas. Each of these wells has been completed in 1998. Estimates of proved undeveloped reserves, as well as estimates made early in the productive life of wells, may be less reliable than reserve estimates attributable to wells which have a longer production history. Any downward revision of the reserve estimates attributable to the Southwest Speaks Field, or any interference in production from such field, could have a material adverse affect on the Company's future cash flows and financial results. The Acquisition is expected to reduce the Company's dependency on any such particular property by further spreading the risk among properties that are more geographically and geologically diverse.

MARKETING ARRANGEMENTS

     The Company sells its crude oil production under several pricing arrangements, with a majority sold under arrangements based upon either New York Mercantile Exchange ("NYMEX") prices or posted prices. Each of those two arrangements are subject to market adjustments. The majority of the Company's gas production is sold at spot market prices. The term "spot market" as used herein refers to contracts with terms of six months or less or contracts which call for a redetermination of sales prices every six months or earlier. The Company does not believe that the loss of any of its principal oil or gas purchasers would have a material adverse effect on it. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the hedging activities conducted by the Company.

EXPLORATION AND DEVELOPMENT ACTIVITIES

     The Company drilled, or participated in the drilling of, the following number of wells during the periods indicated. At June 30, 1998, the Company was in the process of drilling 8 gross (4.79 net) wells and was in the process of completing 14 gross (8.60 net) wells as producers which are not reflected in the following table.

                                                                                      SIX MONTHS
                                                                                         ENDED
                                          1997            1996           1995        JUNE 30, 1998
                                      -------------   ------------   -------------   -------------
                                      GROSS    NET    GROSS   NET    GROSS    NET    GROSS    NET
                                      -----   -----   -----   ----   -----   -----   -----   -----
Exploratory:
  Productive........................    15     8.38    13     8.88    10      4.58     5      3.46
  Dry...............................    10     5.81     2     2.00     6      2.57     7      5.01
                                       ---    -----    --     ----    --     -----    --     -----
          Total.....................    25    14.19    15     10.88   16      7.15    12      8.47
                                       ===    =====    ==     ====    ==     =====    ==     =====
Development:
  Productive........................    86    58.72    16     9.93     1      0.44    16      7.69
  Dry...............................    11     8.54     5     3.20    --        --    --        --
                                       ---    -----    --     ----    --     -----    --     -----
          Total.....................    97    67.26    21     13.13    1      0.44    16      7.69
                                       ===    =====    ==     ====    ==     =====    ==     =====
Total:
  Productive........................   101    67.11    29     18.81   11      5.02    21     11.15
  Dry...............................    21    14.35     7     5.20     6      2.57     7      5.01
                                       ---    -----    --     ----    --     -----    --     -----
          Total.....................   122    81.46    36     24.01   17      7.59    28     16.16
                                       ===    =====    ==     ====    ==     =====    ==     =====

     The Company does not own any drilling rigs and all of its drilling activities are conducted by independent contractors under standard drilling contracts.

PRODUCTIVE WELL SUMMARY

     The following table sets forth the gross and net interest in productive oil and gas wells as of June 30, 1998 for Costilla and the Company pro forma for the Acquisition. Productive wells are producing wells and wells capable of production.

                                                                GROSS                   NET
                                                         --------------------   --------------------
                                                         COSTILLA   PRO FORMA   COSTILLA   PRO FORMA
                                                         --------   ---------   --------   ---------
Oil wells..............................................   2,105       3,739        767       1,412
Gas wells..............................................   1,352       2,761        268         608
                                                          -----       -----      -----       -----
          Total........................................   3,457       6,500      1,035       2,020
                                                          =====       =====      =====       =====

ACREAGE

     The following tables set forth certain information regarding the developed and undeveloped leasehold acreage as of June 30, 1998 for Costilla and the Company pro forma for the Acquisition. Acreage in which the interest is limited to royalty, overriding royalty, mineral and similar interests is excluded.

  Costilla:

                                        DEVELOPED          UNDEVELOPED             TOTAL
                                    -----------------   -----------------   -------------------
              REGION                 GROSS      NET      GROSS      NET       GROSS       NET
              ------                -------   -------   -------   -------   ---------   -------
Permian Basin.....................   60,676    31,913    86,185    68,805     146,861   100,718
South/East Texas..................  156,733    49,951   106,475    92,863     263,208   142,814
Mid-Continent.....................   37,431    10,450   149,402   148,879     186,833   159,329
Rocky Mountain and Other..........   37,601    14,919   372,976   342,749     410,577   357,668
                                    -------   -------   -------   -------   ---------   -------
          Total...................  292,441   107,233   715,038   653,296   1,007,479   760,529
                                    =======   =======   =======   =======   =========   =======

  Pro Forma:

                                      DEVELOPED           UNDEVELOPED              TOTAL
                                 -------------------   -----------------   ---------------------
            REGION                 GROSS       NET      GROSS      NET       GROSS        NET
            ------               ---------   -------   -------   -------   ---------   ---------
Permian Basin..................    477,636   231,675    99,056    71,862     576,692     303,537
South/East Texas...............    443,773   164,539   122,978   105,924     566,751     270,463
Mid-Continent..................    713,271   180,984   255,148   243,447     968,419     424,431
Rocky Mountain and Other.......    126,561    31,743   447,249   410,385     573,810     442,128
                                 ---------   -------   -------   -------   ---------   ---------
          Total................  1,761,241   608,941   924,431   831,618   2,685,672   1,440,559
                                 =========   =======   =======   =======   =========   =========

     Costilla does not currently own a significant amount of mineral interests. The Acquisition Properties include a substantial acreage position in developed and undeveloped mineral interests which are not included in the pro forma information in the foregoing tables. See "The Acquisition -- The Acquisition Properties -- Acreage." On a pro forma basis giving effect to the Acquisition, the Company would have 542,720 gross (100,372 net) developed mineral acres and 11,186,705 gross undeveloped mineral acres, for a total of 11,729,425 gross mineral acres located in the continental United States.

COMPETITION AND MARKETS

     Competition in all areas of the Company's operations is intense. Major and independent oil and gas companies and oil and gas syndicates actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop such properties. A number of the Company's competitors have financial resources and acquisition, exploration and development budgets that are substantially greater than those of the Company, which may adversely affect the Company's ability to compete with these companies. Many of the Company's competitors have been engaged in the energy business for a much longer time than the Company. Such companies may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent on its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

     The market for oil, gas and natural gas liquids produced by the Company depends on factors beyond its control, including domestic and foreign political conditions, the overall level of supply of and demand for oil, gas and natural gas liquids, the price of imports of oil and gas, weather conditions, the price and availability of alternative fuels, the proximity and capacity of gas pipelines and other transportation facilities and overall economic conditions. The oil and gas industry as a whole also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

REGULATION

     The Company's oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state and local agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such laws.

     The State of Texas and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of certain states limit the rate at which oil and gas can be produced from the Company's properties.

     The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of gas produced by the Company, as well as the revenues received by the Company for sales of such production. Since the mid-1980s, the FERC has issued a series of orders, including the Order 636 series ("Order 636"), that have significantly altered the marketing and transportation of gas. Order 636 began a fundamental restructuring of interstate pipeline sales and transportation services, including the unbundling by interstate pipelines of the sales, transportation, storage and other components of services such pipelines previously performed. One of the effects of these orders has been to increase competition within all phases of the gas industry. It is difficult to predict the ultimate impact of these and future FERC orders on the Company and its gas marketing efforts.

     Sales of oil and natural gas liquids by the Company are not regulated and are made at market prices. The price the Company receives from the sale of these products is affected by the cost of transporting the products to market. Effective as of January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, index such rates to inflation, subject to certain conditions and limitations. The Company is not able to predict with certainty what long-term effect, if any, these regulations will have on it, but, other factors being equal, the regulations may, over time, tend to increase transportation costs for oil and natural gas liquids.

ENVIRONMENTAL MATTERS

     Operations of the Company are subject to numerous and constantly changing federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of certain permits, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production, restrict or prohibit drilling activities that could impact wetlands, endangered or threatened species or other protected natural resources and impose substantial liabilities for pollution resulting from the Company's operations. Such laws and regulations may substantially increase the cost of exploring for, developing or producing oil and gas and may prevent or delay the commencement or continuation of a given project. In the opinion of the Company's management, the Company is in substantial compliance with current applicable environmental laws and regulations, and the cost of compliance with such laws and regulations has not been material and is not expected to be material during the next fiscal year. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas production wastes as "hazardous wastes," which reclassification would make exploration and production wastes subject to much more stringent handling, disposal and clean-up requirements. State initiatives to further regulate the disposal of oil and gas wastes and naturally occurring radioactive materials could have a similar impact on the Company.

     The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances found at the site and persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Company is able to control directly the operation of only those wells with respect to which it acts as operator. Notwithstanding the Company's lack of control over wells operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, be attributed to the Company. The Company has no material commitments for capital expenditures to comply with existing environmental requirements.

EMPLOYEES

     At October 1, 1998, the Company had approximately 140 full-time employees. None of the Company's employees is subject to a collective bargaining agreement. The Company considers its relations with its employees to be good. In addition to its employees, Costilla utilizes 10 consultants, and through its arrangements with Ballard, has access to the approximately 30 Ballard employees for oil and gas activities within the Rocky Mountain region. As a result of the Acquisition, Costilla anticipates that it will employ additional field employees, the majority of whom will likely be former employees of Pioneer whose duties are directly related to the field operations of the Acquisition Properties. The costs to the Company associated with such new field employees will be included in the lease operating expenses for the Acquisition Properties. Under the Acquisition Agreement, the Company is required to interview and evaluate certain identified Pioneer field personnel. While Costilla is not obligated to offer employment to any such persons, it will be required to fund certain severance benefits for those it does not employ. See "Potential Effects of Stockholder Vote -- Potential Effects of Consummating the Transactions -- Significant Increase in Operations."

LEGAL PROCEEDINGS

     The Company is a defendant or codefendant in minor lawsuits that have arisen in the ordinary course of business. While the outcome of these lawsuits cannot be predicted with certainty, management does not expect any of these to have a material adverse effect on the Company's consolidated financial condition or results of operations. Pursuant to the Acquisition Agreement, Costilla assumes certain litigation related to the Acquisition Properties. While Costilla does not believe that such matters will be material, litigation is inherently uncertain and the actual results of such assumed litigation may be material and adverse to the Company.

TITLE TO PROPERTIES

     The Company has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. As is customary in the oil and gas industry, the Company performs a minimal title investigation before acquiring undeveloped properties. A title opinion is obtained prior to the commencement of drilling operations on such properties. The Company's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which the Company believes do not materially interfere with the use of or affect the value of such properties. Substantially all of the Company's oil and gas properties are mortgaged to secure borrowings under the current credit facility, and it is anticipated that substantially all of Costilla's current properties and the Acquisition Properties will be mortgaged to secure the New Credit Facility. See "Description of Certain Indebtedness -- New Credit Facility."

OPERATIONAL HAZARDS AND INSURANCE

     The Company's operations are subject to the hazards and risks inherent in drilling, production and transportation of oil and gas, including fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures, and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury or loss of life, severe damage to and destruction of properties of the Company and others, and suspension of operations. The Company maintains insurance of various types to cover its operations. In addition, the Company maintains operator's extra expense coverage which provides for care, custody and control of all material wells drilled by the Company as operator. The Company believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those of the Company, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The Company's general policy is to only engage drilling contractors who provide substantial insurance coverage and name the Company as an additional named insured. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on the Company's financial condition and results of operations. Moreover, no assurances can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company completed its initial public offering of Common Stock on October 2, 1996. On October 3, 1996 the Common Stock commenced trading on the Nasdaq Stock Market's National Market under the trading symbol "COSE". The following table sets forth the high and low sales price for the periods presented, as reported by the Nasdaq National Market:

                                                               HIGH     LOW
                                                              ------   ------
1996
  Fourth Quarter (October 3 inception of trading)...........  $13.63   $11.75
1997
  First Quarter.............................................  $15.50   $11.75
  Second Quarter............................................  $14.50   $12.00
  Third Quarter.............................................  $14.25   $ 9.00
  Fourth Quarter............................................  $16.00   $12.00
1998
  First Quarter.............................................  $12.75   $ 9.13
  Second Quarter............................................  $11.50   $ 8.50
  Third Quarter.............................................  $10.50   $ 5.88
  Fourth Quarter (through October 14, 1998).................  $ 7.00   $ 6.63

     On September 4, 1998, the last trading day before the public announcement that Costilla and Pioneer had entered into the Acquisition Agreement, the high and low per share sales price of the Common Stock, as reported by the Nasdaq National Market, was $8.25 and $7.50. As of September 30, 1998, there were approximately 1,600 record and beneficial holders of the Common
Stock and 9,665,115 shares were outstanding. On             , 1998, the most
recent practicable date prior to the printing of this Proxy Statement, the high and low per share sales price of the Common Stock on the Nasdaq National Market
was $          and $          .

     The Company has never declared or paid any cash dividends on its Common Stock. The Company's Board of Directors does not anticipate paying any cash dividends in the foreseeable future, as it intends to retain cash to finance the growth of the Company's business. The Indenture restricts the payment of dividends and it is anticipated that the New Credit Facility will also restrict the payment of dividends. In addition, the New Preferred Stock ranks senior to the Common Stock with respect to any payment of dividends. The payment of any cash dividends on the Common Stock in the future will depend on such factors as the earnings, anticipated capital requirements, and operating and financial condition of the Company and any other factors deemed relevant by the Board of Directors.

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The unaudited Pro Forma Condensed Financial Statements of the Company have been prepared to give effect to the Ballard Acquisition, the Acquisition and the Stock Issuance and the application of the estimated net proceeds therefrom as if such transactions (to the extent not already reflected) had taken place on June 30, 1998, for purposes of the Pro Forma Condensed Balance Sheet and as if the transactions had taken place on January 1, 1997, for purposes of the Pro Forma Condensed Statements of Operations. The Pro Forma Condensed Financial Statements of the Company are not necessarily indicative of the results for the periods presented had the Ballard Acquisition, the Acquisition and the Stock Issuance taken place on January 1, 1997. In addition, future results may vary significantly from the results reflected in the accompanying Pro Forma Condensed Financial Statements because of normal production declines, changes in product prices, and the success of future exploration and development activities, among other factors. This information should be read in conjunction with the Consolidated Financial Statements of Costilla Energy, Inc. and the Statements of Revenues and Direct Operating Expenses with respect to the properties acquired in the Ballard Acquisition and to be acquired in the Acquisition, all included elsewhere herein.

                             COSTILLA ENERGY, INC.

                 PRO FORMA CONDENSED BALANCE SHEET -- UNAUDITED
                                 JUNE 30, 1998
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                          PRO FORMA
                                                              JUNE 30,    PRO FORMA        COSTILLA
                                                                1998     ADJUSTMENTS     ENERGY, INC.
                                                              --------   -----------     ------------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 17,089      390,000(1)     $ 17,089
                                                                           (390,000)(2)
  Accounts receivable:
    Trade, net..............................................     3,081                        3,081
    Oil and gas sales.......................................     7,954                        7,954
  Prepaid and other current assets..........................     1,439                        1,439
                                                              --------                     --------
         Total current assets...............................    29,563                       29,563
                                                              --------                     --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Oil and gas properties, using the successful efforts
    method of accounting:
    Proved properties.......................................   233,420      272,049(2)      505,469
    Unproved properties.....................................    47,076      104,634(2)      151,710
  Accumulated depletion, depreciation and amortization......   (84,658)                     (84,658)
                                                              --------                     --------
                                                               195,838                      572,521
  Other property and equipment, net.........................     3,628       13,317(2)       16,945
                                                              --------                     --------
         Total property, plant and equipment................   199,466                      589,466
                                                              --------                     --------
OTHER ASSETS:
  Deferred charges..........................................     6,829        2,000(1)        8,829
  Other.....................................................     2,400                        2,400
                                                              --------                     --------
         Total other assets.................................     9,229                       11,229
                                                              --------                     --------
                                                              $238,258                     $630,258
                                                              ========                     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $     98                     $     98
  Trade accounts payable....................................    16,299                       16,299
  Undistributed revenue.....................................     3,312                        3,312
  Other current liabilities.................................     5,577                        5,577
                                                              --------                     --------
         Total current liabilities..........................    25,286                       25,286
                                                              --------                     --------
LONG-TERM DEBT, LESS CURRENT MATURITIES.....................   182,441      140,800(1)      323,241
                                                              --------                     --------
OTHER NONCURRENT LIABILITIES................................       313                          313
                                                              --------                     --------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.10 par value (3,000,000 shares
    authorized; 50,000 shares, $1,000 liquidation value,
    outstanding at June 30, 1998)...........................         5           10(1)           15
  Common stock, $.10 par value (20,000,000 shares
    authorized; 9,981,000 shares outstanding at June 30,
    1998)...................................................       998           21(1)        1,019
  Additional paid-in capital................................    83,552      251,169(1)      334,721
  Retained deficit..........................................   (54,337)                     (54,337)
                                                              --------                     --------
         Total stockholders' equity.........................    30,218                      281,418
                                                              --------                     --------
COMMITMENTS AND CONTINGENCIES...............................        --                           --
                                                              --------                     --------
                                                              $238,258                     $630,258
                                                              ========                     ========

 See accompanying notes to unaudited pro forma condensed financial statements.

                             COSTILLA ENERGY, INC.

            PRO FORMA CONDENSED STATEMENT OF OPERATIONS -- UNAUDITED
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        THE                       PRO FORMA
                                        COSTILLA       BALLARD      ACQUISITION    PRO FORMA       COSTILLA
                                      ENERGY, INC.   ACQUISITION     (PENDING)    ADJUSTMENTS    ENERGY, INC.
                                      ------------   ------------   -----------   -----------    ------------
REVENUES............................    $ 76,501       $  5,688      $151,830                      $234,019
EXPENSES:
  Oil and gas production............      30,029          2,603        42,828                        75,460
  General and administrative........       8,407                                     1,120(3)        10,527
                                                                                     1,000(4)
  Exploration and abandonments......       6,588                                       200(5)         6,788
  Depreciation, depletion and
     amortization...................      26,409                                     2,030(6)        74,909
                                                                                    46,470(7)
  Impairment of oil and gas
     properties.....................      28,189                                                     28,189
  Interest..........................      12,979                                     2,010(8)        26,653
                                                                                    11,664(9)
                                        --------       --------      --------                      --------
                                         112,601          2,603        42,828                       222,526
                                        --------       --------      --------                      --------
INCOME (LOSS) BEFORE FEDERAL INCOME
  TAXES AND EXTRAORDINARY ITEM......     (36,100)         3,085       109,002                        11,493
PROVISION FOR FEDERAL INCOME TAXES
  Current...........................          62                                                         62
  Deferred..........................          90                                     3,870(10)        3,960
                                        --------       --------      --------                      --------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM..............................    $(36,252)      $  3,085      $109,002                      $  7,471
                                        ========       ========      ========                      ========
CUMULATIVE PREFERRED STOCK
  DIVIDEND..........................    $     --                                    10,850(11)     $ 10,850
                                        ========                                                   ========
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM APPLICABLE TO COMMON
  EQUITY............................    $(36,252)                                                  $ (3,379)
                                        ========                                                   ========
INCOME (LOSS) PER SHARE BEFORE
  EXTRAORDINARY ITEM APPLICABLE TO
  COMMON EQUITY.....................    $  (3.49)                                                  $  (0.11)
                                        ========                                                   ========
WEIGHTED AVERAGE SHARES
  OUTSTANDING.......................      10,383                                    20,667(12)       31,050
                                        ========                                                   ========

 See accompanying notes to unaudited pro forma condensed financial statements.

                             COSTILLA ENERGY, INC.

            PRO FORMA CONDENSED STATEMENT OF OPERATIONS -- UNAUDITED
                         SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THE                        PRE OFFERING
                                                 COSTILLA     ACQUISITION    PRO FORMA         COSTILLA
                                               ENERGY, INC.    (PENDING)    ADJUSTMENTS      ENERGY, INC.
                                               ------------   -----------   -----------      ------------
REVENUES.....................................    $ 32,712       $56,395                        $ 89,107
EXPENSES:
  Oil and gas production.....................      14,226        19,222                          33,448
  General and administrative.................       5,070                        500(4)           5,570
  Exploration and abandonments...............       5,228                                         5,228
  Depreciation, depletion and amortization...      14,364                     22,349(7)          36,713
  Interest...................................       9,833                      5,832(9)          15,665
                                                 --------       -------                        --------
                                                   48,721        19,222                          96,624
                                                 --------       -------                        --------
INCOME (LOSS) BEFORE FEDERAL INCOME TAXES AND
  EXTRAORDINARY ITEM.........................     (16,009)       37,173                          (7,517)
PROVISION FOR FEDERAL INCOME TAXES
  Current....................................          --                                            --
  Deferred...................................          --                     (2,631)(10)        (2,631)
                                                 --------       -------                        --------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM......    $(16,009)      $37,173                        $ (4,886)
                                                 ========       =======                        ========
CUMULATIVE PREFERRED STOCK DIVIDEND..........    $    307                      5,425(11)       $  5,732
                                                 ========                                      ========
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM
  APPLICABLE TO COMMON EQUITY................    $(16,316)                                     $(10,618)
                                                 ========                                      ========
INCOME (LOSS) PER SHARE BEFORE EXTRAORDINARY
  ITEM APPLICABLE TO COMMON EQUITY...........    $  (1.63)                                     $  (0.35)
                                                 ========                                      ========
WEIGHTED AVERAGE SHARES OUTSTANDING..........      10,027                     20,667(12)         30,694
                                                 ========                                      ========

 See accompanying notes to unaudited pro forma condensed financial statements.

                             COSTILLA ENERGY, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     The Pro Forma Condensed Statements of Operations of the Company have been prepared to give effect to the Ballard Acquisition, the Acquisition and the Stock Issuance as if such transactions had taken place on January 1, 1997. The Ballard Acquisition and the Acquisition are accounted for by the purchase method.

          Costilla Energy, Inc. -- Represents the historical consolidated statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998.

          Ballard Acquisition -- Represents the revenues and direct operating expenses of the properties acquired in the Ballard Acquisition for the period from January 1, 1997 to August 28, 1997 (date of the Ballard Acquisition).

          The Acquisition -- Represents the revenues and direct operating expenses of the Acquisition Properties for the year ended December 31, 1997 and the six months ended June 30, 1998.

(2) OIL AND GAS PROPERTIES ACCOUNTING POLICIES

     The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

     Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives of the assets, which range from 5 to 7 years.

     On sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On retirement or sale of a partial unit of proved property, the amount received is treated as a reduction of the cost of the interest retained.

(3) PRO FORMA ENTRIES

     (1) To record the issuance of 20,666,667 shares of Acquisition Common at a price of $7.50 per share for estimated proceeds of $150,350,000 and issuance of 105,000 shares of New Preferred Stock for estimated proceeds of $100,850,000, in each case net of estimated expenses of the Stock Issuance, and amounts advanced under the New Credit Facility of $140,800,000, net of $2,000,000 of estimated fees and expenses related to the loan.

     (2) To record the purchase of the Acquisition Properties from Pioneer for the Estimated Purchase Price of $390,000,000.

     (3) To record the incremental general and administrative expenses incurred at a contractual rate of approximately $140,000 per month as a result of the Ballard Acquisition.

     (4) To record the incremental general and administrative expenses necessary as a result of the Acquisition at an estimated rate of $1,000,000 annually.

     (5) To record the incremental geological and geophysical expenses incurred at a contractual rate of approximately $25,000 per month as a result of the Ballard Acquisition.

                             COSTILLA ENERGY, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (CONTINUED)

     (6) To record estimated incremental depletion expense for the properties acquired in the Ballard Acquisition from January 1, 1997 through August 28, 1997 (date of the Ballard Acquisition).

     (7) To record estimated incremental depletion, depreciation and amortization expense for the properties acquired in the Acquisition.

     (8) To adjust interest expense to reflect additional borrowings for the properties acquired in the Ballard Acquisition from January 1, 1997 to August 28, 1997 (date of the Ballard Acquisition). Also included is the amortization of loan fees of $478,000 over a five-year period. Interest includes $1,509,000 calculated on an 8.00% $30,000,000 acquisition term loan plus $437,000 on additional bank financing of $8,200,000 at 8.00%.

     Incremental interest expense includes the following components:

                                                          YEAR ENDED       SIX MONTHS ENDED
                                                       DECEMBER 31, 1997    JUNE 30, 1998
                                                       -----------------   ----------------
                                                                  (IN THOUSANDS)
Additional interest on borrowings associated with
  the Ballard Acquisition...........................        $1,946              $    -
Amortization of loan fees...........................            64                   -
                                                            ------              ------
                                                            $2,010              $    -
                                                            ======              ======

     (9) To adjust interest expense to reflect additional borrowings for the purchase of the Acquisition Properties. Also included is the amortization of $2,000,000 of fees and expenses associated with the New Credit Facility over a five-year period. Interest was calculated on incremental bank financing of $140,800,000 at an annual rate of 8.00%.

     Incremental interest expense includes the following components:

                                                          YEAR ENDED       SIX MONTHS ENDED
                                                       DECEMBER 31, 1997    JUNE 30, 1998
                                                       -----------------   ----------------
                                                                  (IN THOUSANDS)
Additional interest on borrowings associated with
  the Acquisition...................................        $11,264             $5,632
Amortization of loan fees...........................            400                200
                                                            -------             ------
                                                            $11,664             $5,832
                                                            =======             ======

     (10) To record the estimated deferred tax effect of projected taxable income at an assumed tax rate of 35%.

     (11) To record payment of cumulative dividends on the New Preferred Stock at a coupon rate of 7.00%.

     (12) To reflect issuance of 20,666,667 shares of Acquisition Common in the calculation of basic earnings per share. No conversion of the New Preferred Stock assumed for the earnings per share calculation since an assumed conversion would be anti-dilutive.

(4) SUPPLEMENTAL PRO FORMA OIL AND GAS RESERVE INFORMATION

  Estimated Quantities of Proved Oil and Gas Reserves

     The estimates of proved oil and gas reserves, which are located in the United States, were prepared by the Company as of January 1, 1997 and December 31, 1997. Reserves were estimated in accordance with guidelines established by the Commission and FASB which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations, except by contractual arrangements. The Company has presented the pro forma reserve estimates utilizing an oil price of

                             COSTILLA ENERGY, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (CONTINUED)

$15.96 per Bbl and a gas price of $1.91 per Mcf as of December 31, 1997. The natural gas liquids reserves attributable to the Acquisition Properties are presented with the pro forma natural gas reserve estimates. The pro forma information assumes that the Ballard Acquisition and the Acquisition took place on January 1, 1997.

     Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

                                           UNITED STATES          MOLDOVA              TOTAL
                                         -----------------   -----------------   -----------------
                                                   NATURAL             NATURAL             NATURAL
                                           OIL       GAS       OIL       GAS       OIL       GAS
                                         (MBBLS)   (MMCF)    (MBBLS)   (MMCF)    (MBBLS)   (MMCF)
                                         -------   -------   -------   -------   -------   -------
Total Proved Reserves:
Balance, January 1, 1997...............  53,657    517,362      --         --    53,657    517,362
  Revisions of previous estimates......  (4,872)   (20,423)     --         --    (4,872)   (20,423)
  Extensions and discoveries...........   2,465     58,888     395      1,318     2,860     60,206
  Production...........................  (5,318)   (55,730)     --         --    (5,318)   (55,730)
  Sales of minerals-in-place...........  (2,065)   (27,743)     --         --    (2,065)   (27,743)
                                         ------    -------     ---      -----    ------    -------
Balance, December 31, 1997.............  43,867    472,354     395      1,318    44,262    473,672
                                         ======    =======     ===      =====    ======    =======
Proved Developed Reserves:
  December 31, 1997....................  35,081    348,423      --        359    35,081    348,782
                                         ======    =======     ===      =====    ======    =======

  Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

     The standardized measure of discounted future net cash flows is computed by applying period-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on period-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on period-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, estimates of fair value are necessarily subjective and imprecise.

                             COSTILLA ENERGY, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (CONTINUED)

                                                                 YEAR ENDED DECEMBER 31, 1997
                                                             ------------------------------------
                                                             UNITED STATES   MOLDOVA     TOTALS
                                                             -------------   -------   ----------
                                                                        (IN THOUSANDS)
Future cash flows..........................................   $1,642,582     $ 9,063   $1,651,645
Future costs:
  Production...............................................     (603,310)     (1,943)    (605,253)
  Development..............................................     (109,553)     (2,572)    (112,125)
                                                              ----------     -------   ----------
Future net cash flows before income taxes..................      929,719       4,548      934,267
Future income taxes........................................      166,128         951      167,079
                                                              ----------     -------   ----------
Future net cash flows......................................      763,591       3,597      767,188
10% annual discount for estimated timing of cash flows.....     (307,324)     (1,560)    (308,884)
                                                              ----------     -------   ----------
Standardized measure of discounted net cash flows..........   $  456,267     $ 2,037   $  458,304
                                                              ==========     =======   ==========

  Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Reserves

                                                                 YEAR ENDED DECEMBER 31, 1997
                                                              -----------------------------------
                                                              UNITED STATES   MOLDOVA    TOTALS
                                                              -------------   -------   ---------
                                                                        (IN THOUSANDS)
Increase (decrease):
  Extensions and discoveries and improved recovery, net of
     future production and development costs...............     $  69,140     $2,576    $  71,716
  Accretion of discount....................................       106,052         --      106,052
  Net change in sales prices net of production costs.......      (474,935)        --     (474,935)
  Changes in estimated future development costs............           217         --          217
  Revisions of quantity estimates..........................       (41,735)        --      (41,735)
  Net change in income taxes...............................       199,618       (539)     199,079
  Sales, net of production costs...........................      (155,432)        --     (155,432)
  Sales of minerals in place...............................       (29,975)        --      (29,975)
  Changes of production rates (timing) and other...........        21,676         --       21,676
                                                                ---------     ------    ---------
     Net increase (decrease)...............................      (305,374)     2,037     (303,337)
  Standardized measure of discounted future net cash flows:
          Beginning of period..............................       761,641         --      761,641
                                                                ---------     ------    ---------
          End of period....................................     $ 456,267     $2,037    $ 458,304
                                                                =========     ======    =========

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial data of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical information should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this Proxy Statement. The Company acquired significant producing oil and gas properties in certain of the periods presented which affect the comparability of the historical financial and operating data for the periods presented. The historical results are not necessarily indicative of the Company's future operations or financial results.

                                                                                                          SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                   ---------------------------------------------------   -------------------
                                                   1997(1)    1996(1)    1995(1)      1994      1993       1998       1997
                                                   --------   --------   --------   --------   -------   --------   --------
                                                            (IN THOUSANDS, EXCEPT FOR RATIOS)
STATEMENT OF OPERATIONS DATA:
  Oil and gas revenues...........................  $ 72,300   $ 53,919   $ 21,693   $  7,637   $ 4,231   $ 32,015   $ 34,892
Total revenues...................................    76,501     55,026     21,816      7,836     4,397     32,712     35,812
Expenses:
  Oil and gas production.........................    30,029     21,774     10,355      2,351     1,688     14,226     14,163
  General and administrative.....................     8,407      5,238      3,571      1,184       952      5,070      3,370
  Compensation related to option settlement......        --         --        656         --        --         --         --
  Exploration and abandonments...................     6,588      2,550      1,652        793       218      5,228      3,115
  Depreciation, depletion and amortization.......    26,409     12,430      5,958      1,847       884     14,364      9,720
  Impairment of oil and gas properties...........    28,189         --         --         --        --         --         --
  Interest.......................................    12,979     11,281      4,591      1,458       605      9,833      5,516
  Income (loss) from continuing operations.......   (36,252)       535     (4,970)       163        73    (16,009)      (134)
  Net income (loss)..............................   (36,471)    (4,440)    (4,970)       163        73    (16,308)      (134)
  Cumulative preferred stock dividend, preferred
    return and accretion of redeemable members'
    capital......................................        --     (3,930)    (2,842)        --        --       (307)        --
  Net income (loss) applicable to common
    equity.......................................   (36,471)    (8,370)    (7,812)       163        73    (16,615)      (134)
  Net income (loss) per common share.............     (3.51)     (1.29)     (1.50)      0.03      0.01      (1.66)     (0.01)
  Weighted average shares outstanding............    10,383      6,473      5,200      5,200     5,200     10,027     10,468
STATEMENT OF CASH FLOWS DATA:
  Net cash provided by (used in):
  Operating activities...........................  $ 25,032   $ 12,350   $  6,366   $  1,527   $   322   $ (2,976)  $ 14,572
  Investing activities...........................   (92,597)   (64,129)   (62,467)   (12,146)   (6,731)   (45,813)   (34,453)
  Financing activities...........................    58,562     61,531     58,830     10,618     6,315     62,262     13,268
OTHER FINANCIAL DATA:
  Capital expenditures...........................  $113,924   $ 70,017   $ 62,220   $ 11,868   $ 6,862   $ 48,971   $ 37,162
  Dividends and distributions to members(2)......        --      4,218         55        961       456        307         --
  Adjusted EBITDA(3).............................    38,065     27,108      7,234      4,301     1,757     13,416     18,278
  Interest charges(4)............................    12,461     10,253      4,591      1,458       605      9,541      5,262
  Adjusted EBITDA(3)/interest charges(4).........       3.lx       2.6x       l.6x       2.9x      2.9x       1.4x       3.5x
BALANCE SHEET DATA (AS OF PERIOD END):
  Working capital................................  $(11,511)  $ 10,320   $  2,654   $  1,081   $ 1,612   $  4,277   $ (2,167)
  Total assets...................................   194,088    162,790     87,367     24,904    13,290    238,258    178,171
  Total debt, less current maturities............   163,087    100,262     71,494     23,613    12,034    182,441    114,826
  Redeemable predecessor capital.................        --         --     11,576         --        --         --         --
  Predecessor capital............................        --         --     (7,445)      (747)       51         --         --
  Stockholders' equity...........................       410     40,569         --         --        --     30,218     39,202

---------------

(1) The historical selected financial information of the Company includes the results of operations of the Ballard Acquisition, the 1996 Acquisition and the 1995 Acquisition as of August 28, 1997, June 14, 1996, and June 12, 1995, respectively (the closing date of each acquisition). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) The Company has not paid any dividends on its Common Stock since its initial public offering.

(3) Adjusted EBITDA is presented because of its wide acceptance as a financial indicator of a Company's ability to service or incur debt. Adjusted EBITDA (as used herein) is calculated by adding interest, income taxes, depreciation, depletion and amortization, impairment of oil and gas properties, exploration and abandonment costs and extraordinary loss resulting from extinguishment of debt to net income (loss). Adjusted EBITDA should not be considered as an alternative to earnings (loss), or operating earnings (loss), as defined by generally accepted accounting principles, as an indicator of the Company's financial performance or to cash flow as a measure of liquidity.

(4) Represents cumulative preferred stock dividends paid in cash and interest expense, net of deferred charges amortization.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Costilla is an independent energy company engaged in the exploration, acquisition and development of oil and gas properties. From January 1, 1993 to June 30, 1998, the Company closed nine acquisitions for an aggregate purchase price of approximately $149 million. Two of those transactions involved acquisitions from Pioneer's predecessor in 1995 and 1996 for a total purchase price of approximately $85 million.

     The Company's strategy is to utilize its technical staff and technological advances to increase its oil and gas reserves, production and cash flow from operations through an active exploration program and the acquisition and development of proved reserves. In addition, Costilla continues to evaluate the acquisition of undeveloped acreage for its exploration efforts. Costilla has in-house exploration expertise using 3-D seismic technology to identify new drilling opportunities as well as for the development of acquired properties.

     The Company has grown primarily through acquisitions, which have impacted its reported financial results in a number of ways. Properties sold by others frequently have not received focused attention prior to sale. After acquisition, certain of these properties are in need of maintenance, workovers, recompletions and other remedial activity not constituting capital expenditures, which substantially increase lease operating expenses. The increased production and revenue resulting from these expenditures is predominately realized in periods subsequent to the period of expense.

     The Company has shown a significant increase in its oil and gas reserves and production from 1995 through 1997, especially due to its acquisitions. The following table sets forth certain operating data of Costilla for the periods presented:

                                            YEAR ENDED DECEMBER 31,
                                          ---------------------------   SIX MONTHS ENDED
                                           1997      1996      1995      JUNE 30, 1998
                                          -------   -------   -------   ----------------
OIL AND GAS PRODUCTION
  Oil (Mbbls)...........................    2,175     1,726       950         1,049
  Gas (Mmcf)............................   14,698     9,205     4,806         7,562
  Total (Mmcfe).........................   27,750    19,560    10,506        13,856
AVERAGE SALES PRICES(1):
  Oil (per Bbl).........................  $ 17.77   $ 19.87   $ 15.53       $ 15.39
  Gas (per Mcf).........................     2.29      2.13      1.45          2.10
PRODUCTION COST(2):
  Per Mcfe..............................  $  1.08   $  1.11   $  0.99       $  1.03
  Per dollar of sales...................     0.42      0.40      0.48          0.44
DEPRECIATION, DEPLETION AND
  AMORTIZATION:
  Per Mcfe..............................  $  0.95   $  0.64   $  0.57       $  1.04
  Per dollar of sales...................     0.36      0.23      0.27          0.45

---------------

(1) Before deduction of production taxes and including hedging results.

(2) Production cost includes lease operating expenses and production and ad valorem taxes, if applicable, and excludes depreciation, depletion and amortization.

     Costilla uses the successful efforts method of accounting for its oil and gas activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that result in proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not result in proved reserves, geological, geophysical and seismic costs, and costs of carrying and retaining unproved properties are expensed. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted using the unit-of-production method. Unproved oil and gas properties that are individually significant are periodically reviewed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period.

     The Company has primarily utilized put option contracts and costless collars to hedge the effect of price changes on a portion of its future oil and gas production. Premiums paid and amounts receivable under the put option contracts are amortized and accrued to oil and gas sales, respectively. If market prices of oil and gas exceed the strike price of put options, the options will expire unexercised, therefore, reducing the effective price received for oil and gas sales by the cost of the related option. Conversely, if market prices of oil and gas decline below the strike price of put options, the options will be exercised, therefore, increasing the effective price received for oil and gas sales by the proceeds received from the related option.

     A costless collar establishes both a floor price and a ceiling for the commodity through the simultaneous purchase of a put option contract and the sale of a call option contract. Since the value of the put option and the call option offset at the time of their purchase, the collar is costless, therefore there are no premiums to amortize. If market prices of oil and gas decline below the strike price of put options, the options will be exercised, therefore, increasing the effective price received for oil and gas sales by the proceeds received from the related option. Conversely, if market prices of oil and gas exceed the strike price of call options, the Company is obligated to pay the contracting counterparty an amount equal to the contracted volumes times the difference between the market price and the strike price, therefore, reducing the effective price received for oil and gas sales by the amount paid to the counterparty.

     The net effect of the Company's commodity hedging activities reduced oil and gas revenues by $1,226,000, $1,705,000, and $80,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The net effect of the Company's commodity hedging activities increased oil and gas revenues by $4,137,000 for the six month period ended June 30, 1998 and reduced oil and gas revenues by $746,000 for the comparable period in 1997. The Company established a costless collar for oil by purchasing put options on 6,500 Bbls of oil per day which establish a floor price of $18.50 per Bbl and selling call options on 6,500 Bbls of oil per day at $22.55 per Bbl. These oil option contracts expired in August 1998. The referenced oil prices were based upon the price at which West Texas Intermediate crude oil ("WTI") trades on the NYMEX. For the six months ended June 30, 1998, the Company received a gross wellhead sales price for oil of approximately 77% of the NYMEX price. The Company has established a costless collar for gas by purchasing put options on 40,000 Mmbtu of gas per day which establish a floor price of $2.40 per Mmbtu and selling call options on 40,000 Mmbtu of gas per day at $2.55 per Mmbtu. These gas option contracts continue through October 1998. The referenced gas prices are based upon the index price for Houston Ship Channel gas sales, which is approximately 100% of NYMEX. For the six months ended June 30, 1998, the Company received a gross wellhead sales price for gas of approximately 93% of NYMEX. As of June 30, 1998 the Company had sold a put option on 40,000 Mmbtu of gas per day at $2.00 per Mmbtu based upon the index price for Houston Ship Channel gas sales during the months of September and October 1998.

     In August 1998, the Company entered into new hedging arrangements with respect to a significant portion of its crude oil production for the remainder of 1998 and for the calendar year 1999. These arrangements consist of commodity price swap contracts covering 5,000 Bbls of oil per day, which represented approximately 95% of Costilla's average daily oil production at August 1998. The contracts provide for a price of $16.25 per Bbl from September 1, 1998 through December 31, 1998 and $16.40 per Bbl from January 1, 1999 through December 31, 1999. The referenced prices are based upon the price at which WTI trades on the NYMEX. These contracts do not apply and do not provide a hedge for each trading day during the periods covered on which the NYMEX price for WTI closes at less than $13.25 per Bbl for the contract period during 1998 and $13.50 per Bbl during 1999.

     The Company utilizes interest rate swap agreements to reduce the potential impact of increases in interest rates on floating-rate, long term debt. If market rates of interest experienced during the applicable swap term are below the rate of interest effectively fixed by the swap agreement, the rate of interest incurred by the Company will exceed the rate that would have been experienced under its then outstanding floating-rate indebtedness. The Company had an interest rate swap agreement in place as of June 30, 1998 with a notional amount of $24 million and a fixed rate of 7.5%, which will expire in January, 1999. Since the Company had no material amount of floating rate debt outstanding at June 30, 1998, the interest swap agreement did not qualify as a hedge and was marked to market with the carrying value being a liability of approximately $313,000.

     The Company's predecessor was classified as a partnership for federal income tax purposes. Therefore, no income taxes were paid or provided by the Company prior to the Company's initial public offering. Future tax amounts, if any, will be dependent upon several factors, including but not limited to the Company's results of operations.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

     The Company's oil and gas revenues for the six months ended June 30, 1998 were $32,015,000, representing a decrease of $2,877,000 (8%) from revenues of $34,892,000 in 1997. Lower commodity prices accounted for a decrease in revenues of $4,818,000 which was partially offset by a combination of successful drilling activities and revenues related to properties purchased or sold. The average net oil price per barrel received in 1998 was $15.39 compared to $18.71 in 1997, an 18% decrease, and the average net gas price received in 1998 was $2.10 compared to $2.30 in 1997, a 9% decrease. Revenues received from oil and gas hedges accounted for $3.57 per Bbl and $0.05 per Mcf for the six months ended June 30, 1998. Oil and gas hedges cost $0.58 per Bbl and $0.03 per Mcf for the comparable period in 1997.

     Oil and gas production was 13,856 Mmcfe in 1998 compared to 12,943 Mmcfe in 1997, a 7% increase. Additional production from a combination of successful drilling activities and acquired properties were largely offset by production related to properties sold.

     Interest and other revenues were $360,000 for the six months ended June 30, 1998, representing a $560,000 decrease (61%) compared to $920,000 in 1997. Interest income decreased $117,000 to $136,000 for 1998 as compared with $253,000 in 1997 due to decreased funds earning interest. Losses on investment transactions of $35,000 and gains on investment transactions of $604,000 were recorded for the six months ended June 30, 1998 and 1997, respectively. These gains related to an interest rate swap contract which was marked-to-market. During the six months ended June 30, 1998, the Company realized a gain of $100,000 from the release of stock warrants it held in connection with a note receivable. No similar transaction occurred in 1997.

     Gain on sale of assets was $337,000 for the six months ended June 30, 1998 compared to a loss of $30,000 for 1997, representing an increase of $367,000. Gains from the sale of certain oil and gas properties increased by approximately $367,000.

     Oil and gas production costs for the six month period ended June 30, 1998 were $14,266,000 ($1.03 per Mcfe), compared to $14,163,000 in 1997 ($1.09 per
Mcfe), representing an increase of $103,000. The 6% decrease in the oil and gas production cost per Mcfe was due principally to a combination of lower production costs on both newly completed wells and acquired properties and the sale of certain oil and gas properties.

     General and administrative expenses for the six months ended June 30, 1998 were $5,070,000, representing an increase of $1,700,000 (50%) from the 1997 amount of $3,370,000. The increase was primarily due to an increase in personnel and related costs necessary to accommodate the increase in the Company's oil and gas activities, including the Acquisition and Exploration Agreement with Ballard.

     Exploration and abandonment expense increased to $5,228,000 for the six months ended June 30, 1998 compared to $3,115,000 in 1997. Dry hole and abandonment costs increased to $3,994,000 in 1998 from $1,913,000 in 1997. The Company incurred $624,000 of seismic costs for the six months ended June 30, 1998, compared to $892,000 in the comparable period in 1997. The Company incurred $610,000 of other geological and geophysical costs during the six month period ended June 30, 1998 compared to $309,000 for the same period in 1997. The increase in exploration and abandonment expense was primarily related to the Company's increased exploratory drilling activities in 1998 compared to 1997.

     Depreciation, depletion and amortization ("DD&A") expense from the six month period ended June 30, 1998 was $14,364,000 compared to $9,720,000 for 1997, representing an increase of $4,644,000 (48%). During the 1998 period, DD&A on oil and gas production was provided at an average rate of $1.04 per Mcfe compared to $0.75 per Mcfe for 1997. Of the $4,644,000 increase, $3,753,000 was due to the $0.05 per Mcfe increase in DD&A rate necessitated by lower oil and gas prices at June 30, 1998 than those experienced at June 30, 1997.

     Interest expense was $9,833,000 for the six months ended June 30, 1998, compared to $5,516,000 for the comparable period in 1997. The $4,317,000 (78%) increase was attributable to a combination of higher levels of average outstanding indebtedness and the issuance in January 1998 of an additional $80 million of 10.25% senior notes due in 2006. The average amounts of applicable interest-bearing debt in 1998 and 1997 were $189,583,000 and $102,263,000, respectively. The effective annualized interest rate in 1998 was 10.4% as compared to 10.8% in 1997.

     Results of operations for the six months ended June 30, 1998 include an extraordinary charge of $299,000. There were no extraordinary charges for the comparable period in 1997. These extraordinary charges related to the early extinguishment of the Acquisition Credit Facility (as defined below) and consisted of previously capitalized debt issuance costs. A portion of the proceeds from the 1998 offering of the Notes was used to repay the Acquisition Credit Facility.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     The Company's total oil and gas revenues for the year ended December 31, 1997 were $72,300,000, representing an increase of $18,381,000 (34%) over revenues of $53,919,000 in 1996. This increase was primarily due to successful drilling activities and the 1996 Acquisition, which accounted for approximately $11,099,000 and $9,214,000 of increased revenue, respectively. The Ballard Acquisition accounted for approximately $3,372,000 of the increase. Gas imbalances accounted for approximately $2,340,000 of the increase, with an average price of $1.56 per Mcf. Approximately 50% of the gas imbalance relates to production in prior periods against which a valuation allowance had been recorded due to uncertainty of ultimate collection. During the year ended December 31, 1997, uncertainties related to these imbalances were substantially reduced and the related valuation allowance reversed. Management does not expect similar effects from gas imbalances in future periods. These increases were partially offset by the $2,152,000 net effect of lower commodity prices. The average oil price per barrel received in 1997 was $17.77 compared to $19.87 in 1996, an 11% decrease, and the average gas price received in 1997 was $2.29 compared to $2.13 in 1996, a 7% increase. The sale of certain properties in April 1997 and December 1996 also partially offset the increased revenues in the amount of $3,607,000.

     Oil and gas production was 27,750 Mmcfe in 1997 compared to 19,560 Mmcfe in 1996, a 42% increase. Of the 8,190 Mmcfe increase, approximately 3,942 Mmcfe was due to successful drilling activities and 3,234 Mmcfe was due to the properties acquired in the 1996 Acquisition. Gas imbalances accounted for approximately 1,494 Mmcfe of the increase. The Ballard Acquisition properties accounted for approximately 1,314 Mmcfe of the increase. The sale of certain properties in April 1997 and December 1996 partially offset the increased production volumes.

     Interest and other revenues were $940,000 for the year ended December 31, 1997 compared to $40,000 in 1996, representing an increase of $900,000. Of this increase, $223,000 was related to increased interest income due to increased funds earning interest. Gains on investment transactions of $510,000 were recorded for the year ended December 31, 1997 related to an interest rate swap contract which was marked-to-market. In the year ended December 31, 1996 losses of $195,000 were recognized on certain investment transactions. During 1997, losses of $146,000 related to an oil collar which was marked-to-market. No comparable transactions existed in 1996.

     Other income was $3,261,000 for the year ended December 31, 1997 compared to $1,067,000 for 1996, representing an increase of $2,194,000 (206%). Gains from the sale of certain oil and gas properties increased by approximately $2,118,000. The remainder of the increase was due primarily to a gain of approximately

$70,000 recognized on the sale of the Company's interest in a partnership which owned the Independence Plaza Building in Midland, Texas.

     Oil and gas production costs for the year ended December 31, 1997 were $30,029,000 ($1.08 per Mcfe), compared to $21,774,000 in 1996 ($1.11 per Mcfe), representing an increase of $8,255,000 (38%), with approximately $4,026,000 of the increase relating to the 1996 Acquisition and $1,583,000 to successful drilling activities. The remainder of the increase was due primarily to increased treating and transportation costs due to increased gas production and, to a lesser extent, the Ballard Acquisition, offset in part by the sale of certain high operating cost properties in April 1997. On a per Mcfe basis, production costs decreased $0.03 (3%) due to a combination of the sale of certain high operating cost properties in April 1997, the gas imbalance volumes and lower production costs on newly completed wells.

     General and administrative expenses for the year ended December 31, 1997 were $8,407,000, representing an increase of $3,169,000 (66%) from $5,238,000 in
1996. The increase is primarily due to additional personnel and related costs necessary to accommodate the acceleration of the Company's oil and gas activities, the Ballard Acquisition, increased insurance costs and other costs for a full twelve month period related to becoming a public company in October 1996.

     Exploration and abandonment expense increased to $6,588,000 for the year ended December 31, 1997 compared to $2,550,000 in 1996. The Company incurred $2,117,000 of seismic costs for the year ended December 31, 1997, compared to $913,000 in 1996. Dry hole and abandonment costs increased to $3,584,000 in 1997 from $1,524,000 in 1996. The Company incurred $887,000 of other geological and geophysical costs during the year ended December 31, 1997, compared to $113,000 in 1996. The increase in exploration and abandonments expense was primarily related to the Company's increased drilling activities in 1997 compared to a very low level of activity in 1996.

     DD&A expense for the year ended December 31, 1997 was $26,409,000 compared to $12,430,000 for 1996, representing an increase of $13,979,000 (112%). During the 1997 period, DD&A on oil and gas production was provided at an average rate of $0.95 per Mcfe compared to $0.63 per Mcfe for 1996. Approximately $3,751,000 of this increase was due to successful drilling activities, $3,078,000 related to the 1996 Acquisition and an additional $1,018,000 of the increase was due to the recording of gas imbalances. The remainder of the increase was due primarily to the effect of lower oil and gas prices at December 31, 1997 than those experienced at December 31, 1996.

     Impairment of oil and gas properties for the year ended December 31, 1997 was $28,189,000. No comparable expense was recorded in 1996. This impairment expense was determined under the guidelines of FAS 121 (Impairment of Long-Lived Assets) using estimates of net undiscounted cash flow and estimated present values for the Company's oil and gas reserves based upon the non-escalated prices used in the Company's January 1, 1998 reserve report.

     Interest expense was $12,979,000 for the year ended December 31, 1997, compared to $11,281,000 for the comparable period in 1996. The $1,698,000 (15%) increase was attributable primarily to increased levels of debt offset in part by a decrease in the effective interest rate. The average amounts of applicable interest-bearing debt in 1997 and 1996 were $128,207,000 and $95,671,000, respectively. The effective annualized interest rate in 1997 was 10.1%, as compared to 11.8% in 1996.

     Results of operations for the year ended December 31, 1997 include an extraordinary charge of $219,000 compared to $4,975,000 for the comparable period in 1996. These extraordinary charges related to the early extinguishment of the Company's prior bank credit facilities and consisted of the unamortized balance of previously capitalized debt issuance costs.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     The Company's total oil and gas revenues for the year ended December 31, 1996 were $53,919,000, representing an increase of $32,226,000 (149%) over revenues of $21,693,000 in 1995. This increase was primarily due to the 1996 Acquisition and 1995 Acquisition, which accounted for approximately $12,754,000 and $14,059,000 of the revenue increase, respectively. The remainder of the increase was due to a combination of increased product prices, successful drilling activities and the enhancement of existing production. The average oil price per barrel received in 1996 was $19.87 compared to $15.53 in 1995, a 28% increase, and the average gas price per Mcf received in 1996 was $2.13 compared to $1.45 in 1995, a 47% increase.

     Oil and gas production was 19,560 Mmcfe in 1996 compared to 10,506 Mmcfe in 1995, an increase of 86%. Of the 9,054 Mmcfe increase, approximately 4,338 Mmcfe was due to the properties acquired in the 1996 Acquisition and 3,372 Mmcfe was due to the properties acquired in the 1995 Acquisition, in each case including enhancements of production after such acquisition. The remainder of the increase was due to a combination of successful drilling activities and the enhancement of existing production.

     Interest and other revenues were $40,000 for the year ended December 31, 1996 compared to $123,000 in 1995, representing a decrease of $83,000, which was primarily comprised of $195,000 in losses on investments held for trading purposes and an increase in interest income of $67,000 in 1996 due to increased funds earning interest. Also in 1996, the Company realized gains of $1,067,000 on various transactions for which no comparable sales were recorded in 1995.

     Oil and gas production costs in 1996 were $21,774,000 ($1.11 per Mcfe), compared to $10,355,000 in 1995 ($0.99 per Mcfe), representing an increase of $11,419,000 (110%), due principally to the 1996 Acquisition and to a lesser extent the 1995 Acquisition. On a per Mcfe basis, production costs increased $0.12, due primarily to higher production costs per Mcfe for the properties acquired in the 1996 Acquisition.

     General and administrative expenses for the year ended December 31, 1996 were $5,238,000, representing an increase of $1,667,000 (47%) from 1995 of $3,571,000. The increase is primarily due to an increase in personnel and related costs necessary to accommodate the increased activities of the Company due to the 1995 and 1996 Acquisitions. However, as noted above, production volumes increased 86% and, therefore, general and administrative expenses per Mcfe decreased to $0.27 per Mcfe for the year ended December 31, 1996 from the $0.34 per Mcfe in 1995.

     Results of operations for the year ended December 31, 1995 include non-cash compensation expense of $656,000 deemed to have been received by a minority interest owner of the Company who was deemed to have benefitted from the cancellation of an option to purchase an additional interest in the Company held by the other minority interest owner.

     Exploration and abandonment expense increased to $2,550,000 in 1996 compared to $1,650,000 in 1995. The Company incurred $913,000 of seismic costs for the year ended December 31, 1996, compared to $790,000 which were incurred in 1995. Dry hole and abandonment costs increased to $1,524,000 in 1996 from $860,000 in 1995.

     DD&A expense for 1996 was $12,430,000 compared to $5,958,000 for 1995, representing an increase of $6,472,000 (109%). During 1996, DD&A on oil and gas production was provided at an average rate of $0.64 per Mcfe compared to $0.57 per Mcfe for 1995. The increases were due primarily to the 1996 and 1995 Acquisitions.

     Interest expense was $11,281,000 in 1996, compared to $4,591,000 in 1995. The $6,690,000 (146%) increase was attributable primarily to increased levels of debt which the Company used to finance the 1996 Acquisition and amortization of financing costs. The average amounts of applicable interest-bearing debt in 1996 and 1995 were $95,671,000 and $49,972,000, respectively. The effective annualized interest rate in 1996 was 11.8%, as compared to 9.2% in 1995.

     Results of operations for the year ended December 31, 1996 include an extraordinary charge of $4,975,000, net of the related deferred tax benefit of $1,042,000, related to the early extinguishment of the Company's prior bank credit facilities (the "1995 Credit Facility" and the "Bridge Facility"). The 1995

Credit Facility was replaced by the Bridge Facility in June 1996 and the Bridge Facility was paid off with proceeds from the Company's initial public offering and the sale of Notes in October 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Net Cash Provided By Operating Activities

     For the six months ended June 30, 1998, net cash provided by operating activities decreased to a negative $3.0 million from $14.6 million for 1997. Cash provided by operations, before changes in operating assets and liabilities, decreased to a negative $1.2 million from $9.5 million for the comparable period in 1997 due primarily to lower oil and gas prices and exploratory dry holes. With respect to the effect of lower commodity prices, oil and gas revenues decreased by $4.8 million for the six months ended June 30, 1998 as compared to the same period in 1997 because of lower oil and gas prices. Oil and gas revenues attributable to commodity hedges amounted to $4.1 million for six months ended June 30, 1998, $3.7 million of which related to the oil hedge.

  Net Cash Used in Investing Activities

     Net cash used in investing activities for the six months ended June 30, 1998 was $45.8 million. Approximately $11.8 million was used for the acquisition of oil and gas properties, with $10.2 million going to Manti Resources ("Manti Acquisition"), $34.5 million was used for exploration and development activities, $2.2 was used to acquire the remaining membership interest in the limited liability company through which the Company's Moldovan oil and gas venture is conducted and $0.5 million for other property and equipment. Proceeds from the sale of various oil and gas assets resulted in net cash provided from investing activities of approximately $3.2 million. For the six months ended June 30, 1997, net cash used in investing activities was $34.5 million. Approximately $35.9 million was used for exploration and development activities, $1.3 million was used for other property and $2.7 million was provided by sales of oil and gas properties.

  Financing Activities

     For the six months ended June 30, 1998, the Company incurred $111 million of debt, of which approximately $91.5 million was used to repay certain prior bank debt, $10.2 million was used for the Manti Acquisition and the remainder was used in connection with its exploration and development activities. In addition, the Company used approximately $1.8 million for the purchase of 169,500 shares of Common Stock. Finally, in June 1998, the Company received net proceeds of approximately $48 million when it sold $50 million of the Outstanding Preferred Stock. During the six months ended June 30, 1997, the Company incurred $14.6 million of new debt which was primarily used in connection with its exploration and development activities and was also used for the purchase of 98,000 shares of Common Stock for approximately $1.3 million.

     The Company entered into its current bank credit facility in August 1997 (the "Revolving Credit Facility"). Approximately $19.9 million of the funds initially borrowed were used for the extension and refinancing of a prior senior credit facility and $11.2 million was used as a portion of the purchase price in the Ballard Acquisition. The Revolving Credit Facility provides for a maximum availability of $75 million, with a current borrowing base of $40 million, $0.5 million of which was borrowed at June 30, 1998. Borrowings under the Revolving Credit Facility bear interest, at the Company's option, at a floating rate which is at or above the lender's prime rate or above the applicable Eurodollar rate, depending on the percentage of committed funds which have been borrowed. Interest is payable quarterly as to base rate loans, and at the end of the applicable interest period as to Eurodollar rate loans. The borrowing base of the Revolving Credit Facility is automatically reduced by 5% each quarter beginning in August 1999, and payments of principal are required in each such quarter in which the outstanding principal balance is greater than the reduced borrowing base. The remaining balance is payable on August 31, 2002, the maturity date of the Revolving Credit Facility.

     Contemporaneous with entering into the Revolving Credit Facility, the Company also entered into a credit facility to provide the remaining financing for the Ballard Acquisition. That credit facility was a term loan in the amount of $30 million which was repaid in full in connection with the sale of Notes by the Company described in the following paragraph.

     In January 1998 the Company issued $80 million of the Notes (the "Supplemental Notes Offering"). The net proceeds of the Supplemental Notes Offering were approximately $78.8 million. The Company used $30 million to repay the Ballard Acquisition credit facility and $32.5 million to repay all but $0.5 million of the Revolving Credit Facility. In mid-January 1998 approximately $10 million of the remaining proceeds were used to fund the Manti Acquisition.

     On June 3, 1998 the Company closed a private placement of 50,000 shares of the Outstanding Preferred Stock to Enron Capital & Trade Resources Corp. and Joint Energy Development Investments II Limited Partnership (jointly, "Enron") for a purchase price of $50 million (the "Outstanding Preferred Stock Offering"). Dividends accrue and are payable quarterly, commencing September 15, 1998, in cash, or in certain instances in shares of the Common Stock. The dividend rate is 7% for dividends paid in cash and 8% for dividends paid in shares of Common Stock. The holders of the Outstanding Preferred Stock may, at any time, convert shares of Outstanding Preferred Stock into shares of the Common Stock at a conversion price of $12.39 which, subject to certain adjustments, would result in the issuance of 4,035,513 shares of Common Stock upon conversion of the Outstanding Preferred Stock. The Company may, at its option, redeem the shares of Outstanding Preferred Stock after June 15, 2001, subject to certain limitations, for a premium reducing to par on June 15, 2004 and thereafter. Net proceeds from the Outstanding Preferred Stock Offering were $48 million, of which $29 million was used to repay all but $0.5 million of the Revolving Credit Facility and the remainder for general corporate purposes. The Company anticipates that Enron will exchange all shares of the Outstanding Preferred Stock for shares of the New Preferred Stock in the Stock Issuance and that no shares of the Outstanding Preferred Stock will remain outstanding upon consummation of the Stock Issuance.

  Capital Resources

     Funding for the Company's business activities has historically been provided by bank financings, cash flow from operations, equity sales, property divestitures and joint ventures with industry participants. The 1995 Acquisition, 1996 Acquisition and Ballard Acquisition were substantially funded by bank financings. The Company is currently planning to execute its business strategy, not including the Acquisition and the effects therefrom, with cash flow from operations, net proceeds from the Supplemental Notes Offering, net proceeds from the Outstanding Preferred Stock Offering and borrowings available under the Revolving Credit Facility.

     While the Company regularly engages in discussions relating to potential acquisitions, the Company has no present agreement, commitment or understanding with respect to any such acquisition, other than the Acquisition and acquisitions of undeveloped acreage and various mineral interests in its normal course of business. Any future acquisition may require additional financing and will be dependent upon financing arrangements available at the time.

     The Company believes that the increased availability under the Revolving Credit Facility resulting from the application of net proceeds of the Supplemental Notes Offering and the Outstanding Preferred Stock Offering and cash flow from operations will be sufficient for its remaining 1998 capital expenditures other than the Acquisition. However, funds available under the Company's present bank credit facility were significantly reduced to fund the $25 million performance deposit made upon execution of the Acquisition Agreement. In the event the Acquisition is not consummated due to a breach by Costilla, the Company would forfeit the $25 million deposit and be liable for an additional $16 million in liquidated damages. The Company does not currently have available, and has not made arrangements to obtain financing, to pay the additional $16 million payment, which may make it necessary to sell assets to fund the payment. The Company's ability to generate or obtain capital resources necessary to fund its operating plans could be significantly and adversely affected as a result of a failure to consummate the Acquisition. If the Acquisition is consummated, the Company anticipates that cash flow from operations will be sufficient for its 1999 capital expenditures, excluding acquisitions. However, because the Company's ultimate 1999 capital expenditures, future cash flows and the availability of financing are subject to a number of variables, there can be no assurance that the Company's capital resources will be sufficient to maintain its capital expenditures. In addition, if the Company is unable to generate sufficient cash flow from operations to service its debt, it may be required to refinance all or a portion of its debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained.

     Costilla intends to fund the Estimated Purchase Price with the net cash proceeds from the Stock Issuance and borrowing under the New Credit Facility. The net proceeds of the Stock Issuance are expected to be approximately $251 million, constituting 64% of the Estimated Purchase Price. The Company expects to close the Stock Issuance the day prior to or the date of the Acquisition closing, subject to stockholder approval and other closing conditions. The Company plans to utilize advances under the New Credit Facility to fund the remaining balance of approximately $139 million (36%) of the Estimated Purchase Price. The Company expects that it will have a commitment from Bankers Trust Company with respect to the New Credit Facility, and expects to close the New Credit Facility simultaneously with the closing of the Stock Issuance.

     If either of these sources of financing become unavailable, the Company may be required to seek alternative financing or risk termination of the Acquisition Agreement and the consequences resulting therefrom. The Company does not currently have any arrangements or commitments for alternative sources of financing, and there can be no assurance that such sources will be available.

     Although certain of the Company's costs and expenses may be affected by inflation, inflationary costs have not had a significant effect on the Company's results of operations.

  Capital Expenditures

     During the six months ended June 30, 1998 the Company had oil and gas expenditures of approximately $39.7 million, exclusive of the $14 million spent on the acquisition of existing oil and gas properties. The $39.7 million of oil and gas expenditures consisted of $16.3 million of exploration costs, $15.9 million of development costs, $4.4 million of undeveloped acreage and $5.3 million on wells in progress at June 30, 1998. The Company anticipates that its capital expenditures for the third quarter of 1998 will be comparable to an average of the levels for the first two quarters of 1998. The Company is evaluating its fourth quarter capital expenditures based upon various factors, including oil and gas prices and the results of its drilling activities, which during 1998 have been almost entirely devoted to the drilling of gas wells. If the Acquisition is consummated, the Company expects that cash flow from operations will be adequate to fund 1999 oil and gas capital expenditures, exclusive of any acquisitions.

  Recent Accounting Pronouncements

     Segment Reporting -- In June 1997, the FASB issued Statement of Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") which establishes standards for public business enterprises for reporting information about operating segments in annual financial statements and requires that such enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also established standards for related disclosures about products and services, geographic areas, and major customers. FAS 131 is effective for financial statements for years beginning after December 15, 1997.

     The Company operates in the one product line of oil and gas production in limited geographic areas. This information and information about major customers historically has been disclosed in the Company's annual financial statements.

     Derivative Instruments and Hedging Activities -- In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

     Under this Statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

     This Statement applies to all entities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement. Earlier application of all of the provisions of this Statement is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of this Statement. This Statement should not be applied retroactively to financial statements of prior periods.

     The Company anticipates that, upon application of this Statement, its derivative financial instruments currently held will be classified as hedges of the exposure to variable cash flows of forecasted transactions (i.e. future oil and gas sales) and, as such, are not expected to have a material effect on its results of operations.

YEAR 2000

     The Company will be required to modify its information systems in order to accurately process data referencing the Year 2000. Because of the importance of occurrence dates in the oil and gas industry, the consequences of not pursuing these modifications could be very significant to the Company's ability to manage and report operating activities. The Company's third-party software vendor for its integrated oil and gas information system is currently modifying the system to accurately handle the Year 2000 issue. All necessary programming modifications are scheduled to be completed by December 31, 1998. These modifications are part of the routine updates the Company receives from its third-party software vendor as part of its systems support contract, and the Company believes it will not incur any material costs in addition to the ordinary software maintenance costs in preparing its information systems for the Year 2000 issue.

     In addition to its information systems, the Company is conducting an assessment of the Year 2000 issues with respect to the production and other field equipment associated with its current properties and the Acquisition Properties. A significant failure of such equipment may cause delays in production and product transportation which could have a material adverse effect on the Company. Following this assessment, the Company will establish a plan to make such equipment Year 2000 compliant or develop a contingency plan for a possible failure of such equipment.

     The Year 2000 issues also affect service companies, purchasers of production, utility providers and other persons with whom the Company contracts. The Company has submitted Year 2000 compliance questionnaires to many of such persons, but is currently not aware of the preparations undertaken by such persons. A material and widespread failure of the utility service, transportation of oil or gas, or similar service the Company utilizes could have a material effect on the Company's production, cash flow and overall financial condition. Therefore, failure of such third parties to adequately prepare for Year 2000 issues may have a material adverse effect on the Company, notwithstanding the Company's actions to prepare its own information systems. The Company does not currently have a contingency plan in the event such third parties are unable to provide services or products to the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

OWNERSHIP TABLE

     Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. The following table sets forth certain information known by the Company regarding the beneficial ownership of Common Stock as of September 30, 1998, by (i) each person who is the beneficial owner of 5 percent or more of the outstanding Common Stock (based upon copies of all Schedule 13Gs and 13Ds provided to the Company through September 30, 1998 and written representations from holders),
(ii) each Director of the Company; (iii) each executive officer named in the Summary Compensation Table, and (iv) all Officers and Directors of the Company as a group. Unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to the shares listed opposite each of their names.

                                                                         NON-CONVERSION
                                               CURRENT                    PRO FORMA(1)             CONVERSION PRO FORMA(2)
                                      -------------------------     -------------------------     -------------------------
                                      AMOUNT AND                    AMOUNT AND                    AMOUNT AND
                                      NATURE OF       PERCENT       NATURE OF       PERCENT       NATURE OF       PERCENT
     NAME (AND ADDRESS OF 5% OR       BENEFICIAL         OF         BENEFICIAL         OF         BENEFICIAL         OF
          GREATER OWNERS)             OWNERSHIP        CLASS        OWNERSHIP        CLASS        OWNERSHIP        CLASS
     --------------------------       ----------     ----------     ----------     ----------     ----------     ----------
New Investors.......................                                20,666,667        68.1%       37,200,000        79.7%(3)
Enron Corp..........................  4,165,128(4)      30.4%(3)           --           --               --           --
1400 Smith Street
Houston, Texas 77002
Cadell S. Liedtke...................  2,330,060(5)      24.1%       2,330,060(5)       7.7%       2,330,060(5)       5.0%
400 W. Illinois
Midland, Texas 79701
Michael J. Grella...................  1,760,610(6)      18.2%       1,760,610(6)       5.8%       1,760,610(6)       3.8%
400 W. Illinois
Midland, Texas 79701
NationsBanc Capital Corp. ..........    936,000          9.7%         936,000          3.1%         936,000          2.0%
100 North Tryon Street
Charlotte, NC 28255
The Equitable Companies.............    899,800          9.3%         899,800          3.0%         899,800          1.9%
Incorporated(7)
787 Seventh Avenue
New York, New York 10019
Kestrel Investment Management.......    724,400          7.5%         724,400          2.4%         724,400          1.5%
411 Borel Avenue, Suite 403
San Francisco, California 94402
Cumberland Associates...............    690,000          7.1%         690,000          2.3%         690,000          1.5%
1114 Ave. of the Americas
New York, New York 10036
Henry G. Musselman..................    642,500(8)       6.6%         642,500(8)       2.1%         642,500(8)       1.4%
400 W. Illinois
Midland, Texas 79701
W. D. Kennedy.......................     12,500(9)         *(10)       12,500(9)         *(10)       12,500(9)         *(10)
Jerry J. Langdon....................     10,000(9)         *(10)       10,000(9)         *(10)       10,000(9)         *(10)
Samuel J. Atkins, III...............     10,000(9)         *(10)       10,000(9)         *(10)       10,000(9)         *(10)
Bobby W. Page.......................     76,000(11)        *(10)       76,000(11)        *(10)       76,000(11)        *(10)
Roger A. Freidline..................     89,300(12)        *(10)       89,300(12)        *(10)       89,300(12)        *(10)
All Officers and Directors as group
  (15 persons)......................  5,327,170(13)     52.0%(10)   5,327,170(13)     17.6%(10)   5,327,170(13)     11.4%(10)

---------------

  *  Less than 1%

 (1) Assumes the issuance of 20,666,667 shares of Acquisition Common (but not any shares of Dividend Common or Conversion Common).

 (2) Assumes the issuance of 20,666,667 shares of Acquisition Common and conversion of all of the shares of New Preferred Stock into 16,533,333 shares of Conversion Common, assuming a conversion rate of $9.375 per share (but no issuance of any shares of Dividend Common). The holders of the New Preferred Stock have the right to convert such stock into shares of Conversion Common at any time after consummation of the Stock Issuance.

 (3) For purposes of calculating these percentages, the shares which the named person has the right to acquire within 60 days by conversion of Outstanding Preferred Stock or New Preferred Stock described in these footnotes are deemed outstanding shares with respect to that person's percentage ownership.

 (4) Represents (a) 129,615 shares owned directly by the following subsidiaries of Enron Corp.: Joint Energy Development Investments II Limited Partnership ("JEDI") (97,211 shares) and Enron Capital & Trade Resources Corp. ("Enron Capital") (32,404 shares); and (b) beneficial ownership of shares of Common Stock initially issuable upon conversion of the Outstanding Preferred Stock, which are presently convertible and owned of record by the following subsidiaries of Enron Corp.: JEDI (beneficial owner of 3,026,634 shares of Common Stock) and Enron Capital (beneficial owner of 4,035,513 shares, 3,026,634 indirectly as general partner of JEDI and 1,008,879 directly). Due to the Exchange, no shares of Outstanding Preferred Stock will be outstanding after consummation of the Stock Issuance. Enron Corp.'s beneficial ownership of New Preferred Stock acquired in the Exchange is included in the Pro Forma information for the New Investors.

 (5) Includes (a) 2,270,060 shares owned directly by Mr. Liedtke and (b) 60,000 shares owned by the Marion and Cadell S. Liedtke Family Charitable Foundation over which Mr. Liedtke holds voting and dispositive power.

 (6) Includes (a) 1,682,510 shares owned directly by Mr. Grella and (b) 78,100 shares owned by the Grella Family Charitable Foundation over which Mr. Grella holds voting and dispositive power.

 (7) Represents shares owned by Alliance Capital Management L.P., a subsidiary of the Equitable Companies Incorporated, held on behalf of clients, as reported in the Schedule 13G filed by the Equitable Companies Incorporated, as amended through December 31, 1997.

 (8) Includes (a) 620,000 shares owned directly by Mr. Musselman, (b) 1,500 shares owned by Mr. Musselman's spouse as custodian for their children under the Texas Uniform Transfers to Minors Act, and (c) 21,000 shares owned by the Musselman Family Charitable Foundation over which Mr. Musselman holds voting and dispositive power.

 (9) Includes the right to acquire beneficial ownership of 10,000 shares of Common Stock through presently exercisable options granted under the Company's Outside Directors Plan.

(10) For purposes of calculating these percentages, the shares which the named person or persons has or have the right to acquire within 60 days by exercise of the stock options described in these footnotes are deemed outstanding shares with respect to that person's percentage ownership and with respect to the percentage ownership of all officers and directors as a group.

(11) Includes the right to acquire beneficial ownership of 75,000 shares of Common Stock through a presently exercisable option granted under the Option Plan.

(12) Includes the right to acquire beneficial ownership of 85,000 shares of Common Stock through a presently exercisable option granted under the Option Plan.

(13) Includes all rights of executive officers and directors to acquire beneficial ownership of 580,000 shares of Common Stock through presently exercisable options granted under the Option Plan and the Outside Directors Plan.

POTENTIAL CHANGE OF CONTROL

     Current Management owned, as of September 30, 1998, in the aggregate approximately 49% of the Outstanding Common Stock. Upon consummation of the Stock Issuance, the New Investors will own in the aggregate approximately 68% (80% assuming conversion of all of the New Preferred Stock) of the outstanding Common Stock. See "Potential Effects of Stockholder Vote -- Potential Effects of Consummating the Transactions -- Change in Principal Stockholders and Interests of Management; Influence of New Investors."

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the total compensation for 1995, 1996 and 1997 received by the Company's Chief Executive Officer and the other executive officers of the Company whose annual compensation exceeded $100,000 in 1997. Information for 1996 is on an annualized basis based upon amounts paid to the named individuals after the Corporate Reorganization (as hereinafter defined).

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                        ANNUAL COMPENSATION           SECURITIES
                                                 ---------------------------------    UNDERLYING       ALL OTHER
                                                                      OTHER ANNUAL     OPTIONS/      COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR    SALARY     BONUS    COMPENSATION     SARS(1)            (2)
---------------------------               ----   --------   -------   ------------   ------------   ---------------
Cadell S. Liedtke(3)....................  1997   $300,000   $50,000          --             --         $   9,417
  Chairman of the Board                   1996    300,000        --          --             --             6,738
                                          1995    185,700        --          --             --                --
Michael J. Grella(4)....................  1997   $300,000   $50,000          --             --         $   9,417
  President and Chief                     1996    300,000        --          --             --             6,352
  Executive Officer                       1995    261,750        --          --             --           656,000
Henry G. Musselman(5)...................  1997   $239,792   $36,000          --             --         $   3,750
  Executive Vice President and            1996    215,000    10,000          --             --             3,295
  Chief Operating Officer                 1995    139,800        --          --             --                --
Bobby W. Page(6)........................  1997   $175,000   $14,583     $18,583(7)          --         $   2,625
  Senior Vice President,                  1996    150,000     5,208          --         75,000                --
  Treasurer, Secretary and Chief          1995         --        --          --             --                --
  Financial Officer
Roger A. Freidline......................  1997   $ 93,430   $ 7,786     $ 9,292(7)          --         $  78,938
  Senior Vice President,                  1996     88,981     7,415          --         85,000            17,785
  Exploration                             1995     83,160     5,000          --             --             7,190

---------------

(1) The amount shown represents the number of shares subject to non-qualifying stock options granted pursuant to the Option Plan as described under "-- Aggregated Option Exercises and Fiscal Year-End Option Values."

(2) The amounts shown include contributions made by the Company pursuant to the Company's 401(k) plan for the benefit of the named individuals. The amount shown for Mr. Grella for 1995 represents non-cash compensation deemed to have been accrued to him in connection with the cancellation of an option held by a minority interest owner to purchase an additional interest in the Company. The amounts shown for Mr. Freidline include payments made to him of $5,111, $15,115 and $76,252 in 1995, 1996 and 1997, respectively, pursuant to an overriding royalty interest compensation program entered into between the Company's predecessors and Mr. Freidline. Such compensation arrangements were discontinued prior to the Company's initial public offering in October 1996.

(3) Mr. Liedtke beneficially owns 2,302,560 shares of restricted Common Stock issued to him in connection with the consolidation of the Company's predecessors in October 1996 (the "Corporate Reorganization"), with a value at December 31, 1997 of $25,040,340.

(4) Mr. Grella beneficially owns 1,350,440 shares of restricted Common Stock issued to him in connection with the Corporate Reorganization, with a value at December 31, 1997 of $14,686,035.

(5) Mr. Musselman beneficially owns 611,000 shares of restricted Common Stock issued to him in connection with the Corporate Reorganization, with a value at December 31, 1997 of $6,644,625.

(6) Mr. Page joined the Company in June 1996.

(7) Represents the dollar value of an award of shares of Common Stock and the amount of a cash award equal to the income tax liability for the stock award, all granted to the named officers under the Company's Bonus Incentive Plan.

EMPLOYMENT AGREEMENTS

     Messrs. Liedtke, Grella and Musselman entered into employment agreements (as the same have been amended, the "Founders Employment Agreements") with the Company which became effective upon the closing of the Company's initial public offering in October 1996. The Founders Employment Agreements are each for three years, commencing in October 1996 and each will automatically renew for successive one-year periods thereafter unless the employee is notified to the contrary. The Founders Employment Agreements provide annual base salary levels for Messrs. Liedtke and Musselman of $300,000 and $250,000, respectively. Pursuant to an amendment to his employment agreement approved in April 1997, Mr. Grella's annual base salary is determined by the Compensation Committee of the Company's Board of Directors.

     Each of Messrs. Liedtke, Grella and Musselman would receive his salary for the remaining term of the applicable Founders Employment Agreement if the Company were to terminate such person's employment other than for cause. However, if such person were to voluntarily leave his employment with the Company prior to the second anniversary of the Agreement, no further payments would be required. If a voluntary termination were to occur subsequent to the second anniversary of the Agreement, such person would be entitled to one year's salary from the date of termination. Each Founders Employment Agreement provides that the covered employee will not compete with the Company for a one year period following his voluntary cessation of employment or termination of employment for cause, if such event occurs within the initial three-year term of the Agreement. Competitive activities are defined as engaging in the oil and gas business in any area in which the Company is then active.

     Bobby W. Page entered into an employment agreement (the "Page Employment Agreement") with the Company effective June 30, 1996. The Page Employment Agreement is for a period of three years from June 30, 1996 and will automatically renew for successive one-year periods thereafter unless Mr. Page is notified to the contrary by the Company. The Page Employment Agreement provided a $25,000 bonus (which included Mr. Page's cost of relocation), plus a base salary of $150,000 until January 1, 1997; $175,000 until January 1, 1998; and $185,000 thereafter. In addition, Mr. Page received an option to purchase 75,000 shares of Common Stock, and receives certain insurance benefits and other benefits generally available to the Company's employees. Mr. Page would receive his salary for the remaining term of the Page Employment Agreement if the Company were to terminate the Page Employment Agreement other than for cause. However, if Mr. Page were to voluntarily leave his employment with the Company, no further payments would be required.

OPTION GRANTS IN LAST FISCAL YEAR

     There were no grants of stock options to the executive officers named in the Summary Compensation Table in the 1997 fiscal year.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table provides information, with respect to the named executive officers, regarding the exercise of options during fiscal year 1997 and the value of unexercised options held as of the end of fiscal year 1997:

                                                                   NUMBER OF            VALUE OF
                                                                  SECURITIES          UNEXERCISED
                                                                  UNDERLYING          IN-THE-MONEY
                                                              UNEXERCISED OPTIONS      OPTIONS AT
                                                                 AT FY-END(#)          FY-END($)
                                                              -------------------   ----------------
                           SHARES ACQUIRED                       EXERCISABLE/         EXERCISABLE/
          NAME             ON EXERCISE(#)    VALUE REALIZED      UNEXERCISABLE      UNEXERCISABLE(1)
          ----             ---------------   --------------   -------------------   ----------------
Bobby W. Page............         0                0               75,000/0               N/A
Roger A. Freidline.......         0                0               85,000/0               N/A

---------------

(1) The option price of the options set forth above is $12.50 per share. The closing sales price of the Common Stock on the Nasdaq National Market on December 31, 1997 was $10.88 per share. Therefore, the options were not in-the-money at fiscal year end 1997.

     The options shown above were granted pursuant to the Option Plan which provides for the grant of both incentive stock options and non-qualifying stock options, as well as limited stock appreciation rights and supplemental bonuses, to the employees of the Company and its subsidiaries, including officers and directors who are salaried employees. A total of 1,250,000 shares of Common Stock (subject to amendment as discussed under "The Plan Amendment") has been authorized and reserved for issuance under the plan, with adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The plan is administered by the Compensation Committee of the Board of Directors, which has the sole authority to interpret the plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of the options to be granted under the plan; provided that (a) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock on the date the option is granted (and for incentive stock options, 110% of fair market value if the employee is the beneficial owner of 10% or more of the Company's voting securities), (b) the exercise price must be paid in cash, by surrendering previously owned shares of Common Stock upon the exercise of the option or by a promissory note or broker-assisted cashless exercise approved by the Compensation Committee, (c) the term of the option may not exceed ten years, and
(d) no option is transferrable other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order. Upon termination of an optionee's employment (other than by death or disability), an incentive stock option may be exercised prior to the expiration date of the option or within three months after the date of such termination, whichever is earlier, but only to the extent the optionee had the right to exercise the option upon the date of such termination. The rights of the holder of a non-qualifying stock option will be set forth in each option agreement. In the event of the disability of an optionee, the option may be exercised by such person or his personal representative at any time within one year of the termination of such person's employment, but only to the extent the optionee had the right to exercise the option as of the date of his disability. In the event of the death of the optionee, the option may be exercised by his personal representative or successor in interest at any time until the later of the expiration of the option or one year after the optionee's death, to the extent the option was exercisable at the time of the optionee's death. Incentive stock options may not be granted under the plan to any individual if the effect of such grant would permit that person to have the first opportunity to exercise such options, in any calendar year, for the purchase of shares having a fair market value (at the time of grant of the option) in excess of $100,000. Incentive stock options granted under the plan are intended to have the federal income tax consequences of a qualified stock option. As a result, the exercise of an incentive stock option will not be a taxable event; the taxable event occurs at the time the shares of Common Stock acquired upon exercise of the option are sold. If the optionee holds such shares for the later of two years from the date the option was granted or one year from the date of exercise of the option, the difference between the price paid for the shares at exercise and the price for which those shares are sold will be treated as capital gains income. If the optionee does not hold the shares for the required holding period, the income would be treated as ordinary income rather than capital gains income. The non-qualifying stock options granted under the plan should be taxable when the option is exercised, at which time the optionee would recognize ordinary income on the difference between the exercise price and the fair market value of the shares on the date of exercise. The Company does not receive compensation for the grant of stock options under the Option Plan and treats such grants as compensation by the Company for federal income tax purposes. The Board of Directors may amend the plan, without stockholder approval, in any respect other than any amendment that requires stockholder approval by law or the rules of an exchange on which the Common Stock is listed, and may modify an outstanding option, including the repricing of non-qualifying options, with the consent of the option holder. There are currently approximately 140 persons who are eligible to participate under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of the following members of the Board of Directors: Mr. Samuel J. Atkins, III, Mr. W. D. Kennedy, and Mr. Jerry J. Langdon. None of the members of the Committee is, or has ever been, an officer or employee of the Company.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT FACILITY

     The Company expects that it will have a commitment from Bankers Trust Company to provide a new bank credit facility (the "New Credit Facility"). The New Credit Facility, which will be entered into contemporaneously with the Stock Issuance, is expected to provide a revolving credit facility with a maximum availability of $275 million, approximately $141 million of which is expected to be borrowed upon closing against an anticipated available borrowing base of $225 million at that date. Borrowings under the New Credit Facility are expected to bear interest, at the Company's option, at a floating rate which is at or above the lender's prime rate or above the applicable Eurodollar rate, depending on the percentage of committed funds which have been borrowed. Interest will be payable quarterly as to base rate loans and at the end of the applicable interest period as to Eurodollar loans. It is anticipated that the borrowing base under the New Credit Facility will automatically reduce by 5% each quarter beginning in December 2000, and payments of principal will be required in each quarter in which the outstanding principal balance is greater than the reduced borrowing base. The remaining balance is expected to be payable in December 2003, the anticipated maturity date of the New Credit Facility. Under the New Credit Facility, the Company will be obligated to pay certain fees to the lender, including a commitment fee based on the unused portion of the commitment. The New Credit Facility will contain customary restrictive covenants (including restrictions on the payment of dividends and the incurrence of additional indebtedness) and will require the Company to comply with certain financial ratios. The New Credit Facility will be secured by substantially all of the Company's current oil and gas properties and the Acquisition Properties.

SENIOR NOTES

     The Company currently has $180 million in aggregate principal amount of the Notes outstanding under the Indenture. The Notes are general unsecured obligations of the Company, pari passu in right of payment to all existing and future senior indebtedness of the Company and senior in right of payment to all other subordinated indebtedness of the Company. The Notes bear interest payable semiannually at a rate of 10 1/4% and will mature in 2006.

     The Notes are not redeemable until October 1, 2001. Thereafter, the Notes are redeemable at any time at the option of the Company in whole or in part at the redemption princes set forth in the Indenture. There is no mandatory sinking fund for the Notes. Upon the occurrence of a change of control, the Company is required to make an offer to purchase all of the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Potential Effects of Stockholder Vote -- Potential Effects of Consummating the Transactions -- Indenture Issues."

     The Indenture contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to pay dividends or make certain other restricted payments, issue preferred stock, incur additional indebtedness, enter into transactions with affiliates, incur liens, engage in certain sale and leaseback arrangements, make certain asset dispositions and merge or consolidate with, or transfer substantially all of its assets to, any other person. The Indenture also contains certain covenants that limit the ability of the Company's subsidiaries to restrict their ability to make payments to the Company. The Indenture contains customary events of default.

                                    AUDITORS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report appears elsewhere herein.

     The statements of revenues and direct operating expenses of the Acquisition for the years ended December 31, 1997, 1996 and 1995, the statement of revenues and direct operating expenses of the Ballard Acquisition for the year ended December 31, 1996 and the statement of revenues and direct operating expenses of the 1995 Acquisition for the period ended June 12, 1995, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose reports appear elsewhere herein.

                              PETROLEUM ENGINEERS

     Certain information appearing in this Proxy Statement regarding estimated quantities of oil and gas reserves and the discounted present value of future pre-tax cash flows therefrom attributable to certain of the Company's properties at January 1, 1998 are based on reports reviewed by Williamson Petroleum Consultants, Inc. ("Williamson"), an independent petroleum engineering firm. Williamson has provided such services to the Company since 1996. There is no relationship between Williamson and the Company other than such services.

                                    GLOSSARY

     The terms defined in this section are used throughout this Proxy Statement.

     Adjusted EBITDA. Calculated by adding interest, income taxes, depreciation, depletion and amortization, exploration and abandonment costs and extraordinary loss resulting from extinguishment of debt to net income (loss).

     All-in finding costs. The amount of total capital expenditures, including acquisition costs, and exploration and abandonment costs for oil and gas activities divided by the amount of proved reserves (expressed in BOE) added during the specified period (including the effect on proved reserves of reserve revisions).

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bcf. One billion cubic feet.

     Bcfe. One billion cubic feet of gas equivalent.

     BOE. Barrels of oil equivalent. Determined using the ratio of six Mcf of gas to one Bbl of crude oil, condensate or gas liquids.

     Btu. One British thermal unit. The quantity of heat required to raise the temperature of one pound of water one degree Fahrenheit.

     Cfe. Cubic feet of gas equivalent. Determined using the ratio of six Mcf of gas to one Bbl of crude oil, condensate or gas liquids.

     Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development Well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry Well. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion of an oil or gas well.

     Exploratory Well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

     Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Leasehold Acre. The full leasehold interest in one acre of land. A leasehold interest is the interest of a person as a grantee or lessee under an oil and gas lease, including the right to drill and produce minerals, subject to the lessor's Royalty Interest.

     Mbbl. One thousand barrels of crude oil or other liquid hydrocarbons.

     MBOE. One thousand barrels of oil equivalent.

     Mineral Acre. The full mineral interest in one acre of land. A mineral interest is the property interest resulting from the severance of the rights to minerals on and under land from the ownership of the land itself, and includes the right to enter upon the land to explore, drill, produce and otherwise carry on mining activities.

     MMBOE. One million barrels of oil equivalent.

     Mmbbls. One million barrels of crude oil or other liquid hydrocarbons.

     Mmbtu. One million Btu's.

     Mcf. One thousand cubic feet.

     Mcfe. One thousand cubic feet of gas equivalent.

     Mmcf. One million cubic feet.

     Mmcfe. One million cubic feet of gas equivalent.

     Net acres or Net Wells. The sum of the fractional working interests owned in gross acres or gross wells.

     PV-10 Value or Present Value of Estimated Future Net Revenues. The present value of estimated future net revenues is an estimate of future net revenues from a property at its acquisition date, at a specified date, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not construed as being the fair market value of the properties. Estimates have been made using constant oil and natural gas prices and operating costs at the specified date.

     Productive Well. A well that is producing oil or gas or that is capable of production.

     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

     Royalty Interest. An interest in an oil and gas property entitling the owner to a share of oil and gas production free of costs of production.

     3-D Seismic. Advanced technology method of detecting accumulations of hydrocarbons identified by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

     Undeveloped Acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     Working Interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

                         INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Costilla Energy, Inc.:
  Independent Auditors' Report..............................    F-2
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................    F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1997, 1996 and 1995.......................    F-4
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1997, 1996 and 1995...........    F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1996 and 1995.......................    F-6
  Notes to Consolidated Financial Statements................    F-7
Interim Consolidated Financial Statements of Costilla
  Energy, Inc. (Unaudited):
  Consolidated Balance Sheets as of December 31, 1997 and
     June 30, 1998..........................................   F-27
  Consolidated Statements of Operations for the six months
     ended June 30, 1998 and 1997...........................   F-28
  Consolidated Statements of Cash Flows for the six months
     ended June 30, 1998 and 1997...........................   F-29
  Notes to Interim Consolidated Financial Statements........   F-30
Financial Statements of the Pioneer Acquisition:
  Independent Auditors' Report..............................   F-34
  Statements of Revenues and Direct Operating Expenses for
     the years ended December 31, 1997, 1996 and 1995 and
     the Six Months ended June 30, 1998 and 1997
     (Unaudited)............................................   F-35
  Notes to the Statements of Revenues and Direct Operating
     Expenses...............................................   F-36
Financial Statements of the Ballard Acquisition:
  Independent Auditors' Report..............................   F-39
  Statements of Revenues and Direct Operating Expenses for
     the year ended December 31, 1996 and the Six Months
     ended June 30, 1997 and 1996 (Unaudited)...............   F-40
  Notes to the Statements of Revenues and Direct Operating
     Expenses...............................................   F-41
Financial Statements of the 1995 Acquisition:
  Independent Auditors' Report..............................   F-44
  Statement of Revenues and Direct Operating Expenses for
     the period ended June 12, 1995.........................   F-45
  Notes to the Statement of Revenues and Direct Operating
     Expenses...............................................   F-46

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Costilla Energy, Inc.:

     We have audited the consolidated financial statements of Costilla Energy, Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Costilla Energy, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Midland, Texas
March 6, 1998

                             COSTILLA ENERGY, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997            1996
                                                              ------------    ------------
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  3,615        $ 12,618
  Accounts receivable:
     Trade, net.............................................       5,241           6,675
     Affiliates.............................................          --             332
     Oil and gas sales......................................       9,312           9,031
  Prepaid and other current assets..........................         912           1,753
                                                                --------        --------
          Total current assets..............................      19,080          30,409
                                                                --------        --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Oil and gas properties, using the successful efforts
     method of accounting:
     Proved properties......................................     199,355         140,477
     Unproved properties....................................      35,971           4,482
  Accumulated depletion, depreciation and amortization......     (71,152)        (20,435)
                                                                --------        --------
                                                                 164,174         124,524
  Other property and equipment, net.........................       3,766           2,420
                                                                --------        --------
          Total property, plant and equipment...............     167,940         126,944
                                                                --------        --------
OTHER ASSETS:
  Deferred charges..........................................       4,212           4,503
  Note receivable -- other..................................          --             250
  Other.....................................................       2,856             684
                                                                --------        --------
          Total other assets................................       7,068           5,437
                                                                --------        --------
                                                                $194,088        $162,790
                                                                ========        ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $     98        $     98
  Trade accounts payable....................................      22,490          12,718
  Undistributed revenue.....................................       4,566           3,517
  Other current liabilities.................................       3,437           3,756
                                                                --------        --------
          Total current liabilities.........................      30,591          20,089
                                                                --------        --------
LONG-TERM DEBT, LESS CURRENT MATURITIES.....................     163,087         100,262
                                                                --------        --------
OTHER NONCURRENT LIABILITIES................................          --           1,870
                                                                --------        --------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.10 par value (3,000,000 shares
     authorized; no shares outstanding).....................          --              --
  Common stock, $.10 par value (20,000,000 shares
     authorized; 10,150,500 shares outstanding at December
     31, 1997 and 10,475,000 shares outstanding at December
     31, 1996)..............................................       1,015           1,047
  Additional paid-in capital................................      37,425          41,081
  Retained deficit..........................................     (38,030)         (1,559)
                                                                --------        --------
          Total stockholders' equity........................         410          40,569
                                                                --------        --------
COMMITMENTS AND CONTINGENCIES...............................          --              --
                                                                --------        --------
                                                                $194,088        $162,790
                                                                ========        ========

          See accompanying notes to consolidated financial statements.

                             COSTILLA ENERGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------    -------    -------
REVENUES:
  Oil and gas sales.........................................  $ 72,300    $53,919    $21,693
  Interest and other........................................       940         40        123
  Gain on sale of assets....................................     3,261      1,067         --
                                                              --------    -------    -------
                                                                76,501     55,026     21,816
                                                              --------    -------    -------
EXPENSES:
  Oil and gas production....................................    30,029     21,325     10,024
  Oil and gas production -- affiliates......................        --        449        331
  General and administrative................................     8,407      4,682      2,910
  General and administrative -- affiliates..................        --        556        661
  Compensation related to option settlement.................        --         --        656
  Exploration and abandonments..............................     6,588      2,550      1,652
  Depreciation, depletion and amortization..................    26,409     12,430      5,958
  Impairment of oil and gas properties......................    28,189         --         --
  Interest..................................................    12,979     11,281      4,591
                                                              --------    -------    -------
                                                               112,601     53,273     26,783
                                                              --------    -------    -------
     Income (loss) before federal income taxes and
       extraordinary item...................................   (36,100)     1,753     (4,967)
PROVISION FOR FEDERAL INCOME TAXES
  Current...................................................        62        176          3
  Deferred..................................................        90      1,042         --
                                                              --------    -------    -------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.....................   (36,252)       535     (4,970)
     Extraordinary loss resulting from early extinguishment
       of debt, net of deferred tax benefit of $129 and
       $1,042...............................................      (219)    (4,975)        --
                                                              --------    -------    -------
NET LOSS....................................................  $(36,471)   $(4,440)   $(4,970)
                                                              ========    =======    =======
PREFERRED RETURN AND ACCRETION OF REDEEMABLE MEMBERS'
  CAPITAL...................................................  $     --    $(3,930)   $(2,842)
                                                              ========    =======    =======
LOSS BEFORE EXTRAORDINARY ITEM APPLICABLE TO COMMON
  EQUITY....................................................  $(36,252)   $(3,395)   $(7,812)
                                                              ========    =======    =======
NET LOSS APPLICABLE TO COMMON EQUITY........................  $(36,471)   $(8,370)   $(7,812)
                                                              ========    =======    =======
LOSS PER SHARE:
  Loss before extraordinary item............................  $  (3.49)   $ (0.52)   $ (1.50)
  Extraordinary loss resulting from early extinguishment of
     debt, net of deferred tax benefit......................     (0.02)     (0.77)        --
                                                              --------    -------    -------
NET LOSS....................................................  $  (3.51)   $ (1.29)   $ (1.50)
                                                              ========    =======    =======
WEIGHTED AVERAGE SHARES OUTSTANDING.........................    10,383      6,473      5,200
                                                              ========    =======    =======

          See accompanying notes to consolidated financial statements.

                             COSTILLA ENERGY, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                             TOTAL
                                                                                         STOCKHOLDERS'
                                                                ADDITIONAL   RETAINED     EQUITY AND
                                         PREDECESSOR   COMMON    PAID-IN     EARNINGS     PREDECESSOR
                                           CAPITAL     STOCK     CAPITAL     (DEFICIT)      CAPITAL
                                         -----------   ------   ----------   ---------   -------------
BALANCE AT DECEMBER 31, 1994
  (Predecessor)........................    $  (747)    $  --     $     --    $     --      $   (747)
  Issuance of predecessor interest.....      1,266        --           --          --         1,266
  Issuance costs.......................       (753)       --           --          --          (753)
  Net loss.............................     (4,970)       --           --          --        (4,970)
  Withdrawals..........................        (55)       --           --          --           (55)
  Imputed capital contribution on
     settlement of option..............        656        --           --          --           656
  Preferred return and accretion of
     redeemable predecessor capital....     (2,842)       --           --          --        (2,842)
                                           -------     ------    --------    --------      --------
BALANCE AT DECEMBER 31, 1995
  (Predecessor)........................     (7,445)       --           --          --        (7,445)
  Net loss.............................     (2,881)       --           --      (1,559)       (4,440)
  Preferred return and accretion of
     redeemable predecessor capital....     (2,456)       --           --          --        (2,456)
  Common stock issued, net.............         --       527       60,052          --        60,579
  Distributions to members.............     (4,218)       --        4,218          --            --
  Transfer of predecessor capital and
     issuance of common stock pursuant
     to the Offerings..................     17,000       520      (23,189)         --        (5,669)
                                           -------     ------    --------    --------      --------
BALANCE AT DECEMBER 31, 1996...........         --     1,047       41,081      (1,559)       40,569
  Net loss.............................         --        --           --     (36,471)      (36,471)
  Common stock issued, net.............         --         1           74          --            75
  Common stock repurchased and
     retired...........................         --       (33)      (3,730)         --        (3,763)
                                           -------     ------    --------    --------      --------
BALANCE AT DECEMBER 31, 1997...........    $    --     $1,015    $ 37,425    $(38,030)     $    410
                                           =======     ======    ========    ========      ========

          See accompanying notes to consolidated financial statements.

                             COSTILLA ENERGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................  $ (36,471)  $  (4,440)  $ (4,970)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation, depletion and amortization......     26,409      12,430      5,958
     Impairment of oil and gas properties..........     28,189          --         --
     Exploration and abandonments..................      1,517         491         --
     Amortization of deferred charges..............        262       1,131        137
     Deferred income tax expense...................        (39)         --         --
     Allowance for doubtful accounts...............        208          --         --
     Other noncash.................................         --         103        (75)
     Compensation related to option settlement.....         --          --        656
     Gain on sale of oil and gas properties........     (3,261)     (1,067)        --
     Extraordinary loss resulting from early
       extinguishment of debt......................        348       6,017         --
     Gain on investment transactions...............       (534)         --         --
                                                     ---------   ---------   --------
                                                        16,628      14,665      1,706
     Changes in operating assets and liabilities:
       Decrease (increase) in accounts
          receivable...............................      1,485      (8,462)    (4,818)
       Decrease (increase) in other assets.........     (3,585)     (1,076)      (216)
       Increase (decrease) in accounts payable.....     10,822       6,067      3,745
       Increase (decrease) in other liabilities....       (318)      4,475      2,655
       Increase (decrease) in deferred revenue.....         --      (3,319)     3,294
                                                     ---------   ---------   --------
          Net cash provided by operating
            activities.............................     25,032      12,350      6,366
                                                     ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to oil and gas properties..............   (111,580)    (67,010)   (61,500)
  Proceeds from sale of oil and gas properties.....     21,327       6,388         --
  Additions to other property and equipment........     (2,344)     (3,007)      (720)
  Advances on notes receivable --  other...........         --        (500)        --
  Advances on affiliate notes receivable...........         --          --       (247)
                                                     ---------   ---------   --------
          Net cash used in investing activities....    (92,597)    (64,129)   (62,467)
                                                     ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under long-term debt..................     96,304     228,707     62,704
  Payments of long-term debt.......................    (33,480)   (199,840)   (11,232)
  Proceeds from issuance of common stock, net......         75      60,579         --
  Purchase of common stock.........................     (3,763)         --         --
  Proceeds from redeemable predecessor capital.....         --          --     10,000
  Deferred loan and financing costs................       (574)     (8,191)    (2,587)
  Redemption of member's interest..................         --     (15,506)        --
  Distributions to members and withdrawals.........         --      (4,218)       (55)
                                                     ---------   ---------   --------
          Net cash provided by financing
            activities.............................     58,562      61,531     58,830
                                                     ---------   ---------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................     (9,003)      9,752      2,729
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....     12,618       2,866        137
                                                     ---------   ---------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...........  $   3,615   $  12,618   $  2,866
                                                     =========   =========   ========

          See accompanying notes to consolidated financial statements.

                             COSTILLA ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND NATURE OF OPERATIONS

     Costilla Energy, Inc. ("Costilla" or the "Company") was incorporated in Delaware in June 1996 to consolidate and continue the activities previously conducted by Costilla Energy, L.L.C., a Texas limited liability company, and its wholly owned subsidiaries, to acquire the assets of CSL Management Corporation ("CSL") (which owned certain office equipment used by the Company), and to acquire the stock of Valley Gathering Company ("Valley"). Costilla was formed for the purpose of conducting a $60 million initial public offering of common stock and a $100 million senior notes offering (the "Offerings"), which Offerings were completed in early October 1996.

     The Company is an oil and gas exploration and production concern with properties located principally in South and East Texas, the Rocky Mountains and the Permian Basin regions of the United States.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     As of December 31, 1997 and 1996, the consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company proportionately consolidates less than 100%-owned oil and gas partnerships and joint ventures in accordance with industry practice. All significant accounts and transactions between the Company and its subsidiaries have been eliminated.

     At December 31, 1996 Costilla had three wholly owned subsidiaries: (i) Costilla Petroleum Corporation, a Texas corporation ("CPC"), which operated properties owned by Costilla and owned minor interests in the same properties,
(ii) Statewide Minerals, Inc., a Texas corporation ("Statewide"), which had engaged in the purchase of small royalty and mineral interests; and (iii) Valley, which owned several small gas gathering systems, a small gas processing plant, certain salt water disposal systems and gas compressors. Costilla and CPC were the sole members of two Texas limited liability companies through which the Company's Moldovan operations are conducted.

     On January 1, 1997 CPC was merged into its parent and Costilla assumed the business, assets and liabilities of CPC. On March 1, 1997 Valley was merged into its parent and Costilla assumed the business, assets and liabilities of Valley. On March 5, 1997 Statewide was dissolved. This dissolution was effected for administrative purposes subsequent to the sale on December 31, 1996 of substantially all of the assets of Statewide for net proceeds of approximately $3.0 million. The remaining unsold producing oil and gas properties were transferred to Costilla on December 31, 1996.

  Use of Estimates

     Preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and depository accounts held by banks.

  Concentrations of Credit Risk

     Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of unsecured accounts receivable from unaffiliated working interest owners and crude oil and natural

                             COSTILLA ENERGY, INC.

gas purchasers. During the year ended December 31, 1997, the Company had sales to two customers each which exceeded 10% of total revenues, one for 14.5% and another for 12.2%. During the year ended December 31, 1996, the Company had sales to one customer which accounted for 11.2% of total revenues.

  Trade Receivables

     Trade receivables generally consist of amounts due from outside working interest owners for their proportionate share of drilling and operating costs incurred by the Company, as operator of the related properties.

  Hedging and Derivative Financial Instruments

     The financial instruments that the Company accounts for as hedging contracts must meet the following criteria: the underlying asset or liability must expose the Company to price or interest rate risk that is not offset in another asset or liability, the hedging contract must reduce that price or interest rate risk, and the instrument must be designated as a hedge at the inception of the contract and throughout the contract period. In order to qualify as a hedge, there must be clear correlation between changes in the fair value of the financial instrument and the fair value of the underlying asset or liability such that changes in the market value of the financial instrument will be offset by the effect of price or interest rate changes on the exposed items.

     Premiums paid for commodity option contracts and interest rate swap agreements which qualify as hedges are amortized to oil and gas sales and interest expense, respectively, over the terms of the agreements. Unamortized premiums are included in other assets in the consolidated balance sheet. Amounts receivable under the commodity option contracts and interest rate swap agreements are accrued as an increase in oil and gas sales and a reduction of interest expense, respectively, for the applicable periods. When these derivative financial instruments cease to qualify as hedges, these instruments are classified as investments held for trading purposes. Investments held for trading purposes are marked to market at the end of each reporting period and the net balance change is recorded as other income (loss) in the consolidated statement of operations for the applicable period.

  Oil and Gas Properties

     The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

     Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives of the assets, which range from 5 to 7 years.

     On sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On retirement or sale of a partial unit of proved property, the amount received is treated as a reduction of the cost of the interest retained.

     On sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been

                             COSTILLA ENERGY, INC.

assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

  Impairment of Long-Lived Assets

     As of January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("FAS 121"). Consequently, the Company reviews its long-lived assets to be held and used, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows, on a depletable unit basis, is less than the carrying amount of such assets. In this circumstance, the Company recognizes an impairment loss for the amount by which the carrying amount of the asset exceeds the fair value of the asset as determined based upon discounted future net cash flows.

  Deferred Charges

     The Company capitalized certain costs incurred in connection with the issuance of $100 million of senior notes and with obtaining the Revolving Credit Facility (see Note 7 for definitions and descriptions of each). These costs are being amortized over the lives of the related instruments.

  Revenue Recognition

     The Company uses the sales method of accounting for crude oil revenues. Under this method, revenues are recognized based on actual volumes of oil sold to purchasers.

     The Company uses the entitlements method of accounting for natural gas revenues. Under this method, revenues are recognized based on actual production of natural gas. As of December 31, 1997, the Company had recorded a net gas imbalance receivable for gas previously produced of approximately $2,341,000, comprised of approximately 1,496,000 mcf at a net price of $1.56 per mcf.

  Stock-based Compensation

     The Company accounts for employee stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Accordingly, the Company has only adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). See
Note 12 for the pro forma disclosures of compensation expense determined under the fair-value provisions of SFAS 123.

  Income Taxes

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

                             COSTILLA ENERGY, INC.

  Earnings Per Share

     In February, 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") which simplifies the existing standards for computing earnings per share ("EPS") and makes them comparable to international standards. In accordance with the provisions of FAS 128, the Company adopted FAS 128 in its year ended December 31, 1997 financial statements, although no restatement of prior period EPS information has been necessary. Under FAS 128, primary EPS is replaced by "basic" EPS, which excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. "Diluted" EPS, which is computed similarly to fully-diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the years ended December 31, 1997, 1996 and 1995, the computation of diluted net loss per share was antidilutive; therefore, the amounts reported for basic and diluted net loss per share were the same. Basic and diluted net income (loss) per share is reduced by the preferred return, accretion and redemption premium on redeemable members' capital for the years ended December 31, 1996 and 1995. For the periods prior to the Offerings, the weighted average shares outstanding attributable to predecessor capital are the 5,200,000 shares issued to the predecessor members upon conversion of the LLC.

  Environmental

     The Company is subject to extensive Federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally recorded at their undiscounted amounts unless the amount and timing of payments is fixed or reliably determinable.

  Reclassifications

     Certain reclassifications have been made to the 1995 financial statements to conform to the 1996 and 1997 presentation.

(3) ACQUISITION OF OIL AND GAS PROPERTIES

     On August 28, 1997, the Company consummated the purchase from Ballard Petroleum LLC ("Ballard") of certain oil and gas properties for an adjusted purchase price of approximately $41.2 million (the "Ballard Acquisition"). The properties are located primarily in the Rocky Mountain region of the United States. The transaction was accounted for using the purchase method. The results of operations of the acquired properties are included in the Consolidated Statements of Operations as of the acquisition closing date, August 28, 1997. In addition, the Company and Ballard have entered into an Acquisition and Exploration Agreement that establishes an area of mutual interest in the Rocky Mountain region in which the parties will jointly own, acquire, explore and develop oil and gas properties.

     On June 14, 1996, the Company consummated the purchase from Parker and Parsley Petroleum Company of certain oil and gas properties for an adjusted purchase price of approximately $38.7 million (the "1996 Acquisition"). The properties are located primarily in south and west Texas. The transaction was accounted for using the purchase method. The results of operations of the acquired properties are included in the Consolidated Statements of Operations as of the acquisition closing date, June 14, 1996. The Company

                             COSTILLA ENERGY, INC.

subsequently sold for approximately $3.3 million its wholly-owned subsidiary, Costilla Pipeline Corporation, which owned the Three Rivers Pipeline purchased in the 1996 Acquisition. Certain other acquired properties, which were located outside the Company's areas of strategic focus, were sold in 1996. No gain or loss was recorded on these sales.

     In June 1995 the Company acquired a group of oil and gas properties from Parker and Parsley Petroleum Company for an adjusted purchase price of approximately $46.6 million (the "1995 Acquisition"). The properties are located in the Permian Basin, Gulf Coast and Rocky Mountain regions. The transaction was accounted for using the purchase method. The results of operations of the acquired properties are included in the Consolidated Statements of Operations as of the acquisition date of June 12, 1995. Certain other acquired properties, which were located outside the Company's areas of strategic focus, were sold in 1995. No gain or loss was recorded on these sales.

  Pro Forma Results of Operations (unaudited)

     The following table reflects the pro forma results of operations as though the 1996 Acquisition , net of the related properties sold, and the Ballard Acquisition had occurred on January 1, 1996. The pro forma amounts are not necessarily indicative of the results that may be reported in the future.

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------    -------
                                                                (IN THOUSANDS)
Revenues....................................................  $ 82,189    $75,563
Net income (loss) before extraordinary item.................   (39,029)     1,007
Net income (loss) per share before extraordinary item.......     (3.76)      0.10

(4) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company adopted FAS 121 effective as of January 1, 1995. FAS 121 requires that long-lived assets held and used by an entity, including oil and gas properties accounted for under the successful efforts method of accounting, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets to be disposed of are to be accounted for at the lower of carrying amount or fair value less cost to sell when management has committed to a plan to dispose of the assets. All companies, including successful efforts oil and gas companies, were required to adopt FAS 121 for fiscal years beginning after December 15, 1995.

     In order to determine whether an impairment had occurred at December 31, 1997, the Company estimated the expected future cash flows of its oil and gas properties on a depletable unit basis and compared such future cash flows to the carrying amount of the related oil and gas properties to determine if the carrying amount was recoverable. If the costs of a depletable unit did not appear to be recoverable, impairment on the depletable unit was recorded equal to the difference between the estimated present value and the costs. These estimates of net undiscounted cash flow and estimated present values for the Company's total oil and gas reserves were based upon the non-escalated prices used in the Company's December 31, 1997 reserve report. Based on this process, a noncash pre-tax writedown of $28,189,000 in the carrying amount of the Company's proved properties was recorded at December 31, 1997. No writedown in the carrying amount of the Company's proved properties was recorded at December 31, 1996.

(5) DERIVATIVE FINANCIAL INSTRUMENTS

     The Company utilizes derivative financial instruments to manage well-defined interest rate and commodity price risks. The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap agreements and its commodity hedges. The Company only deals with reputable

                             COSTILLA ENERGY, INC.

financial institutions as counterparties and anticipates that such counterparties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of the counterparties.

     Commodity Hedges. The Company utilizes option contracts to hedge the effect of price changes on future oil and gas production. If market prices of oil and gas exceed the strike price of put options, the options will expire unexercised, therefore, reducing the effective price received for oil and gas sales by the cost of the related option. If market prices of oil and gas exceed the strike price of call options, the Company is obligated to pay the contracting counterparty an amount equal to the contracted volumes times the difference between the market price and the strike price, therefore, reducing the effective price received for oil and gas sales by the amount paid to the counterparty.

     The net effect of the Company's commodity hedging activities reduced oil and gas revenues by $1,226,000, $1,705,000, and $80,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The following table sets forth the future volumes hedged by year and the weighted-average strike price of the option contracts at December 31, 1997:

                            OIL            GAS
                        DAILY VOLUME   DAILY VOLUME                          STRIKE PRICE
                           (BBLS)        (MMBTU)            TERM            PER BBL/MMBTU
                        ------------   ------------         ----            -------------
Oil:
  1998................     6,500             --       Jan. 98 - Aug. 98   $18.50 - $22.55(a)
Gas:
  1998................        --          5,000       Jan. 98 - Oct. 98        $2.00(b)

---------------

(a) Represents the strike prices of a collar established with the purchase of a put option contract and the sale of a call option contract.

(b) Represents the strike price on a purchased put option contract.

     In March 1998 the Company purchased put options on 40,000 Mmbtu of gas per day, establishing a floor price of $2.15 per Mmbtu, and sold call options on 40,000 Mmbtu of gas per day, establishing a ceiling price at $2.55 per Mmbtu, for the period April 1998 through October 1998.

     Interest Rate Swap Agreements. Prior to the Offerings, the Company utilized two interest rate swap agreements to reduce the potential impact of increases in interest rates on floating-rate long-term debt. Concurrent with the issuance of the $100 million of 10.25% fixed-rate senior notes in early October 1996, the two interest rate swap agreements ceased to be hedges. These interest rate swap agreements were marked-to-market and the related liability recorded. The liability for the two interest rate swap agreements was $1,712,000 at December 31, 1996. A $60 million interest rate swap agreement expired in May 1997. As a result of the Company's borrowings against its line of credit, which bears interest on a floating rate basis, the remaining $24 million interest rate swap agreement again fully qualified as a hedge in August 1997. At each borrowing date from October 1996 to August 1997, a portion of the interest rate swap agreement was marked-to-market with the resulting gains or losses recorded as investment income or loss while the hedge portion was being amortized over the remaining life of the agreement. As a result of expiration and marking the agreements to market, the Company recorded a net investment gain of approximately $510,000 during the year ended December 31, 1997. Concurrent with the payment of all of the Company's floating rate debt from proceeds of the 1998 Notes (as defined and discussed in Note 7), the interest rate swap agreement ceased to qualify as a hedge. As a result of marking-to-market the interest rate swap agreement at that time, the Company recorded an additional liability of approximately $23,000. The interest rate swap agreement in place as of December 31, 1997 has a notional amount of $24 million with a fixed rate of 7.5% and will expire in January, 1999.

                             COSTILLA ENERGY, INC.

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1997 and 1996. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                    1997                  1996
                                             -------------------   -------------------
                                             CARRYING     FAIR     CARRYING     FAIR
                                              AMOUNT     VALUE      AMOUNT     VALUE
                                             --------   --------   --------   --------
                                                          (IN THOUSANDS)
Financial Assets:
  Cash, cash equivalents and restricted
     cash..................................  $  3,615   $  3,615   $ 12,618   $ 12,618
  Receivables (trade)......................     5,241      5,241      6,675      6,675
  Receivables (oil and gas sales)..........     9,312      9,312      9,031      9,031
  Commodity option contracts...............       190      1,488        592     (2,172)
  Gas imbalances receivable................     2,341      3,087         --         --
  Notes receivable -- affiliate............       476        476        684        542
  Notes receivable -- other................       250        250        500        500
Financial liabilities:
  Payables (trade).........................    22,490     22,490     12,718     12,718
  Long-term debt...........................   163,087    167,587    100,262    105,512
  Interest rate swap and option
     agreements............................       521        493      1,712      1,712

     The carrying amounts shown in the table are included in the statement of financial position under the indicated captions.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          Cash, trade receivables, notes receivable-other and trade payables:
     The carrying amounts approximate fair value because of the short maturity of those instruments.

          Commodity option contracts: The carrying amount comprises the unamortized premiums paid for the option contracts. The fair value is estimated using option pricing models and essentially values the potential for the option contracts to become in-the-money through changes in commodity prices during the remaining terms.

          Gas imbalances receivable: The carrying amount reflects the net quantity of gas imbalances receivable based upon current prices at December 31, 1997.

          Notes receivable -- affiliate: The amounts reported relate to notes receivable from an affiliated company. The carrying amount reflects an estimate of net present value using an assumed annual interest rate of 9% based upon the anticipated note payment schedule.

          Long-term debt: The fair value of the Company's long-term debt is based upon the quoted market price for the senior notes at December 31, 1997 and 1996 and the carrying amounts outstanding under the two credit facilities at December 31, 1997 (see Note 7 for a complete discussion of long-term debt).

          Interest rate swap agreements: At December 31, 1997, the Company had an interest rate swap agreement outstanding with a notional amount of $24 million. This agreement is more fully described in Note 5. The carrying amount is equal to the sum of the unamortized premiums paid for the agreement and the fair value. The fair values of each of the open interest rate swap agreements was obtained from

                             COSTILLA ENERGY, INC.

     bank quotes and represent the estimated amount the Company would pay upon termination of the agreements at December 31, 1997 and 1996, taking into consideration interest rates at that date.

(7) LONG-TERM DEBT

     Long-term debt consists of the following (thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
10.25% Senior Notes due 2006................................  $100,000    $100,000
Revolving Credit Facility...................................    33,000         100
Acquisition Credit Facility.................................    30,000          --
Other notes payable.........................................       185         260
                                                              --------    --------
                                                               163,185     100,360
  Less current maturities...................................        98          98
                                                              --------    --------
                                                              $163,087    $100,262
                                                              ========    ========

     In August 1997, the Company entered into a credit agreement (the "Revolving Credit Facility") with Bankers Trust Company, as agent, to refinance its existing bank indebtedness and to finance a portion of the Ballard Acquisition purchase price. The Revolving Credit Facility provides for a maximum availability of $75.0 million, $33.0 million of which was borrowed at December 31, 1997 against an available borrowing base of $36.5 million at such date. Borrowings under the Revolving Credit Facility bear interest, at the Company's option, at a floating rate which is at or above the Lender's prime rate or above the applicable Eurodollar rate, depending on the percentage of committed funds which have been borrowed. Interest is payable quarterly as to base rate loans, and at the end of the applicable interest period as to Eurodollar loans. The borrowing base of the Revolving Credit Facility is automatically reduced by 5% each quarter beginning in August 1999, and payments of principal are required in each quarter in which the outstanding principal balance is greater than the reduced borrowing base. The remaining balance is payable on August 28, 2002, the maturity date of the Revolving Credit Facility. Under the Revolving Credit Facility, the Company is obligated to pay certain fees to the lender, including a commitment fee based on the unused portion of the commitment. The Revolving Credit Facility contains customary restrictive covenants (including restrictions on the payment of dividends and the incurrence of additional indebtedness) and requires the Company to maintain (i) a current ratio of not less than 1.0 to 1.0, including amounts available under the Revolving Credit Facility and excluding current maturities under the Revolving Credit Facility and the Acquisition Credit Facility, (ii) a ratio of EBITDA to interest expense of not less than 2.50 to 1 and (iii) a minimum tangible net worth. Borrowings under the Revolving Credit Facility are secured by substantially all of the assets of the Company.

     In August 1997, the Company also entered into a second credit agreement (the "Acquisition Credit Facility") with Bankers Trust Company, as agent, to provide funds for a substantial portion of the Ballard Acquisition purchase price. The Acquisition Credit Facility is a term loan in the amount of $30.0 million and is subject to a borrowing base to be determined at least semi-annually. Borrowings under the Acquisition Credit Facility bear interest, at the Company's option, at a floating rate which is above the Lender's prime rate or the applicable Eurodollar rate. Interest is payable quarterly as to base rate loans, and at the end of the applicable interest period as to Eurodollar loans. Principal payments commence in February 1998, and are $1.7 million quarterly for the first year and $1.4 million each quarter thereafter for two years, with all remaining amounts due at maturity, February 28, 2001. Borrowings under the Acquisition Credit Facility are secured by the assets acquired in the Ballard Acquisition.

     In October 1996, the Company issued $100 million aggregate principal amount of 10.25% Senior Notes due October 1, 2006 (the "Notes"). The Notes were sold at par and interest is payable April 1 and October 1,

                             COSTILLA ENERGY, INC.

commencing April 1, 1997. The Notes may not be redeemed prior to October 1, 2001, and thereafter at a premium reducing to par, plus interest, by maturity. There is no mandatory redemption of the Notes required prior to maturity. The Notes are general unsecured senior obligations of the Company and rank equally in right of payment with all other senior indebtedness of the Company and senior in right of payment of all existing future subordinated indebtedness of the Company. The Notes are subject to an Indenture between the Company and a trustee. The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens, engage in any sale and leaseback transaction, sell stock of subsidiaries, apply net proceeds from certain assets sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the company, or enter into certain transactions with affiliates. Net proceeds from the sale of the Notes of approximately $96.1 million were used to repay existing indebtedness.

     In October 1996, the Company entered into a credit agreement (the "1996 Credit Facility") with NationsBank of Texas, N.A The 1996 Credit Facility provided for a revolving line of credit with the availability of funds and letters of credit being subject to a borrowing base determination at least semiannually. The borrowing base provided a maximum availability of $50.0 million (which amount was also the initial borrowing base), $100,000 of which was outstanding at December 31, 1996. Availability under the borrowing base was initially limited to $20.0 million for working capital and $30.0 million for acquisitions of oil and gas properties meeting certain criteria established by the lender. Borrowings under the 1996 Credit Facility bore interest, at the Company's option, at a floating rate which was at or above the NationsBank, N.A. prime rate or the LIBOR rate, depending on the percentage of committed funds which were borrowed. Interest was payable quarterly and principal was to be amortized in twelve equal installments commencing two years from the date of the credit agreement. Under the 1996 Credit Facility, the Company was obligated to pay certain fees to the lender, including a commitment fee which ranged from 0.30% to 0.40% based on the unused portion of the commitment. The 1996 Credit Facility contained customary restrictive covenants (including restrictions on the payment of dividends and the incurrence of additional indebtedness) and required the Company to maintain a current ratio of not less than 1.0 to 1.0, a ratio of Adjusted EBITDA to interest expense of not less than 2.0 to 1.0 and a minimum tangible net worth. Borrowings under the 1996 Credit Facility were secured by substantially all of the assets of the Company and any subsidiary of the Company that guaranteed the Company's obligations under the 1996 Credit Facility. None of the Company's subsidiaries guaranteed the Company's obligations under the 1996 Credit Facility.

     In June 1996, the Company entered into a loan agreement with NationsBridge, L.L.C. to provide financing of up to $125 million ("Bridge Loan"). The proceeds of this Bridge Loan were used to finance the 1996 Acquisition, to refinance the 1995 Credit Facility and for other general corporate purposes. The Company capitalized certain costs incurred in obtaining the Bridge Loan and amortized these costs over the estimated life of the Bridge Loan. Concurrent with the Offerings, the $2,665,000 remaining unamortized balance of these deferred charges were expensed as an extraordinary item.

     In June 1995, the Company entered into a Credit Agreement ("1995 Credit Facility") with a syndicate of banks to provide financing for an aggregate $185 million senior secured revolving line of credit ("Revolver Notes") and an aggregate $15 million in senior secured term notes ("Term Notes"). In June 1996, these notes in a total amount of $71,494,000 were paid off with a portion of the proceeds of the Bridge Loan. The Company capitalized certain costs incurred in obtaining the 1995 Credit Facility and amortized these costs over the lives of the notes. Concurrent with the Bridge Loan, the $1,640,000 remaining unamortized balance of these deferred charges were expensed as an extraordinary item.

     In January 1998, the Company issued an additional $80 million aggregate principal amount of 10.25% Senior Notes due October 1, 2006 (the "1998 Notes"). The notes were sold at a premium (102.5%) and interest is payable April 1 and October 1, commencing April 1, 1998. The 1998 Notes may not be redeemed prior to October 1, 2001, and thereafter at a premium reducing to par, plus interest, by maturity. The 1998

                             COSTILLA ENERGY, INC.

Notes are subject to the same terms and conditions as the Notes. Net proceeds from the sale of the 1998 Notes of approximately $78.8 million were used to repay the Acquisition Credit Facility in full, all but $500,000 of the Revolving Credit Facility and the remainder was used for general corporate working capital needs.

     In light of the issuance of the 1998 Notes and the concurrent repayment of the Acquisition Credit Facility , there are no current maturities of long-term debt. Therefore, all amounts owed under the Revolving Credit Facility and Acquisition Facility as of December 31, 1997 have been classified as long-term obligations.

     The Company paid interest on long-term debt of $12,198,937, $8,838,971 and $4,453,684 in 1997, 1996 and 1995, respectively.

(8) INCOME TAXES

     Concurrent with the Offerings, the Company became a tax paying entity for U.S. Federal income tax purposes. At that date, the tax basis of the Company's assets and liabilities exceeded the book basis by approximately $3,500,000, resulting in a deferred tax asset of approximately $1,200,000. A valuation allowance was provided for 100% of this deferred tax asset.

     Income tax provision (benefit) and amounts separately allocated were as follows (thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                              1997      1996
                                                              -----    -------
Income (loss) before extraordinary item.....................  $ 152    $ 1,218
Extraordinary loss resulting from early extinguishment of
  debt......................................................   (129)    (1,042)
                                                              -----    -------
                                                              $  23    $   176
                                                              =====    =======

     In 1997, the Company's effective tax rate differs from the U.S. Federal statutory rate primarily because of a valuation allowance established for net operating loss carryforwards, as discussed below. The Company's effective tax rate does not differ materially from the U.S. Federal statutory rate in 1996.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities were as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------    -------
Deferred tax assets (liabilities):
  Net operating loss carryforwards..........................  $ 15,331    $ 2,805
  Interest rate swap agreements.............................       116        599
  Oil and gas properties, principally due to differences in
     depletion, impairment and the deduction of intangible
     drilling costs for tax purposes........................     1,253     (1,692)
  Other.....................................................     1,365         --
                                                              --------    -------
Net deferred tax asset......................................    18,065      1,712
Valuation allowance of net deferred tax asset...............   (18,065)    (1,712)
                                                              --------    -------
Net deferred tax asset, net of valuation allowance..........  $     --    $    --
                                                              ========    =======

     A valuation allowance is provided for when it is more likely than not that some portion of the deferred tax assets will not be realized. Due to uncertainties arising from a lack of earnings history and based on management's intentions to continue an aggressive drilling program (generating intangible drilling costs which

                             COSTILLA ENERGY, INC.

are projected to create future losses for tax purposes), it does not appear more likely than not that the Company will be able to utilize all the available carryforwards prior to their ultimate expiration.

     At December 31, 1997, the Company had net operating loss carryforwards of approximately $43.8 million, which are available to offset future regular taxable income, if any. The carryforwards expire December 31, 2011 and 2012.

(9) COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases equipment and office facilities under operating leases on which rental expense for the years ended December 31, 1997, 1996 and 1995 was $376,978, $416,442 and $311,221, respectively. Future minimum lease commitments under noncancellable operating leases at December 31, 1997 are as follows (thousands):

1998........................................................    $  394,372
1999........................................................       376,699
2000........................................................       327,517
2001........................................................       352,302
2002........................................................       343,924
Thereafter..................................................     1,023,048

  Employment Agreements

     In 1996, the Company entered into employment agreements with four of its executive officers. The employment agreements are each for three years and each will automatically renew for successive one-year periods thereafter unless the employee is notified to the contrary. These employment agreements provide for base annual salary levels totaling $1,035,000 for 1998.

     Each employee would receive his salary for the remaining term of the applicable employment agreement if the Company were to terminate such person's employment other than for cause. If such person were to voluntarily leave his employment with the Company prior to the second anniversary of the employment agreement no further payments would be required. With the exception of one of the Company's executive officers, if a voluntary termination were to occur after the second anniversary of the employee agreement, such person would be entitled to one year's salary from the date of termination. With the exception of one of the Company's executive officers, the employee agreements provide that the covered employee will not compete with the Company for a one year period following his voluntary cessation of employment or termination of employment for cause, in either case if such event occurs within the initial three-year term of the employee agreement.

  Exploration and Development

     In July 1995, the Republic of Moldova (located in Eastern Europe between Romania and the Ukraine) granted a Concession Agreement to Resource Development Company Limited, L.L.C. ("Redeco"), an entity not affiliated with the Company. The Company paid Redeco $90,000 and agreed to bear the first $2.0 million of Concession expenses in return for a 50.0% interest in Redeco. Upon reaching the $2.0 million in 1996, Redeco elected, according to the agreement, to pay the Company for half of all amounts expended in excess of $750,000 plus interest. The Concession Agreement covers the entire country with respect to oil and gas and other minerals and continues for various time periods depending on the nature of the activity conducted. The Company has no material fixed financial commitments with respect to the Concession. As of December 31, 1997, the Company's share of costs expended was $3,681,137.

                             COSTILLA ENERGY, INC.

  Letters of Credit

     As a result of certain bonding and hedging counterparty requirements, the Company has caused irrevocable letters of credit to be issued by a bank totaling $996,000. As of December 31, 1997, no amounts had been drawn on these letters of credit.

(10) 401(k) PLAN

     The Company has established a qualified cash or deferred arrangement under IRS code section 401(k) covering substantially all employees. Under the plan, the employees have an option to make elective contributions of a portion of their eligible compensation, not to exceed specified annual limitations, to the plan and the Company has an option to match a percentage of the employee's contribution. The Company has made matching contributions to the plan totaling $122,336, $58,713, and $22,531 in 1997, 1996 and 1995, respectively.

(11) REDEEMABLE PREDECESSOR CAPITAL AND PREDECESSOR CAPITAL

     During 1995, NationsBanc Capital Corporation ("NBCC") contributed $10 million in exchange for a 30% ownership interest in the Company including the preferential return described below. Of this amount $1,266,000 was attributed to the non-redeemable portion of predecessor capital and $8,734,000 was attributed to redeemable predecessor capital. Preferred return and accretion of predecessor capital included in the consolidated statements of operations and the consolidated statements of stockholders' equity includes accretion of the amount attributable to redeemable predecessor capital to $10,000,000 over a two year period beginning February 17, 1995. As described below, the redemption amount was ultimately to be equal to $10,000,000 plus a preferred return and an additional redemption amount related to NBCC's redeemable interest not subject to preferential return.

     Concurrent with the Offerings, NBCC's membership interest was redeemed for a total of $15,506,614 and 936,000 common shares were issued to NBCC. After accounting for the Underwriter's exercise of its over-allotment option in November 1996, NBCC owns 8.94% of the 10,475,000 common shares outstanding at December 31, 1996. The following table details the redemption price paid to
NBCC:

NBCC Preferred Capital Contribution.........................    $10,000,000
Preferred Return............................................      2,732,376
                                                                -----------
Adjusted NBCC Preferred Capital Contribution................     12,732,376
PLUS: 10% Redemption Premium................................      1,273,238
PLUS: Aggregate Redemption Price of NBCC's Redeemable
  Unrestricted Common Units.................................      1,500,000
                                                                -----------
Total Redemption Price Paid NBCC............................    $15,505,614
                                                                ===========

     Redeemable predecessor capital was subject to a preferential return of 15% per annum and was redeemable at any time at the Company's option, subject to a redemption premium as described below, or at NBCC's option on February 17, 2003 or at an earlier date upon occurrence of certain events including a change in control, certain changes in management, a change in the Company's status as a limited liability company for tax purposes, or violation of any of various other restrictive provisions contained in the Regulations of Costilla Energy, Inc. (the "Regulations"). The 15% preferred return was treated as a reduction of predecessor capital.

     In addition, a portion of NBCC's interest not subject to preferential return was classified as redeemable predecessor capital as the Company could have been be required to repurchase such interest upon the occurrence of certain events similar to those events requiring redemption of the redeemable predecessor

                             COSTILLA ENERGY, INC.

capital described above and, in any event, on or after February 17, 2000. Such interest could have, at the Company's option, been repurchased to the extent the Company has exercised its right to redeem all or a portion of the redeemable members' interest subject to the preferential return. The redemption price the Company would have paid in either instance would be determined by the year in which the predecessor capital was repurchased, up to an aggregate of $5,500,000. Prior to the Offerings in October 1996, the ultimate redemption price of $5,500,000 was being accrued ratably over the period from February 17, 1995 through February 17, 2000 and was treated as a reduction of predecessor capital.

(12) STOCK-BASED COMPENSATION

  Outside Directors Stock Option Plan

     The Outside Directors Stock Option Plan provides for the issuance of stock options to the outside directors of the Company. A total of 50,000 shares has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. Only outside directors are eligible to participate in the plan. Outside directors are those directors of the Company who are not executive officers or regular salaried employees of the Company as of the date the Option is granted. Under the plan, an option for 1,000 shares of Common Stock will be granted to each person who qualifies as an outside director each year that such person is elected as a director of the Company. The exercise price of each option granted under the plan will be the fair market value (as reported on the Nasdaq National Market) of the Common Stock at the time the option is granted and may be paid either in cash, shares of Common Stock or a broker-assisted cashless transaction. Each option will be exercisable immediately, and will expire ten years from the date of grant.

     The plan was amended during 1997 to provide that a total of 100,000 shares be authorized and reserved for issuance under this plan and that each person qualifying as an outside director shall receive an option for 5,000 shares each year that such person is elected as a director of the Company. During the year ended December 31, 1997, options on 15,000 shares were granted under this plan, leaving 85,000 options available for future grant under the plan as of December 31, 1997. The options granted during 1997 have a term of ten (10) years and an exercise price of $12.50 per share, a price equal to the market price on the date of grant. The weighted average fair value, as calculated under the provisions of FAS 123, of the options granted in 1997 was $8.56 per share.

  Bonus Incentive Plan

     The Bonus Incentive Plan provides that the Board of Directors each year may award bonuses in cash, Common Stock, or some combination thereof, to those officers, directors, employees and advisors of the Company or a subsidiary of the Company, who the Board of Directors determines have contributed to the success of the Company. A total of 150,000 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. All officers, directors, employees and advisors of the Company or a subsidiary of the Company who have completed a minimum of 180 days of service and are employed or retained by the Company or such subsidiary on the last day of the plan year, other than such persons who own ten percent or more of the outstanding shares of the Common Stock during that year, are eligible to participate in the plan. Bonus awards will be determined based upon a number of factors, including performance and salary level of the participant and the financial performance of the Company and its subsidiaries. Bonuses will be awarded after review and upon approval of the Board of Directors, subject to the terms and conditions of the plan.

     The plan was amended during 1997 to provide that the plan be administered by the Compensation Committee of the Board of Directors, that awards of incentive compensation under this plan be made within 120 days after the expiration of each fiscal year and the removal of the exclusion of ten percent or more

                             COSTILLA ENERGY, INC.

shareholders as eligible participants in the plan. During the year ended December 31, 1997, 4,500 shares were issued under this plan at the current market price of $13.38 per share.

  1996 Stock Option Plan

     The 1996 Stock Option Plan provides for the grant of both incentive stock options and non-qualifying stock options, as well as limited stock appreciation rights and supplemental bonuses, to the employees of the Company and its subsidiaries, including officers and directors who are salaried employees. A total of 850,000 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The plan is administered by the Board of Directors. The Board of Directors has the sole authority to interpret the plan, to determine the persons to whom the options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of the options to be granted under the plan; provided that (a) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock on the date the option is granted (and for incentive stock options, 110% of fair market value if the employee is the beneficial owner of 10% or more the Company's voting securities), (b) the exercise price must be paid in cash, by surrendering previously owned shares of Common Stock upon the exercise of the option or by a promissory note or broker-assisted cashless exercise approved by the Board of Directors, (c) the term of the option may not exceed ten years, and (d) no option is transferable other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order. Limited stock appreciation rights may be granted under the plan with respect to specified options, allowing the option holder to receive, in cash, the difference between the exercise price and the market value in the event of a change in control of the Company. The Board of Directors may also grant supplemental bonuses under the plan which are cash bonuses not to exceed the amount of income tax liability incurred by a plan participant upon the exercise of a non-qualifying stock option or a limited stock appreciation right with respect to which the bonus was granted. The Board of Directors may amend without stockholder approval, in any respect other than any amendment that requires stockholder approval by law, and may modify any outstanding option, including the repricing of non-qualifying options, with the consent of the option holder. There are currently approximately 135 employees who are eligible to participate in the plan.

     The plan was amended during 1997 to provide that the plan be administered by the Compensation Committee of the Board of Directors and that a total of 1,250,000 shares be authorized and reserved for issuance under this plan.

     No options were issued under this plan during 1997. During 1996, the Company granted 711,750 stock options pursuant to the 1996 Stock Option Plan,of which 1,500 shares were exercised in 1997. There were 547,750 options available for future grant under the plan as of December 31, 1997. The options granted during 1996 have a term of ten (10) years and an exercise price of $12.50 per share, a price equal to the market price on the date of the grant. The weighted average fair value, as calculated under the provision of SFAS 123, of the options granted in 1996 was $6.73 per share.

     The Company applies APB 25 and related Interpretations in accounting for its stock option awards. Accordingly, no compensation expense has been recognized for its stock option awards. If compensation expense for the stock option awards had been determined consistent with SFAS 123, the Company's net loss and net loss per share, for the year ended December 31, 1997 and 1996 would have been adjusted to the following pro forma amounts:

                                                               1997           1996
                                                           ------------    -----------
Net loss................................................   $(37,740,000)   $(6,285,276)
Net loss per share......................................          (3.63)         (1.58)

                             COSTILLA ENERGY, INC.

     Under SFAS 123, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997 and 1996:

                                                                1997       1996
                                                               -------    -------
Risk-free interest rate.....................................     6.25%      6.25%
Expected life...............................................   5 years    5 years
Expected volatility.........................................       80%        54%
Expected dividend yield.....................................        0%         0%

(13) RELATED PARTY TRANSACTIONS

     Certain members and officers of the Company have owned interests in and held positions with A&P Meter Service and Supply, Inc. ("A&P"), CSL, 511 Tex L.C. ("511 Tex"), and Valley.

     Advances from the Company to A&P have been consolidated into two promissory notes. The first note, which was originally executed December 31, 1994, totals $390,000, including accrued interest. The note bears interest at a floating rate equal to the "prime rate" plus 1.0%. No principal or interest payments are due until the maturity of the note at December 31, 2004. The note is secured by a second lien on A&P's accounts receivable, inventory and equipment. The second note is in the amount of $294,000, including accrued interest and is dated May 22, 1996. The note is unsecured and is payable upon demand. During 1997, the Company created an allowance of $208,000 related to these notes to reflect the estimated present value of anticipated future payments on these notes. During 1997, 1996 and 1995, the Company paid $561,343, $520,519 and $612,139, respectively, to A&P for goods and services provided.

     During 1996 and 1995, the Company paid $517,352 and $592,920, respectively, to CSL for management fees and lease payments on equipment.

     During 1996 and 1995, the Company paid $50,742 and $67,896, respectively, to 511 Tex for office rent.

     During 1996 and 1995 the Company paid $484,000 and $440,884, respectively, to Valley for gas compression and salt water disposal charges. During 1996 and 1995, Valley paid the Company $383,139 and $109,399, respectively, for operating costs of its salt water disposal wells and gas compressors.

     During 1996 and 1995 the LLC paid $75,000 each year to NationsBank Capital Corp. for management fees. No management fees are due to NationsBank Capital Corp. for any period subsequent to the Offerings.

(14) OIL AND GAS EXPENDITURES

     The following table reflects costs incurred in oil and gas property acquisition, exploration and development activities:

                                                           YEARS ENDED DECEMBER 31,
                                                        ------------------------------
                                                          1997       1996       1995
                                                        --------    -------    -------
                                                                 (THOUSANDS)
Property acquisition costs:
  Proved..............................................  $ 25,731    $39,505    $52,470
  Unproved............................................    32,415        721      1,742
Exploration...........................................    16,194      6,760      5,627
Development...........................................    43,942     17,723        158
                                                        --------    -------    -------
                                                        $118,282    $64,709    $59,997
                                                        ========    =======    =======

                             COSTILLA ENERGY, INC.

(15) SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

     The estimates of proved oil and gas reserves, which are located principally in the United States, were prepared by the Company as of December 31, 1997 and 1995 and by Williamson Petroleum Consultants as of December 31, 1996. Williamson Petroleum Consultants performed a review of approximately 72% of the Company's estimated United States reserves as of December 31, 1997 (on a PV-10 basis). The Moldova reserve estimates were prepared by W. Scott Epley, P.E. as of December 31, 1997. Reserves were estimated in accordance with guidelines established by the SEC and FASB which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. The Company has presented the United States reserve estimates utilizing an oil price of $15.29 per Bbl and a gas price of $2.20 per Mcf as of December 31, 1997 and an oil price of $24.17 per Bbl and a gas price of $3.96 per Mcf as of December 31, 1996. The Company has presented the Moldovan reserve estimates utilizing an oil price of $16.00 per Bbl and a gas price of $2.08 per Mcf as of December 31, 1997.

  Oil and Gas Producing Activities

     Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

                             COSTILLA ENERGY, INC.

                                        UNITED STATES          MOLDOVA              TOTAL
                                      -----------------   -----------------   -----------------
                                                NATURAL             NATURAL             NATURAL
                                        OIL       GAS       OIL       GAS       OIL       GAS
                                      (MBBLS)   (MMCF)    (MBBLS)   (MMCF)    (MBBLS)   (MMCF)
                                      -------   -------   -------   -------   -------   -------
Total Proved Reserves:
Balance, January 1, 1995............   4,009     27,512       --         --    4,009     27,512
  Revisions of previous estimates...    (570)       425       --         --     (570)       425
  Extensions and discoveries........     605      8,922       --         --      605      8,922
  Production........................    (950)    (4,806)      --         --     (950)    (4,806)
  Purchases of minerals-in-place....   7,694     46,099       --         --    7,694     46,099
                                      ------    -------   ------    -------   ------    -------
Balance, December 31, 1995..........  10,788     78,152       --         --   10,788     78,152
  Revisions of previous estimates...   1,782      5,440       --         --    1,782      5,440
  Extensions and discoveries........   1,169     13,581       --         --    1,169     13,581
  Production........................  (1,726)    (9,205)      --         --   (1,726)    (9,205)
  Sales of minerals-in-place........    (119)      (482)      --         --     (119)      (482)
  Purchases of minerals-in-place....   5,106     32,786       --         --    5,106     32,786
                                      ------    -------   ------    -------   ------    -------
Balance, December 31, 1996..........  17,000    120,272       --         --   17,000    120,272
  Revisions of previous estimates...  (3,651)     3,064       --         --   (3,651)     3,064
  Extensions and discoveries........   2,465     58,888      395      1,318    2,860     60,206
  Production........................  (2,175)   (14,698)      --         --   (2,175)   (14,698)
  Sales of minerals-in-place........  (2,065)   (27,743)      --         --   (2,065)   (27,743)
  Purchases of minerals-in-place....   2,983      7,536       --         --    2,983      7,536
                                      ------    -------   ------    -------   ------    -------
Balance, December 31, 1997..........  14,557    147,319      395      1,318   14,952    148,637
                                      ======    =======   ======    =======   ======    =======
Proved Developed Reserves:
  January 1, 1995...................   2,632     16,340       --         --    2,632     16,340
  December 31, 1995.................   8,566     57,393       --         --    8,566     57,393
  December 31, 1996.................  14,018     90,023       --         --   14,018     90,023
  December 31, 1997.................  10,646     84,558       --        359   10,646     84,917

  Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows.

     Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks

                             COSTILLA ENERGY, INC.

associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                        YEARS ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1997        1996        1995
                                                    ---------   ---------   ---------
                                                               (THOUSANDS)
UNITED STATES
Future cash flows.................................  $ 547,584   $ 887,100   $ 350,653
Future costs:
  Production......................................   (205,454)   (323,288)   (145,510)
  Development.....................................    (41,291)    (25,469)    (16,806)
                                                    ---------   ---------   ---------
Future net cash flows before income taxes.........    300,839     538,343     188,337
Future income taxes...............................     31,249     144,836          --
                                                    ---------   ---------   ---------
Future net cash flows.............................    269,590     393,507     188,337
10% annual discount for estimated timing of cash
  flows...........................................    (95,704)   (165,273)    (75,041)
                                                    ---------   ---------   ---------
Standardized measure of discounted net cash
  flows...........................................  $ 173,886   $ 228,234   $ 113,296
                                                    =========   =========   =========
MOLDOVA
Future cash flows.................................  $   9,063   $      --   $      --
Future costs:
  Production......................................     (1,943)         --          --
  Development.....................................     (2,572)         --          --
                                                    ---------   ---------   ---------
Future net cash flows before income taxes.........      4,548          --          --
Future income taxes...............................        951          --          --
                                                    ---------   ---------   ---------
Future net cash flows.............................      3,597          --          --
10% annual discount for estimated timing of cash
  flows...........................................     (1,560)         --          --
                                                    ---------   ---------   ---------
Standardized measure of discounted net cash
  flows...........................................  $   2,037   $      --   $      --
                                                    =========   =========   =========
TOTALS
Future cash flows.................................  $ 556,647   $ 887,100   $ 350,653
Future costs:
  Production......................................   (207,397)   (323,288)   (145,510)
  Development.....................................    (43,863)    (25,469)    (16,806)
                                                    ---------   ---------   ---------
Future net cash flows before income taxes.........    305,387     538,343     188,337
Future income taxes...............................     32,200     144,836          --
                                                    ---------   ---------   ---------
Future net cash flows.............................    273,187     393,507     188,337
10% annual discount for estimated timing of cash
  flows...........................................    (97,264)   (165,273)    (75,041)
                                                    ---------   ---------   ---------
Standardized measure of discounted net cash
  flows...........................................  $ 175,923   $ 228,234   $ 113,296
                                                    =========   =========   =========

                             COSTILLA ENERGY, INC.

  Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Reserves
  (In Thousands)

                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1997        1996       1995
                                                      ---------   --------   --------
                                                                (THOUSANDS)
                   UNITED STATES
Increase (decrease):
  Purchase of minerals -- in place..................  $  22,753   $ 49,966   $ 77,343
  Extensions and discoveries and improved recovery,
     net of future production and development
     costs..........................................     69,140     25,910      9,799
  Accretion of discount.............................     31,180     11,330      3,678
  Net change in sales prices net of production
     costs..........................................   (170,943)   108,160     (3,422)
  Changes in estimated future development costs.....      2,515      4,187     (2,419)
  Revisions of quantity estimates...................    (17,890)    29,485     (2,855)
  Net change in income taxes........................     63,408    (83,570)        --
  Sales, net of production costs....................    (42,271)   (32,146)   (11,338)
  Sales of minerals in place........................    (29,975)    (1,330)        --
  Changes of production rates (timing) and other....     17,735      2,946      5,731
                                                      ---------   --------   --------
       Net increase (decrease)......................    (54,348)   114,938     76,517
  Standardized measure of discounted future net cash
     flows:
       Beginning of period..........................    228,234    113,296     36,779
                                                      ---------   --------   --------
       End of period................................  $ 173,886   $228,234   $113,296
                                                      =========   ========   ========
                      MOLDOVA
Increase (decrease):
  Purchase of minerals-in place.....................  $      --   $     --   $     --
  Extensions and discoveries and improved recovery,
     net of future production and development
     costs..........................................      2,576         --         --
  Accretion of discount.............................         --         --         --
  Net change in sales prices net of production
     costs..........................................         --         --         --
  Changes in estimated future development costs.....         --         --         --
  Revisions of quantity estimates...................         --         --         --
  Net change in income taxes........................       (539)        --         --
  Sales, net of production costs....................         --         --         --
  Sales of minerals in place........................         --         --         --
  Changes of production rates (timing) and other....         --         --         --
                                                      ---------   --------   --------
       Net increase (decrease)......................      2,037         --         --
  Standardized measure of discounted future net cash
     flows:
       Beginning of period..........................         --         --         --
                                                      ---------   --------   --------
       End of period................................  $   2,037   $     --   $     --
                                                      =========   ========   ========

                             COSTILLA ENERGY, INC.

                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1997        1996       1995
                                                      ---------   --------   --------
                                                                (THOUSANDS)
                       TOTALS
Increase (decrease):
  Purchase of minerals-in place.....................  $  22,753   $ 49,966   $ 77,343
  Extensions and discoveries and improved recovery,
     net of future production and development
     costs..........................................     71,716     25,910      9,799
  Accretion of discount.............................     31,180     11,330      3,678
  Net change in sales prices net of production
     costs..........................................   (170,943)   108,160     (3,422)
  Changes in estimated future development costs.....      2,515      4,187     (2,419)
  Revisions of quantity estimates...................    (17,890)    29,485     (2,855)
  Net change in income taxes........................     62,869    (83,570)        --
  Sales, net of production costs....................    (42,271)   (32,146)   (11,338)
  Sales of minerals in place........................    (29,975)    (1,330)        --
  Changes of production rates (timing) and other....     17,735      2,946      5,731
                                                      ---------   --------   --------
       Net increase (decrease)......................    (52,311)   114,938     76,517
  Standardized measure of discounted future net cash
     flows:
       Beginning of period..........................    228,234    113,296     36,779
                                                      ---------   --------   --------
       End of period................................  $ 175,923   $228,234   $113,296
                                                      =========   ========   ========

     The 1997 future cash flows shown above include amounts attributable to proved undeveloped reserves requiring approximately $42.5 million of future development costs. If these reserves are not developed, the standardized measure of discounted future net cash flows for 1997 shown above would be reduced by approximately $42.3 million.

                        PART I -- FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                             COSTILLA ENERGY, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................   $ 17,089       $  3,615
  Accounts receivable:
     Trade, net.............................................      3,081          5,241
     Oil and gas sales......................................      7,954          9,312
  Prepaid and other current assets..........................      1,439            912
                                                               --------       --------
          Total current assets..............................     29,563         19,080
                                                               --------       --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Oil and gas properties, using the successful efforts
     method of accounting:
     Proved properties......................................    233,420        199,355
     Unproved properties....................................     47,076         35,971
  Accumulated depletion, depreciation and amortization......    (84,658)       (71,152)
                                                               --------       --------
                                                                195,838        164,174
  Other property and equipment, net.........................      3,628          3,766
                                                               --------       --------
          Total property, plant and equipment...............    199,466        167,940
                                                               --------       --------
OTHER ASSETS:
  Deferred charges..........................................      6,829          4,212
  Other.....................................................      2,400          2,856
                                                               --------       --------
          Total other assets................................      9,229          7,068
                                                               --------       --------
                                                               $238,258       $194,088
                                                               ========       ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................   $     98       $     98
  Trade accounts payable....................................     16,299         22,490
  Undistributed revenue.....................................      3,312          4,566
  Other current liabilities.................................      5,577          3,437
                                                               --------       --------
          Total current liabilities.........................     25,286         30,591
                                                               --------       --------
LONG-TERM DEBT, LESS CURRENT MATURITIES.....................    182,441        163,087
                                                               --------       --------
OTHER NONCURRENT LIABILITIES................................        313             --
                                                               --------       --------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.10 par value (3,000,000 shares
     authorized; 50,000 shares, $1,000 liquidation value,
     outstanding at June 30, 1998 and no shares outstanding
     at December 31, 1997)..................................          5             --
  Common stock, $.10 par value (20,000,000 shares
     authorized; 9,981,000 shares outstanding at June 30,
     1998 and 10,150,500 shares outstanding at December 31,
     1997)..................................................        998          1,015
  Additional paid-in capital................................     83,552         37,425
  Retained deficit..........................................    (54,337)       (38,030)
                                                               --------       --------
          Total stockholders' equity........................     30,218            410
                                                               --------       --------
COMMITMENTS AND CONTINGENCIES...............................         --             --
                                                               --------       --------
                                                               $238,258       $194,088
                                                               ========       ========

          See accompanying notes to consolidated financial statements.

                             COSTILLA ENERGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             JUNE 30,              JUNE 30,
                                                        -------------------   ------------------
                                                          1998       1997       1998      1997
                                                        --------   --------   --------   -------
REVENUES:
  Oil and gas sales...................................  $16,670    $15,279    $ 32,015   $34,892
  Interest and other..................................      155        154         360       920
  Gain on sale of assets..............................       --         --         337        --
                                                        -------    -------    --------   -------
                                                         16,825     15,433      32,712    35,812
                                                        -------    -------    --------   -------
EXPENSES:
  Oil and gas production..............................    7,441      6,794      14,226    14,163
  General and administrative..........................    2,577      1,856       5,070     3,370
  Exploration and abandonments........................    2,078      1,774       5,228     3,115
  Depreciation, depletion and amortization............    8,305      4,806      14,364     9,720
  Interest............................................    5,094      2,809       9,833     5,516
                                                        -------    -------    --------   -------
                                                         25,495     18,039      48,721    35,884
                                                        -------    -------    --------   -------
     Loss before federal income taxes and
       extraordinary item.............................   (8,670)    (2,606)    (16,009)      (72)
PROVISION FOR FEDERAL INCOME TAXES
  Current.............................................       --         --          --        62
  Deferred............................................       --       (191)         --        --
                                                        -------    -------    --------   -------
LOSS BEFORE EXTRAORDINARY ITEM........................   (8,670)    (2,415)    (16,009)     (134)
  Extraordinary loss resulting from early
     extinguishment of debt...........................       --         --        (299)       --
                                                        -------    -------    --------   -------
NET LOSS..............................................  $(8,670)   $(2,415)   $(16,308)  $  (134)
                                                        =======    =======    ========   =======
CUMULATIVE PREFERRED STOCK DIVIDEND...................  $   307    $    --    $    307   $    --
                                                        =======    =======    ========   =======
LOSS BEFORE EXTRAORDINARY ITEM APPLICABLE TO COMMON
  EQUITY..............................................  $(8,977)   $(2,415)   $(16,316)  $  (134)
                                                        =======    =======    ========   =======
NET LOSS APPLICABLE TO COMMON EQUITY..................  $(8,977)   $(2,415)   $(16,615)  $  (134)
                                                        =======    =======    ========   =======
LOSS PER SHARE:
  Loss before extraordinary item......................  $ (0.90)   $ (0.23)   $  (1.63)  $ (0.01)
  Extraordinary loss resulting from early
     extinguishment of debt...........................       --         --       (0.03)       --
                                                        -------    -------    --------   -------
NET LOSS..............................................  $ (0.90)   $ (0.23)   $  (1.66)  $ (0.01)
                                                        =======    =======    ========   =======
WEIGHTED AVERAGE SHARES OUTSTANDING...................    9,981     10,459      10,027    10,468
                                                        =======    =======    ========   =======

          See accompanying notes to consolidated financial statements.

                             COSTILLA ENERGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                           JUNE 30,              JUNE 30,
                                                      -------------------   -------------------
                                                        1998       1997       1998       1997
                                                      --------   --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  NET LOSS..........................................  $ (8,670)  $ (2,415)  $(16,308)  $   (134)
  ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
     PROVIDED BY OPERATING ACTIVITIES:
     Depreciation, depletion and amortization.......     8,305      4,806     14,364      9,720
     Exploration and abandonments...................       165         11        262         58
     Amortization of deferred charges...............       287        459        481        610
     Deferred income tax expense....................        --       (191)        --         --
     Allowance for doubtful accounts................        --        208         --        208
     Gain on sale of oil and gas properties.........        --         --       (337)        30
     Extraordinary loss resulting from early
       extinguishment of debt.......................        --         --        299         --
     Gain on investment transactions................        (1)      (224)        (5)      (981)
                                                      --------   --------   --------   --------
                                                            86      2,654     (1,244)     9,511
     Changes in operating assets and liabilities:
       Decrease (increase) in accounts receivable...     3,606      2,485      3,518      1,864
       Decrease (increase) in other assets..........       276        (21)        54       (429)
       Increase (decrease) in accounts payable......    (5,662)    (1,580)    (7,445)     3,435
       Increase (decrease) in other liabilities.....    (2,158)    (2,425)     2,141        191
                                                      --------   --------   --------   --------
          Net cash provided by (used in)
            operating activities....................    (3,852)     1,113     (2,976)    14,572
                                                      --------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to oil and gas properties...............   (17,706)   (20,672)   (48,474)   (35,878)
  Proceeds from sale of oil and gas properties......       658      1,842      3,158      2,709
  Additions to other property and equipment.........      (298)      (613)      (497)    (1,284)
                                                      --------   --------   --------   --------
          Net cash used in investing activities.....   (17,346)   (19,443)   (45,813)   (34,453)
                                                      --------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under long-term debt...................    16,000     14,600    111,000     14,600
  Payments of long-term debt........................   (29,021)       (19)   (91,541)       (37)
  Proceeds from issuance of preferred stock, net....    47,957         --     47,957         --
  Proceeds from issuance of common stock, net.......        --         --         --         14
  Purchase of common stock..........................        --     (1,248)    (1,841)    (1,248)
  Deferred loan and financing costs.................      (123)        --     (3,313)       (61)
                                                      --------   --------   --------   --------
          Net cash provided by (used in)
            financing activities....................    34,813     13,333     62,262     13,268
                                                      --------   --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................    13,615     (4,997)    13,473     (6,613)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......     3,473     11,002      3,615     12,618
                                                      --------   --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD............  $ 17,088   $  6,005   $ 17,088   $  6,005
                                                      ========   ========   ========   ========

          See accompanying notes to consolidated financial statements.

                             COSTILLA ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998
                                  (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The interim financial information as of June 30, 1998, and for the six months ended June 30, 1998 and 1997, is unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. However, in the opinion of management, these interim financial statements include all the necessary adjustments to fairly present the results of the interim periods and all such adjustments are of a normal recurring nature. The interim consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1997.

     Costilla Energy, Inc. ("Costilla" or the "Company") was incorporated in Delaware in June 1996 to consolidate and continue the activities previously conducted by Costilla Energy, L.L.C., a Texas limited liability company (the "LLC"), and its wholly owned subsidiaries, to acquire the assets of CSL Management Corporation (which owned certain office equipment used by the Company), and to acquire the stock of Valley Gathering Company. Costilla was formed for the purpose of conducting a $60 million initial public offering of common stock and a $100 million senior notes offering (the "Offerings"), which Offerings were completed in early October 1996.

     The Company is an oil and gas exploration and production concern with properties located principally in South and East Texas, the Rocky Mountains and the Permian Basin regions of the United States.

2. DERIVATIVE FINANCIAL INSTRUMENTS

     The Company utilizes derivative financial instruments to manage well-defined commodity price and interest rate risks. The Company is exposed to credit losses in the event of nonperformance by the counterparties to its commodity hedges and its interest rate swap agreements. The Company only deals with reputable financial institutions as counterparties and anticipates that such counterparties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of the counterparties.

     Commodity Hedges. The Company utilizes put option contracts and costless collars to hedge the effect of price changes on a portion of its future oil and gas production. Premiums paid and amounts receivable under the put option contracts are amortized and accrued to oil and gas sales, respectively. If market prices of oil and gas exceed the strike price of put options, the options will expire unexercised, therefore, reducing the effective price received for oil and gas sales by the cost of the related option. Conversely, if market prices of oil and gas decline below the strike price of put options, the options will be exercised, therefore, increasing the effective price received for oil and gas sales by the proceeds received from the related option.

     A costless collar establishes both a floor price and a ceiling for the commodity through the simultaneous purchase of a put option contract and the sale of a call option contract. Since the value of the put option and the call option offset at the time of their purchase, the collar is costless, therefore there are no premiums to amortize. If market prices of oil and gas decline below the strike price of put options, the options will be exercised, therefore, increasing the effective price received for oil and gas sales by the proceeds received from the related option. Conversely, if market prices of oil and gas exceed the strike price of call options, the Company is obligated to pay the contracting counterparty an amount equal to the contracted volumes times the difference between the market price and the strike price, therefore, reducing the effective price received for oil and gas sales by the amount paid to the counterparty.

     The Company has established a costless collar for oil by purchasing put options in August 1997 on 6,500 Bbls of oil per day which establish a floor price of $18.50 per Bbl and selling call options on 6,500 Bbls of

                             COSTILLA ENERGY, INC.

oil per day at $22.55 per Bbl. These oil option contracts continue through August 1998. The referenced oil prices are based upon the price at which West Texas Intermediate crude oil ("WTI") trades on the New York Mercantile Exchange ("NYMEX"). The Company has established a costless collar for gas by purchasing put options on 40,000 Mmbtu of gas per day which establish a floor price of $2.40 per Mmbtu and selling call options on 40,000 Mmbtu of gas per day at $2.55 per Mmbtu. These gas option contracts continue through October 1998. The referenced gas prices are based upon the index price for Houston Ship Channel gas sales. As of June 30, 1998 the Company had sold a put option on 40,000 Mmbtu of gas per day at $2.00 per Mmbtu based upon the index price for Houston Ship Channel gas sales during the months of September and October 1998.

     Interest Rate Swap Agreements. The Company had an interest rate swap agreement in place as of June 30, 1998 with a notional amount of $24 million, a fixed rate of 7.5% and which will expire in January, 1999. Since the Company had no material amount of floating rate debt outstanding at June 30, 1998, the interest swap agreement did not qualify as a hedge and was marked to market with the carrying value being a liability of approximately $313,000.

3. ACQUISITIONS

     On August 28, 1997, the Company consummated the purchase from Ballard Petroleum LLC ("Ballard") of certain oil and gas properties for an estimated adjusted purchase price of approximately $41.2 million (the "Ballard Acquisition"). The properties are located primarily in the Rocky Mountain region of the United States. The transaction was accounted for using the purchase method. The results of operations of the acquired properties are included in the Consolidated Statements of Operations as of the acquisition closing date, August 28, 1997. In addition, the Company and Ballard have entered into an Acquisition and Exploration Agreement that establishes an area of mutual interest in the Rocky Mountain Region in which the parties will jointly own, acquire, explore and develop properties.

PRO FORMA RESULTS OF OPERATIONS

     The following table reflects the pro forma results of operations for the six months ended June 30, 1997, as though the Ballard Acquisition occurred as of January 1, 1997. The pro forma amounts are not necessarily indicative of results that may be reported in the future.

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 1997
                                                              ----------------
                                                               (IN THOUSANDS)
Revenues....................................................      $41,936
Net income before extraordinary items.......................         (163)
Net income per share before extraordinary items.............        (0.02)

4. LONG TERM DEBT

     In August 1997, the Company entered into a credit agreement (the "Revolving Credit Facility") with Bankers Trust Company, as agent, to refinance its existing bank indebtedness and to finance a portion of the Ballard Acquisition purchase price. The Revolving Credit Facility provides for a maximum availability of $75.0 million, $0.5 million of which was borrowed at June 30, 1998 against an available borrowing base of $40.0 million at such date. Borrowings under the Revolving Credit Facility bear interest, at the Company's option, at a floating rate which is at or above the Lender's prime rate or above the applicable Eurodollar rate, depending on the percentage of committed funds which have been borrowed. Interest is payable quarterly as to base rate loans, and at the end of the applicable interest period as to Eurodollar loans. The borrowing base of the Revolving Credit Facility is automatically reduced by 5% each quarter beginning in August 1999, and payments of principal are required in each quarter in which the outstanding principal balance is greater than

                             COSTILLA ENERGY, INC.

the reduced borrowing base. The remaining balance is payable on August 28, 2002, the maturity date of the Revolving Credit Facility. Under the Revolving Credit Facility, the Company is obligated to pay certain fees to the lender, including a commitment fee based on the unused portion of the commitment. The Revolving Credit Facility contains customary restrictive covenants (including restrictions on the payment of dividends and the incurrence of additional indebtedness) and requires the Company to maintain (i) a current ratio of not less than 1.0 to 1.0, including amounts available under the Revolving Credit Facility and excluding current maturities under the Revolving Credit Facility and the Acquisition Credit Facility, (ii) a ratio of EBITDA to interest expense, for the last twelve months as of the end of each quarter, of not less than 1.75 to 1 through December 31, 1998, 2.3 to 1 through December 31, 1999 and 2.5 to 1 thereafter and (iii) a minimum tangible net worth. Borrowings under the Revolving Credit Facility are secured by substantially all of the assets of the Company.

     Contemporaneous with entering into the Revolving Credit Facility, the Company also entered into a second credit agreement (the "Acquisition Credit Facility") to provide the remaining financing for the Ballard Acquisition. The Acquisition Credit Facility was a term loan in the amount of $30.0 million which was repaid in full in connection with the sale of the 1998 Notes.

     In October 1996, the Company issued $100 million aggregate principal amount of 10.25% Senior Notes due October 1, 2006 (the "Notes"). The Notes were sold at par and interest is payable April 1 and October 1, commencing April 1, 1997. The Notes may not be redeemed prior to October 1, 2001, and thereafter at a premium reducing to par, plus interest, by maturity. There is no mandatory redemption of the Notes required prior to maturity. The Notes are general unsecured senior obligations of the Company and rank equally in right of payment with all other senior indebtedness of the Company and senior in right of payment of all existing future subordinated indebtedness of the Company. The Notes are subject to an Indenture between the Company and a trustee. The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens, engage in any sale and leaseback transaction, sell stock of subsidiaries, apply net proceeds from certain assets sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the company, or enter into certain transactions with affiliates. Net proceeds from the sale of the Notes of approximately $96.1 million were used to repay existing indebtedness.

     In January 1998, the Company issued an additional $80 million aggregate principal amount of 10.25% Senior Notes due October 1, 2006 (the "1998 Notes"). The notes were sold at a premium (102.5%) and interest is payable April 1 and October 1, commencing April 1, 1998. The 1998 Notes may not be redeemed prior to October 1, 2001, and thereafter at a premium reducing to par, plus interest, by maturity. The 1998 Notes are subject to the same terms and conditions as the Notes. Net proceeds from the sale of the 1998 Notes of approximately $78.8 million were used to repay the Acquisition Credit Facility in full, all but $500,000 of the Revolving Credit Facility and the remainder was used for general corporate working capital needs.

5. CONVERTIBLE PREFERRED STOCK

     On June 3, 1998 the Company closed a private placement of 50,000 shares of its 7% (8% Paid in Kind) Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") to Enron Capital & Trade Resources Corp. and Joint Energy Development Investments II Limited Partnership for a purchase price of $50.0 million (the "Convertible Preferred Stock Offering"). Dividends accrue and are payable quarterly, commencing September 15, 1998, in cash, or in certain instances in shares of the Company's Common Stock. The dividend rate is 7% for dividends paid in cash and 8% for dividends paid in shares of Common Stock. The holders of the Preferred Stock may, at any time, convert shares of Preferred Stock into shares of the Company's Common Stock at a conversion price of $12.39 which, subject to certain adjustments, would result in the issuance of 4,035,513 shares of Common Stock upon conversion of the Preferred Stock. The Registrant

                             COSTILLA ENERGY, INC.

may, at its option, redeem the shares of Preferred Stock after June 15, 2001, subject to certain limitations, for a premium reducing to par on June 15, 2004 and thereafter. Net proceeds from the Convertible Preferred Stock Offering were $48.0 million, of which $29.0 million was used to repay all but $0.5 million of the Revolving Credit Facility and the remainder for general corporate purposes.

6. REPORTING COMPREHENSIVE INCOME

     In June 1997, the FASB issued Statement of Accounting Standards No. 130 "Reporting Comprehensive Income" ("FAS 130") which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Specifically, FAS 130 requires that an enterprise (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The Company has adopted the provisions of FAS 130 in its consolidated financial statements for periods ending after December 31, 1997. The Company had no financial instruments giving rise to comprehensive income during the three and six month periods ended June 30, 1998.

     Comprehensive income consists of the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Specifically, this includes net income and other comprehensive income, which is made up of certain changes in assets and liabilities that are not reported in a statement of operations but are included in the balances within a separate component of equity in a statement of financial position. Such changes include, but are not limited to, unrealized gains for marketable securities and future contracts, foreign currency translation adjustments and minimum pension liability adjustments.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Costilla Energy, Inc.:

     We have audited the accompanying statements of revenues and direct operating expenses of the Pioneer Acquisition (see Note 1) for the years ended December 31, 1997, 1996 and 1995. The statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Proxy Statement of Costilla Energy, Inc. as described in Note 1) and is not intended to be a complete presentation of the Pioneer Acquisition interests' revenues and expenses.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Pioneer Acquisition for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Midland, Texas
October 9, 1998

                             COSTILLA ENERGY, INC.
                              PIONEER ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)

                                                                                           (UNAUDITED)
                                                                                        SIX MONTHS ENDED
                                            YEAR ENDED     YEAR ENDED     YEAR ENDED        JUNE 30,
                                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   -----------------
                                               1997           1996           1995        1998      1997
                                           ------------   ------------   ------------   -------   -------
REVENUES:
  Oil....................................    $ 53,818       $ 55,672       $40,695      $19,748   $27,372
  Natural gas............................      90,517         90,912        45,695       32,123    46,611
  Natural gas liquids....................       4,368          2,315         1,880        3,332       791
                                             --------       --------       -------      -------   -------
                                              148,703        148,899        88,270       55,203    74,774
                                             --------       --------       -------      -------   -------
DIRECT OPERATING EXPENSES:
  Lease operating........................      31,041         25,915        24,385       15,331    15,357
  Workovers..............................       3,821          2,516         2,339          748     1,815
  Production taxes.......................       7,966          7,431         5,095        3,143     3,912
                                             --------       --------       -------      -------   -------
                                               42,828         35,862        31,819       19,222    21,084
                                             --------       --------       -------      -------   -------
OPERATING INCOME.........................     105,875        113,037        56,451       35,981    53,690
NET REVENUES FROM GAS PLANTS.............       3,127          2,283         1,537        1,192     1,534
                                             --------       --------       -------      -------   -------
REVENUES IN EXCESS OF DIRECT OPERATING
  EXPENSES...............................    $109,002       $115,320       $57,988      $37,173   $55,224
                                             ========       ========       =======      =======   =======

                See the accompanying notes to these statements.

                             COSTILLA ENERGY, INC.
                              PIONEER ACQUISITION

       NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(1) BASIS OF PRESENTATION

     On September 4, 1998 Costilla Energy, Inc., (the "Company") executed a Purchase and Sale Agreement (the "Acquisition Agreement") to acquire from Pioneer Natural Resources USA, Inc. ("Pioneer") certain oil and gas properties (the "Pioneer Acquisition") for approximately $410 million. The Pioneer Acquisition is scheduled to close on or about December 15, 1998. The accompanying statements of revenues and direct operating expenses for the Pioneer Acquisition do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization, or any provision for income taxes since historical expenses of this nature incurred by Pioneer are not necessarily indicative of the costs to be incurred by the Company.

     Historical financial information reflecting financial position, results of operations, and cash flows of the Pioneer Acquisition were not available and are not presented because the purchase price was assigned to the oil and gas property interests acquired. Other assets acquired and liabilities assumed were not material. Accordingly, the historical statements of revenues and direct operating expenses of the Pioneer Acquisition are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

     Revenues in the accompanying statements of revenues and direct operating expenses are recognized on the sales method. Under this method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers. Direct operating expenses are recognized on the accrual method.

     Preparation of the accompanying statements of revenues and direct operating expense requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. Actual results could differ from those estimates.

  Interim Statements of Revenues and Direct Operating Expenses

     The interim financial information for the periods ended June 30, 1998 and 1997, is unaudited. However, in the opinion of management, the interim statements of revenues and direct operating expenses include all the necessary adjustments to fairly present the results of the interim periods and all such adjustments are of a normal recurring nature. The interim statements of revenues and direct operating expenses should be read in conjunction with the audited statements of revenues and direct operating expenses for the years ended December 31, 1997, 1996 and 1995.

(2) COMMITMENTS AND CONTINGENCIES

     Under the Acquisition Agreement, the Company assumes responsibility for all duties, claims and liabilities related to the properties acquired regardless of when such duties, claims or liabilities arose or arise. The Company has agreed to indemnify Pioneer with respect to all such duties, claims and liabilities. Upon closing of the Pioneer Acquisition, the Company also becomes responsible and liable for certain litigation associated with the properties acquired, although the Company believes that such litigation is not material. The Company is conducting a due diligence review of the properties acquired in part to identify the assumed liabilities. However, due to the number of properties acquired and the scope of the assumed liabilities, there may be significant obligations which are unknown prior to closing the Pioneer Acquisition. Such unknown liabilities may have a material adverse effect on the future operating results of the Pioneer Acquisition.

                             COSTILLA ENERGY, INC.
                              PIONEER ACQUISITION

                 NOTES TO THE STATEMENTS OF REVENUES AND DIRECT
                       OPERATING EXPENSES -- (CONTINUED)

(3) SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

  Estimated Quantities of Proved Oil and Gas Reserves

     Reserve information presented below for the Pioneer Acquisition, as of January 1, 1995, December 31, 1995, December 31, 1996 and December 31,1997, is based on reserve estimates prepared by the Company's engineers, using prices and costs in effect at that date. Changes in reserve estimates were derived by adjusting such quantities and values for actual production using historical prices and costs.

     Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these reserve estimates are expected to change as additional information becomes available in the future.

     Below are the net estimated quantities of proved reserves and proved developed reserves for the Pioneer Acquisition.

                                                                OIL      NGL'S      GAS
                                                              (MBBLS)   (MBBLS)   (MMCF)
                                                              -------   -------   -------
Proved reserves at January 1, 1995..........................  34,103     9,636    351,571
Revisions of previous estimates.............................   1,196       548     25,152
Production..................................................  (2,397)     (173)   (30,338)
                                                              ------    ------    -------
Proved reserves at December 31, 1995........................  32,902    10,011    346,385
Revisions of previous estimates.............................   2,167       781     13,495
Production..................................................  (2,666)     (129)   (39,102)
                                                              ------    ------    -------
Proved reserves at December 31, 1996........................  32,403    10,663    320,778
Revisions of previous estimates.............................    (265)     (876)   (14,373)
Production..................................................  (2,827)     (345)   (38,021)
                                                              ------    ------    -------
Proved reserves at December 31, 1997........................  29,311     9,442    268,384
                                                              ======    ======    =======
Proved developed reserves at December 31, 1997..............  24,435     5,337    231,843
                                                              ======    ======    =======

  Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

     The Company has estimated the standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves in accordance with the standards established by the Financial Accounting Standards Board through its Statement No. 69. The estimates of future cash flows and future production and development costs are based on year-end sales prices for oil and gas, estimated future production of proved reserves, and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%.

                             COSTILLA ENERGY, INC.
                              PIONEER ACQUISITION

                 NOTES TO THE STATEMENTS OF REVENUES AND DIRECT
                       OPERATING EXPENSES -- (CONTINUED)

     Discounted future net cash flow estimates like those shown below are not intended to represent estimates of the fair market value of oil and gas properties. Estimates of fair market value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs, risks associated with future production and a provision for future income taxes. Because of these and other considerations, any estimate of fair market value is necessarily subjective and imprecise.

     The following are the Company's estimated standardized measure of discounted future net cash flows from proved reserves attributable to the Pioneer Acquisition as of December 31, 1997, 1996 and 1995 (in thousands):

                                                               DECEMBER 31
                                                   ------------------------------------
                                                      1997         1996         1995
                                                   ----------   ----------   ----------
Future:
  Cash inflows...................................  $1,094,998   $1,889,918   $1,443,566
  Production costs...............................    (397,856)    (568,699)    (478,246)
  Development costs..............................     (68,262)     (65,105)     (63,625)
                                                   ----------   ----------   ----------
          Net cash flows before income taxes.....     628,880    1,256,114      901,695
  10% annual discount for estimated timing of
     cash flows..................................    (267,449)    (568,710)    (375,419)
                                                   ----------   ----------   ----------
  Standardized measure of discounted future net
     cash flows before income taxes..............  $  361,431   $  687,404   $  526,276
                                                   ==========   ==========   ==========

     The following are the sources of changes in the standardized measure of discounted net cash flows for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                               DECEMBER 31
                                                     --------------------------------
                                                       1997        1996        1995
                                                     ---------   ---------   --------
Increases (decreases)
  Accretion of discount............................  $  68,740   $  52,628   $ 43,625
  Net change in sales prices net of production
     costs.........................................   (280,271)    218,089     97,302
  Changes in estimated future development costs....     (1,814)       (810)    (1,975)
  Changes in production rates (timing) and other...     10,221     (34,665)   (25,715)
  Revision of quantity estimates...................    (16,974)     38,923     33,236
  Sales net of production costs....................   (105,875)   (113,037)   (56,451)
                                                     ---------   ---------   --------
          Net increase (decrease)..................   (325,973)    161,128     90,022
  Standardized measure of discounted future net
     cash flows:
          Beginning of year........................    687,404     526,276    436,254
                                                     ---------   ---------   --------
          End of year..............................  $ 361,431   $ 687,404   $526,276
                                                     =========   =========   ========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Costilla Energy, Inc.:

     We have audited the accompanying statement of revenues and direct operating expenses of the Ballard Acquisition (see Note 1) for the year ended December 31, 1996. The statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenues and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form S-4 of Costilla Energy, Inc. as described in Note 1) and is not intended to be a complete presentation of the Ballard Acquisition interests' revenues and expenses.

     In our opinion, the statement of revenues and direct operating expenses referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Ballard Acquisition for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Midland, Texas
November 7, 1997

                             COSTILLA ENERGY, INC.

                              BALLARD ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)

                                                                                (UNAUDITED)
                                                                              SIX MONTHS ENDED
                                                               YEAR ENDED         JUNE 30,
                                                              DECEMBER 31,    ----------------
                                                                  1996         1997      1996
                                                              ------------    ------    ------
REVENUES:
  Oil.......................................................    $ 9,833       $4,553    $4,540
  Natural gas...............................................      1,481        1,571       853
                                                                -------       ------    ------
                                                                 11,314        6,124     5,393
                                                                -------       ------    ------
DIRECT OPERATING EXPENSES:
  Lease operating...........................................      2,453        1,465     1,099
  Workovers.................................................        417          290       406
  Production taxes..........................................        732          402       325
                                                                -------       ------    ------
                                                                  3,602        2,157     1,830
                                                                -------       ------    ------
REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES.............    $ 7,712       $3,967    $3,563
                                                                =======       ======    ======

                See the accompanying notes to these statements.

                             COSTILLA ENERGY, INC.

                              BALLARD ACQUISITION

                    NOTES TO THE STATEMENTS OF REVENUES AND
                           DIRECT OPERATING EXPENSES

(1) BASIS OF PRESENTATION

     On August 28, 1997 Costilla Energy, Inc., (the "Company") acquired from Ballard Petroleum, LLC certain oil and gas properties (the "Ballard Acquisition") for approximately $41.2 million. The accompanying statements of revenues and direct operating expenses for the Ballard Acquisition do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization, or any provision for income taxes since historical expenses of this nature incurred by Ballard are not necessarily indicative of the costs to be incurred by the Company.

     Historical financial information reflecting financial position, results of operations, and cash flows of the Ballard Acquisition were not available and are not presented because the purchase price was assigned to the oil and gas property interests acquired. Other assets acquired and liabilities assumed were not material. Accordingly, the historical statements of revenues and direct operating expenses of the Ballard Acquisition are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

     Revenues in the accompanying statements of revenues and direct operating expenses are recognized on the sales method. Under this method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers. Direct operating expenses are recognized on the accrual method.

     Preparation of the accompanying statements of revenues and direct operating expense requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. Actual results could differ from those estimates.

  Interim Statements of Revenues and Direct Operating Expenses

     The interim financial information for the periods ended June 30, 1997 and 1996, is unaudited. However, in the opinion of management, the interim statements of revenues and direct operating expenses include all the necessary adjustments to fairly present the results of the interim periods and all such adjustments are of a normal recurring nature. The interim statements of revenues and direct operating expenses should be read in conjunction with the audited statement of revenues and direct operating expenses for the year ended December 31, 1996.

(2) SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

  Estimated Quantities of Proved Oil and Gas Reserves

     Reserve information presented below for the Ballard Acquisition, as of January 1, 1996 and December 31, 1996, is based on reserve estimates prepared by the Company's engineers, using prices and costs in effect at that date. Changes in reserve estimates were derived by adjusting such quantities and values for actual production using historical prices and costs.

     Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with

                             COSTILLA ENERGY, INC.

                              BALLARD ACQUISITION

                    NOTES TO THE STATEMENTS OF REVENUES AND
                    DIRECT OPERATING EXPENSES -- (CONTINUED)

changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these reserve estimates are expected to change as additional information becomes available in the future.

     Below are the net estimated quantities of proved reserves and proved developed reserves for the Ballard Acquisition.

                                                                 OIL       GAS
                                                               (MBBLS)    (MMCF)
                                                               -------    ------
Proved reserves at January 1, 1996..........................    4,746     10,529
Extensions and discoveries..................................       18      2,457
Production..................................................     (510)      (651)
                                                                -----     ------
Proved reserves at December 31, 1996........................    4,254     12,335
                                                                =====     ======
Proved developed reserves at December 31, 1996..............    4,138      9,878
                                                                =====     ======

  Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

     The Company has estimated the standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves in accordance with the standards established by the Financial Accounting Standards Board through its Statement No. 69. The estimates of future cash flows and future production and development costs are based on year-end sales prices for oil and gas, estimated future production of proved reserves, and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%.

     Discounted future net cash flow estimates like those shown below are not intended to represent estimates of the fair market value of oil and gas properties. Estimates of fair market value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair market value is necessarily subjective and imprecise.

     The following are the Company's estimated standardized measure of discounted future net cash flows from proved reserves attributable to the Ballard Acquisition as of December 31, 1996 (in thousands):

Future:
  Cash inflows..............................................   $143,236
  Production costs..........................................    (46,312)
  Development costs.........................................       (871)
                                                               --------
          Net cash flows before income taxes................     96,053
10% annual discount for estimated timing of cash flows......    (34,735)
                                                               --------
Standardized measure of discounted future net cash flows
  before income taxes.......................................   $ 61,318
                                                               ========

                             COSTILLA ENERGY, INC.

                              BALLARD ACQUISITION

                    NOTES TO THE STATEMENTS OF REVENUES AND
                    DIRECT OPERATING EXPENSES -- (CONTINUED)

     The following are the sources of changes in the standardized measure of discounted net cash flows for the year ended December 31, 1996 (in thousands):

Standardized measure, January 1, 1996.......................  $32,538
Extensions and discoveries, net of development costs........    5,452
Sales, net of production costs..............................   (7,712)
Net change in prices........................................   29,762
Accretion of discount.......................................    3,254
Other.......................................................   (1,976)
                                                              -------
Standardized measure, December 31, 1996.....................  $61,318
                                                              =======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Costilla Energy, Inc.:

     We have audited the accompanying statement of revenues and direct operating expenses of the 1995 Acquisition (see Note 1) for the period ended June 12, 1995. The statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenues and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form S-4 of Costilla Energy, Inc. as described in Note 1) and is not intended to be a complete presentation of the 1995 Acquisition interests' revenues and expenses.

     In our opinion, the statement of revenues and direct operating expenses referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the 1995 Acquisition for the period ended June 12, 1995, in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Midland, Texas
July 4, 1996

                             COSTILLA ENERGY, INC.

                                1995 ACQUISITION

              STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)

                                                              PERIOD ENDED
                                                                JUNE 12,
                                                                  1995
                                                              ------------
REVENUES:
  Oil.......................................................    $ 7,572
  Natural gas...............................................      3,358
                                                                -------
                                                                 10,930
                                                                -------
DIRECT OPERATING EXPENSES:
  Lease operating...........................................      4,550
  Workovers and dry hole costs..............................        109
  Production taxes..........................................        923
                                                                -------
                                                                  5,582
                                                                -------
REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES.............    $ 5,348
                                                                =======

                 See the accompanying notes to this statement.

                             COSTILLA ENERGY, INC.

                                1995 ACQUISITION

                     NOTES TO THE STATEMENT OF REVENUES AND
                           DIRECT OPERATING EXPENSES

(1) BASIS OF PRESENTATION

     On June 12, 1995 Costilla Energy, Inc., formerly Costilla Energy, L.L.C. and Costilla Petroleum Company (collectively, the "Company") acquired from Parker & Parsley Development L.P. and Parker & Parsley Producing L.P. (collectively, "Parker & Parsley") certain oil and gas properties (the "1995 Acquisition") for $46,621,371. The accompanying statement of revenues and direct operating expenses for the 1995 Acquisition do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization, or any provision for income taxes since historical expenses of this nature incurred by Parker & Parsley are not necessarily indicative of the costs to be incurred by the Company.

     Historical financial information reflecting financial position, results of operations, and cash flows of the 1995 Acquisition are not presented because the purchase price was assigned to the oil and gas property interests acquired. Other assets acquired and liabilities assumed were not material. Accordingly, the historical statement of revenues and direct operating expenses of the 1995 Acquisition is presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

     Revenues in the accompanying statement of revenues and direct operating expenses are recognized on the sales method. Under this method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers. Direct operating expenses are recognized on the accrual method.

(2) SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

  Estimated Quantities of Proved Oil and Gas Reserves

     Reserve information presented below for the 1995 Acquisition is based on reserve estimates prepared by the Company's engineers, using prices and costs in effect at June 12, 1995. Changes in reserve estimates were derived by adjusting such quantities and values for actual production using historical prices and costs.

     Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these reserve estimates are expected to change as additional information becomes available in the future.

                             COSTILLA ENERGY, INC.

                                1995 ACQUISITION

                     NOTES TO THE STATEMENT OF REVENUES AND
                    DIRECT OPERATING EXPENSES -- (CONTINUED)

     Below are the net estimated quantities of proved reserves and proved developed reserves for the 1995 Acquisition.

                                                                OIL       GAS
                                                              (MBBLS)    (MMCF)
                                                              -------    ------
Proved reserves at January 1, 1995..........................   7,534     46,507
Production..................................................    (479)    (2,405)
                                                               -----     ------
Proved reserves at June 12, 1995............................   7,055     44,102
                                                               =====     ======
Proved developed reserves at June 12, 1995..................   6,707     38,151
                                                               =====     ======

  Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

     The Company has estimated the standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves in accordance with the standards established by the Financial Accounting Standards Board through its Statement No. 69. The estimates of future cash flows and future production and development costs are based on year-end sales prices for oil and gas, estimated future production of proved reserves, and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%.

     Discounted future net cash flow estimates like those shown below are not intended to represent estimates of the fair market value of oil and gas properties. Estimates of fair market value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair market value is necessarily subjective and imprecise.

     The following are the Company's estimated standardized measure of discounted future net cash flows from proved reserves attributable to the 1995 Acquisition as of June 12, 1995 (in thousands):

Future:
  Cash inflows..............................................  $191,758
  Production costs..........................................   (93,268)
  Development costs.........................................    (4,797)
                                                              --------
          Net cash flows before income taxes................    93,693
10% annual discount for estimated timing of cash flows......   (33,074)
                                                              --------
Standardized measure of discounted future net cash flows
  before income taxes.......................................  $ 60,619
                                                              ========

     The following are the sources of changes in the standardized measure of discounted net cash flows for the period ended June 12, 1995 (in thousands):

Standardized measure, January 1, 1995.......................  $55,670
Sales, net of production costs..............................   (5,348)
Net change in prices........................................    8,032
Accretion of discount.......................................    2,517
Other.......................................................     (252)
                                                              -------
Standardized measure, June 12, 1995.........................  $60,619
                                                              =======

                                                                PRELIMINARY COPY

                                      PROXY

                              COSTILLA ENERGY, INC.

          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MAY BE

                          REVOKED PRIOR TO ITS EXERCISE

         The undersigned hereby appoints Cadell S. Liedtke, Michael J. Grella and Henry G. Musselman and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of Costilla Energy, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on ______________, 1998 at 10:00 a.m., local time, and at any adjournments or postponements thereof, on the matters set forth in the Notice of Special Meeting of Stockholders and Proxy Statement dated _____________, 1998 (the "Proxy Statement"), as follows:


Proposal No. 1:     The Charter Amendment to amend the Company's Certificate of
                    Incorporation to increase the number of shares of authorized
                    Common Stock from 20 million shares to 100 million shares
                    (as further described in the Proxy Statement).
         FOR                      [  ]

         AGAINST                  [  ]

         ABSTAIN                  [  ]


Proposal No. 2:     The Stock Issuance to approve the issuance of up to 250,000 of Convertible Preferred Stock and up to 35 million shares of Common Stock and the potential issuance of an
                    indeterminable number of shares of Common Stock in payment of dividends on and upon conversion of the Convertible
                    Preferred Stock (as further described in the Proxy
                    Statement).
         FOR                      [  ]

         AGAINST                  [  ]

         ABSTAIN                  [  ]

Proposal No. 3:     The Plan Amendment to amend the Company's 1996 Stock Option
                    Plan to increase the number of shares of Common Stock
                    authorized and reserved for issuance under the plan (as
                    further described in the Proxy Statement).
         FOR                      [  ]

         AGAINST                  [  ]

         ABSTAIN                  [  ]


         THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, IT WILL BE VOTED IN FAVOR OF THE PROPOSALS SHOWN ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXY HOLDERS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

         This Proxy should be dated, signed by the Stockholder exactly as his name appears on this Proxy, and returned promptly in the enclosed envelope. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE, AND JOINT OWNERS SHOULD EACH SIGN. By signing below, the undersigned acknowledges receipt from the Company of the Proxy Statement.

Dated:                            , 1998.
       ---------------------------
                                     Signed:

                                     -------------------------------------------

                                     -------------------------------------------



                  PROXIES MUST BE SIGNED AND DATED TO BE VALID

                        PIONEER 1998 DIVESTITURE PACKAGE





                          PURCHASE AND SALE AGREEMENT

                                 by and between


                      PIONEER NATURAL RESOURCES USA, INC.

                                   as Seller


                                      and

                             COSTILLA ENERGY, INC.

                                  as Purchaser

                               TABLE OF CONTENTS

                                              ARTICLE 1.  SALE AND PURCHASE
      Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
      Sale and Purchase.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
      Excluded Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
      Defined Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                                                ARTICLE 2.  CONSIDERATION

      Consideration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
      Manner of Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
      Like Kind Exchange Option.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
      Performance Deposit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
      Allocations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                                   ARTICLE 3.  DEFECTS

      Definition of Acceptable Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
      Definition of Permitted Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
      Environmental and Physical Assessment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
      Identified Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
      Notice of Defects.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      Remedy for Defects. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      Special Defects.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      Preferential Purchase Rights and Consents to Assign.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                   ARTICLE 4.  SELLER'S REPRESENTATIONS AND DISCLAIMERS

      Existence.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      Power.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      Authorization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Brokers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Foreign Person. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Permits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Compliance with Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
      LIMITATION AND DISCLAIMER OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                           ARTICLE 5.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER
      Existence.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      Power.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      Authorization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      Brokers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Investment Intent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Sophisticated Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Economic Risk . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Financing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Accredited Investor.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                            ARTICLE 5A.  ADDITIONAL COVENANTS

      Maintenance of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      No Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      Access to Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Permissions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                        ARTICLE 6.  SELLER'S CONDITIONS OF CLOSING

      Representations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Performance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Officer's Certificate.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Pending Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      HSR Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                      ARTICLE 7.  PURCHASER'S CONDITIONS OF CLOSING

      HSR Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      Seller's Performance .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                   ARTICLE 8.  CLOSING.

      Time and Place of Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      Closing Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
      Shareholder and Board Approval of Transaction; Closing Date Extension . . . . . . . . . . . . . . . . . . . . .  31

                                         ARTICLE 9.  POST-CLOSING OBLIGATIONS
      Receipts and Credits; Suspense Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
      Costs and Liabilities; Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
      Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
      Delivery of Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
      Access to Data and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
      Purchaser's Release of Seller.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
      Retroactive Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Inducement to Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Purchaser's Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Related Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Evidence of Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Seller's Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
      Release of Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                 ARTICLE 10.  TERMINATION

      Right of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
      Effect of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                    ARTICLE 11.  TAXES

      Apportionment of Ad Valorem and Property Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
      Sales Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
      Other Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
      Cooperation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                                      ARTICLE 12.  PHYSICAL CONDITION OF THE ASSETS

      Prior Use of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
      Assumption of Assets in Present Condition.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
      Casualty Loss.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                   ARTICLE  13.  MISCELLANEOUS
      Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      Assignability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
      DTPA Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      Damages.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      No Third Party Beneficiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      Not to be Construed Against Drafter.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      Publicity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      Accounting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      Operatorship. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
      HSR Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      Seller's Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      Time of Performance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      No Partnership Created. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      Express Negligence Rule; Conspicuousness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      Arbitration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      Filing and Recording. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

Exhibit "A"      Subject Properties
Exhibit "A-I"    Alongside Interests
Exhibit "B"      Form of Assignment and Bill of Sale
Exhibit "C"      Lands
Schedule 1 to Exhibit "A"    Compressor Inventory List (GC Only)
Schedule 2 to Exhibit "A"    Non-leasehold Equipment (GC Only)
Schedule 3 to Exhibit "A"    Victoria Office & Yard (GC Only)
Schedule 4 to Exhibit "A"    Undeveloped Leasehold (All)
Schedule 5 to Exhibit "A"    Vehicle Report (All)
Schedule 6 to Exhibit "A"    Gas Plants (PB & MC)
Schedule 3.1     Warwink Wells
Schedule 3.6A    ARIES Proved Developed Producing
Schedule 3.6B    NonARIES Producing Mineral Wells
Schedule 4.9     Litigation Schedule
Schedule 9.11    Purchaser Assumed Litigation
Schedule 13.24   Arbitration

                          PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT (this "Agreement") is made this 4th day of September 1998, by and between PIONEER NATURAL RESOURCES USA, INC., a Delaware corporation ("Seller"), and COSTILLA ENERGY, INC., a Delaware Corporation ("Purchaser").


                                   RECITALS:

         WHEREAS, on the terms and conditions provided in this Agreement, Seller has agreed to sell and Purchaser has agreed to purchase certain of Seller's interests in certain oil and gas leases, agreements, contracts, real property, personal property, equipment and related rights hereinafter defined.

         NOW, THEREFORE, for good and valuable consideration and for the mutual covenants contained herein, Seller and Purchaser hereby agree as follows:


                         ARTICLE 1.  SALE AND PURCHASE

         1.1. Effective Time. The effective time and date of the purchase and sale contemplated hereby shall be 7:00 a.m. October 1, 1998 at the site of the respective Subject Properties as defined below (the "Effective Time").

         1.2. Sale and Purchase. Subject to the terms and conditions herein contained, at Closing, as defined below, and effective as of the Effective Time, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, accept and receive, the right, title, and interest, if any, of Seller as of the Effective Time [and, as to 1.2(a) below (the "Sale Interest")] in and to the following described assets, less and except the Excluded Assets (the "Assets"):

         (a) the oil, gas and mineral leases and leasehold interests appurtenant to the wells and/or Units described in Exhibit "A" attached hereto and incorporated herein to the extent and only to the extent they cover the lands described on Exhibit C attached hereto together with Seller's interest in any pooled, communitized or unitized acreage to the extent and only to the extent any such interest directly pertains to such wells and lands and all of the rights appurtenant thereto (the "Subject Properties") (said interests to include all of the lands covered by said leases appurtenant to the wells on Exhibit "A" except in the instance(s) where Seller has retained a well on or other rights or interests in said leases and





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



                 leaseholds in which event Purchaser shall receive the pro-ration acreage attributable to the affected well(s) listed on Exhibit "A" (or other minimum spacing unit or acreage applicable) or such other lands as Purchaser and Seller may agree, said lands to be described on Exhibit "A" to the Assignment and Bill of Sale.);

         (b) to the extent, and only to the extent, attributable or allocable to the Subject Properties: (1) all wells (including, but not limited to, the wells described in Exhibit "A" and all other oil, gas, injection and water wells whether plugged or unplugged and whether abandoned or not) ("Wells"), equipment, gathering pipelines, gas facilities, gathering systems, gathering, storage, distribution, treating, processing and disposal facilities and tanks, tools, buildings, and all other real or tangible personal property and fixtures which, as to each of the foregoing items, are located on or directly and solely related to the Subject Properties, including, without limitation, items of personal property described in Schedules 1, and 2, to Exhibit "A", and specifically including portable tools, snow vehicles, equipment, inventory, and the vehicles listed on Schedule 5 to Exhibit "A" (collectively, the "Rolling Stock") used exclusively on or exclusively appurtenant to the Subject Properties or the Wells but except as provided above, excluding personal property not solely appurtenant to the Wells and personal property temporarily located on the Subject Properties; (2) all oil, gas, mineral and other hydrocarbon substances produced, saved and sold on or after the Effective Time; (3) to the extent the same are assignable or transferable by Seller, all orders, contracts, title opinions and documents, abstracts of title, leases, deeds, unitization agreements, pooling agreements, operating agreements, division of interest statements, participation agreements, gas purchase, sale transportation and processing agreements and all other agreements and instruments; (4) all surface leasehold and surface fee estates (but only to the extent overlying and within the boundaries of the lands comprising the Subject Properties or exclusively appurtenant to or exclusively held and exclusively used in connection with the operations of the Subject Properties), easements, rights-of- way, licenses, authorizations, permits and similar rights and interests, limited by and subject to the rights, conditions and restrictions of third parties; (5) to the extent assignable and limited by and subject to the rights of third parties, lease files, land files, operating files, well files, oil and gas sales contract files, gas processing files, logs, test data, production histories, division order files, abstracts, title files and materials, and all other books, files and records (the "Records"), and all rights thereto, limited by and subject to the rights of third parties; (6) all other rights, privileges, benefits and powers conferred upon the owner and holder of interests in the Subject Properties;
                 (7) all other interests in oil, gas and other minerals of whatever nature directly appurtenant to the Subject Properties, including, without limitation, all fee mineral and royalty interests, reversionary interests, farmout rights and overriding royalty interests; (8) a license, on Seller's customary terms,





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



                 to all existing seismic and geophysical raw data possessed by Seller on the Effective Time, wholly owned by Seller, to the extent and only to the extent covering the area directly within the boundaries of the Subject Properties or within one mile of the Subject Properties (but only to the extent it does not cross over onto the boundary of a retained interest of Seller or an Excluded Asset) and only to the extent permitted by the applicable agreements and subject to all rights of third parties and all conditions or restrictions imposed by said third parties.

         (c) to the extent and only to the extent necessary for the ownership, use or development of the Subject Properties and limited by and subject to the rights of and conditions or restrictions imposed by third parties and applicable agreements, the concurrent, nonexclusive right of ingress and egress with respect to the fee, fee mineral, leasehold and royalty retained or owned by Seller in the area of the Subject Properties.

         (d) the wells, real or personal property (or mixed property), interests, assets, facilities or equipment identified on Exhibit "A", Schedules 1, 2, 3, 4, 5 or 6, which may or may not be expressly included in the engineering data previously furnished to Purchaser but which constitute a part of the Subject Properties and those interests, assets, facilities and equipment appurtenant to the Subject Properties but which are identified subsequent to the Execution Date by and placed on Exhibit "A" or any of the Schedules listed immediately above prior to Closing by Seller.

         (e) the interests described on Exhibit "A-I " attached hereto when offered by the owners thereof prior to Closing shall be purchased by Purchaser at Closing for a value proportionate to the allocated value of Seller's related interest in said Asset, whether or not such interests are acquired by the Seller on or prior to Closing, unless such interests are subject to Defects specifically included in any Notice of Defects delivered hereunder, in which case, at Seller's sole option, (i) such affected interest shall be excluded from the Assets or (ii) the value with respect to such interest shall be reduced by the lesser of the cost to cure said defect or the said defect value not to exceed the proportionate allocated value for said interest and such interest shall be conveyed to Purchaser at Closing as part of the Assets. All such interests acquired by Purchaser shall be deemed to be a part of the Sale Interest and subject to the terms of this Agreement for all purposes and the Purchase Price shall be increased at Closing by the amount allocated to such acquired interests.

         (f) the undeveloped leasehold identified in Exhibit A and more fully described on Schedule 4 to Exhibit "A" together with all contract rights, personal property or other rights directly related thereto to the extent assignable, and subject to and limited by the rights of third parties and Related Agreements.





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
         (g) the domestic U.S. mineral interests, royalty and overriding royalty interests to the extent covering lands outside the areas, land, counties, or parishes in the states described on Exhibit E, with Seller expressly retaining, among other things, all right, title and interest in the domestic U.S. mineral interests, royalty and overriding royalty interests inside the areas, land, counties, or parishes in the states described on Exhibit E, (with such retained interests of Seller referred to as the "Excluded Minerals", with Excluded Minerals being considered Excluded Assets for purposes of this Agreement) provided, however, as to such Excluded Minerals should any land ultimately and specifically described on an Exhibit "A" to any Assignment and Bill of Sale delivered to Purchaser by Seller, pursuant to this Agreement (and an interest in said land is intended to be conveyed thereby) fall within the description for and conflict with the description of Excluded Minerals, then as to and only as to the specific lands described in the said Assignment and Bill of Sale between Seller and Purchaser, all mineral, royalty and overriding royalty interests of Seller, if any, to the extent and only to the extent directly pertaining to and within the boundaries of said specifically described lands shall not be considered to be Excluded Minerals and shall be considered to have been conveyed to Purchaser pursuant to the terms of this Agreement, and only to the extent assignable, and subject and limited by the rights of third parties and Related Agreements.

         (h) the plants (the "Gas Plants") described on Schedule 6 to Exhibit A and gathering systems appurtenant thereto to the extent assignable and subject to and limited by the rights of third parties and Related Agreements.

         1.3. Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Assets do not include and Purchaser agrees and acknowledges that Seller has reserved and retained from the Assets and hereby reserves and retains unto itself any and all rights, titles and interests in and to (a) Excluded Minerals, leasehold and other interests pertaining to lands and leasehold not within the boundaries of the lands comprising the Subject Properties (b) the right of ingress and egress with respect to the Assets for the purpose of mining, drilling, exploring, operating, holding, producing and developing any interest including, without limitation, the oil, gas and mineral leasehold, fee, fee mineral and royalty interests retained or owned by Seller for oil, gas, minerals and other hydrocarbon substances, or other lawful substances, (c) seismic, geologic and geophysical records, information, and interpretations relating to the Assets, subject to Section 1.2 (b) (8) above and
Section 9.5 (iii), (d) any and all records which consist of previous or contemporaneous offers, discussions, or analyses associated with the purchase, sale or exchange of the Assets or any part thereof, proprietary or interpretive information, reserve data, internal communications, personnel information unrelated to the personnel interviewed and evaluated by Purchaser pursuant to
Section 13.20 below, tax information, information covered by a non-disclosure obligation and information or documents covered by a legal privilege;(the "Excluded Records") (e) originals or copies of Excluded Records and copies of records retained by Seller; (f) all claims rights and causes of action against third parties, asserted and unasserted, known and unknown relating to the period prior to the Effective Time relating to the Assets; (g) to the extent Seller has reserved interests, including





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



deep rights, or to the extent Seller currently uses or may need to use the following rights for its operations in the area of the Subject Properties Seller reserves concurrent interests in any and all applicable easements, rights of way, licenses, permits, contracts or other rights relating to the reserved interests or interests in the area; (h) communication equipment, leased or rented equipment or facilities, office equipment, computer equipment and software; (i) all pipelines, gas plants, equipment and rights of way owned or operated by Seller or any affiliate of Seller and which are not solely appurtenant to the Wells or used exclusively therewith (except the Gas Plants); (j) all oil in storage at the Effective Time; (k) wells, leases or leasehold interests or other interests described on Exhibit A or any Schedule thereto, which pursuant to and in accordance with this Agreement are not included in an Assignment and Bill of Sale or another conveyancing instrument delivered to Purchaser on or after Closing; (l) partnership interests, the Mesa Offshore Royalty Trust, other royalty trust interests or other interests of whatever nature listed on Exhibit A which Seller determines in its sole discretion it will be unable to convey at Closing, or unable to convey in a timely manner or without undue conditions or restrictions (as determined in Seller's sole discretion) in which event Seller will advise Purchaser, the affected interest will be removed from this Agreement, and an adjustment in the Purchase Price will be made at Closing by the allocation for said affected interest; (m) an overriding royalty equal to an undivided 1/32nd of eight eighths proportionately reduced to the interest conveyed by Seller pursuant to this Agreement in and to the WARWINK West wells and lands appurtenant thereto as identified in Exhibit A or Exhibit C to this Agreement; and (n) items excluded elsewhere in this Agreement, (a) through (n), collectively, the "Excluded Assets").

         1.4.    Defined Terms.

                 "Acceptable Title" has the meaning as set forth in Section
                  3.1.

                 "Act" means the Securities Act of 1933.

                 "Adjusted Purchase Price" has the meaning set forth in Section 2.1.

                 "Affiliate" means, as to any Person each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person.

                 "Agents" has the meaning as set forth in Section 3.3.

                 "Assets" has the meaning as set forth in Section 1.2.

                 "Business Day" or "Business Days" means a day or days excluding Saturdays, Sundays and U.S. Legal Holidays.

                 "Casualty Loss" has the meaning as set forth in Section 12.3.

                 "Claims" has the meaning as set forth in Section 9.2.a.





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




                 "Closing" means the consummation of the purchase and sale of the Assets by Purchaser and Seller as contemplated in this Agreement.

                 "Closing Date" has the meaning as set forth in Section 8.1.

                 "Code" means the United States Internal Revenue Code of 1986 as Amended.

                 "Confidentiality Agreement" has the meaning as set forth in
                 Section 13.2.

                 "Days" or "days" means calendar days unless stated otherwise.

                 "Defect" and "Defects" has the meaning as set forth in Section 3.5.

                 "Deposit" has the meaning as set forth in Section 2.4.

                 "Effective Time" has the meaning as set forth in Section 1.2.

                 "Environmental Defect" means a condition or circumstance which constitutes a violation of applicable Environmental Laws

                 "Environmental Laws" means any and all Laws that relate to:
                 (a) the prevention of pollution or environmental damages, (b) the abatement, remediation or elimination of pollution or environmental damage, (c) the protection of the environment generally, and/or (d) the protection of Persons or property from actual or potential exposure (or the effects of exposure) to pollution or environmental damage; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended the Hazardous and the Solid Waste Amendments Acts of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

                 "Examination Period" has the meaning as set forth in Section
                 3.3.

                 "Excluded Assets" has the meaning as set forth in Section 1.3.

                 "Execution Date" means the date on which the last of the Parties executes this Agreement.

                 "Final Accounting" has the meaning as set forth in Section 13.17.B.





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




                 "Final Accounting Date" has the meaning as set forth in
                 Section 13.17.B.

                 "HSR Act" has the meaning as set forth in Section 13.19.

                 "Identified Claims" has the meaning as set forth in Section
                 3.4.

                 "Imbalances" has the meaning as set forth in Section 9.1.

                 "Knowledge of Seller [or Purchaser, as the case may be]", or "to the best of Seller's [or Purchaser's as the case may be] knowledge and belief" or words of similar import shall mean only the then existing actual non-privileged knowledge of any president or vice president (without obligation of further inquiries) of Seller [or Purchaser, as the case may be], and is not intended to imply that such party in fact has actual knowledge of the subject matter to which such terms apply.

                 "Laws" means laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including without limitation Environmental Laws) which are promulgated, issued or enacted by a governmental entity (whether federal, state or local) or tribal authority having appropriate jurisdiction.

                 "Letter Agreement" has the meaning as set forth in Section
                 13.2.

                 "NORM" has the meaning as set forth in Section 9.2.c.

                 "Notice of Defects" has the meaning as set forth in Section
                 3.5.

                 "Notice Period" has the meaning as set forth in Section 9.2.d.

                 "Party" means either Purchaser or Seller.

                 "Parties" means collectively the Purchaser and Seller.

                 "Permitted Encumbrances" has the meaning as set forth in
                 Section 3.2.

                 "Person" means and individual, corporation, partnership, association, join stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or other governmental unit or other agency or subdivision thereof, or any other legally recognizable entity.

                 "Gas Plants"  has the meaning set forth in Section 1.2(h);





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




                 "Preferential Rights" has the meaning as set forth in Section 3.2.c.

                 "Property" is the real property or properties, surface and subsurface, in which and on which the Assets, or any portion thereof, are located or pertain and includes the land, if any, described or referred to in Exhibit "A".

                 "Property Taxes" has the meaning as set forth  in Section
                 11.1.

                 "Purchase Price"  has the meaning as set forth in Section 2.1.

                 "Records" has the meaning as set forth  in Section 1.2.b.

                 "Related Agreements" has the meaning as set forth in Section 9.10.

                 "Representative" and "Representatives" have the same meanings as set forth in Section 9.2.f.

                 "Sale Interest" has the meaning as set forth  in Section 1.2.

                 "Subject Properties" has the meaning as set forth in Section 1.2.a.

                 "Suspense Funds" has the meaning as set forth  in Section 9.1.

                 "Title Defect" has the meaning as set forth  in Section
                 3.5.(a).

                 "Wells" has the meaning as set forth  in Section 1.2.b.

                           ARTICLE 2.  CONSIDERATION

         2.1.    Consideration.   As consideration for this Agreement and the
benefits contained herein, at Closing, Purchaser (i) shall pay to Seller Four Hundred and Ten Million Dollars $410,000,000 (US$) (the " Purchase Price"), as may be adjusted pursuant hereto (the "Adjusted Purchase Price) The Purchase Price has been allocated by Purchaser as provided on Exhibit "A". From December 15, 1998 until Closing the Purchase Price shall earn and accrue interest to the benefit of Seller at a rate equal to that earned on the Deposit. Said interest on the Purchase Price shall be paid or credited to Seller at Closing. If Seller has delayed Closing by exercise of its rights pursuant to Section 8.1. then interest on the Purchase Price will not accrue during of the period of delay but upon the end of the delay period interest will again accrue on the Purchase Price until Closing and paid or credited to Seller at Closing at the rate and in the manner provided above without adjustment to the Purchase Price.

         2.2. Manner of Payment. At Closing, except as provided in the following Section 2.3, Purchaser shall pay Seller or Seller's designee the Adjusted Purchase Price by wire transfer of immediately available funds as follows:

                 Account:                 Pioneer Natural Resources USA, Inc.
                 Account No:              1290288845
                                          NationsBank, N.A.
                 ABA Routing No:          111000012
                 Attention:               Frank Stowers
                                          NationsBank  N.A.-Midland
                                          (915) 685-2179

         2.3. Like Kind Exchange Option. Seller and Purchaser hereby agree that Seller, in lieu of the sale of the Assets to Purchaser for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary in order to accomplish the transactions contemplated hereby in a manner that will comply, either in whole or in part, with the requirements of a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended ("Code"). In the event Seller assigns its rights under this Agreement pursuant to this Section 2.3, Seller agrees to notify Purchaser in writing of such assignment before Closing. If Seller assigns its rights under this Agreement, Purchaser agrees to (i) consent to Seller's assignment of its rights in this Agreement, (ii) deposit the Adjusted Purchase Price with the qualified escrow or qualified trust account designated by Seller at Closing, and (iii) take such further actions, at Seller's cost, as are reasonably required to effectuate the transactions contemplated hereby pursuant to Code Section 1031, but, in so acting, Purchaser shall have no liability to any Party in connection with such actions. All risks associated with any like kind exchange and compliance thereof with applicable laws, rules and regulations shall be the sole responsibility of Seller, and Seller agrees to indemnify and hold Purchaser harmless from and against all costs, expenses, liabilities and obligations which arise as a result of Purchaser's agreement contained in this Section 2.3.

         2.4. Performance Deposit. Prior to the execution hereof or upon the execution hereof Purchaser, as evidence of good faith, has paid or shall pay to Seller twenty five million U.S. dollars ($25,000,000) (the "Deposit") in immediately available funds by wire transfer pursuant to Section 2.2 above or by Cashiers Check. Except as provided in this Agreement the Deposit will not bear interest for Purchaser and is not refundable. If Closing occurs, such Deposit and any interest accruing thereon during the period from the Execution Date to the Effective Time shall be credited to Purchaser at the Closing. From October 1, 1998 to Closing any interest on the Deposit shall be credited to Seller, without any adjustment to the Purchase Price for such accrued interest credited to Seller. If Closing does not occur or the Agreement is terminated, the Deposit (including any accrued interest) shall be applied as provided in
Section 10.2. Until disposed of in accordance with the terms of this Agreement or until termination of this Agreement, the Deposit shall be held and invested by Seller in marketable obligations issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America, or in money market and/or mutual funds that invest solely in such obligations.





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




         2.5.    Allocations.   Within five (5) calendar days after receipt of
an allocation request from Seller, Purchaser will deliver to Seller a good faith allocation of the Purchase Price to each of the Subject Properties or Assets not previously allocated under 2.1 above.

                              ARTICLE 3.  DEFECTS

         3.1. Definition of Acceptable Title. As used herein, the term "Acceptable Title" shall mean, as to the Gas Plants such right, title and interest of that ownership interest expressed on Schedule 6 to Exhibit A that is free and clear of all liens and encumbrances except for "Permitted Encumbrances" provided, however that the presence of a preferential right to purchase provision shall not be considered to be a Defect as defined in Section
3.5 below and, as to the Subject Properties except the wells listed on Schedule 3.1, the, "WARWINK" wells and the lands appurtenant thereto which are expressly excluded from the Defect provisions of this Agreement and upon which Purchaser shall not be permitted any claim for Defects including without limitation Identified Claims, such right, title and interest that as to the existing production from the currently producing intervals in the wells, (a) entitles Seller to receive not less than the net revenue interest set forth in Exhibit "A" of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the currently producing horizons of the respective Subject Properties, (b) obligates Seller to bear costs and expenses relating to the maintenance, development, and operation of all wells drilled to horizons with current production relative to the respective Subject Properties in an amount not greater than the working interest set forth in Exhibit "A", unless there is a corresponding increase in the applicable net revenue interest, and
(c) except for Permitted Encumbrances, is free and clear of all liens, claims and encumbrances; provided, however that the presence of a preferential right to purchase provision shall not be considered to be a Defect as defined in
Section 3.5 below. Purchaser acknowledges and agrees that any net revenue interests and working interests reflected on Exhibit "A" are for the convenience of Seller and Purchaser and included solely for the purpose of determining Acceptable Title prior to Closing; Seller does not and shall not represent or warrant that the Sale Interest is equal to any such interests in any respect, but agrees that (i) for purposes of determining Defects prior to Closing, with respect to those Subject Properties listed on Exhibit "A" with "0.0000" "APO" interests, the "APO" interests shall be deemed to be the same as the corresponding "BPO" interests, and (ii) Purchaser may assert as a Title Defect (as defined in and pursuant to Section 3.5 below) any matter reasonably expected, as to existing production, to reduce the net revenue interest assigned to such Subject Property or well or any matter reasonably expected, as to existing production, to increase the working interest assigned to such Subject Property and well unless there is a corresponding increase in the applicable net revenue interest.

         3.2. Definition of Permitted Encumbrances. As used herein, the term "Permitted Encumbrances" shall mean the following items, provided none of the following items shall operate, as of Closing, to increase the working interest of Seller as set forth in Exhibit "A" for any of the Subject Properties, without a corresponding increase in the applicable net revenue





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



interest, or decrease the net revenue interest of Seller set forth in Exhibit "A" for any of the Subject Properties:

         (a) lessors' royalties, overriding royalties, production payments, reversionary interests and similar burdens;

         (b)     division orders and sales contracts;

         (c) preferential rights to purchase not identified in writing to Seller pursuant to Section 3.7 below, or, if so identified, with respect to which, prior to Closing (1) waivers are obtained from the appropriate Parties, (2) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (3) appropriate Parties have exercised such rights and the Purchase Price has been adjusted where appropriate with reference to the value allocated in Exhibit "A" to the affected Asset ("Preferential Rights");

         (d) rights to consent to assignments required by this Agreement held by Persons other than governmental entities and not identified in writing to Seller pursuant to Section 3.7 below, or, if so identified, with respect to which, prior to Closing
                 (1) waivers or consents are obtained from the appropriate Parties, or (2) the prescribed time period for denying such consent has expired;

         (e) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax, and other similar liens, assessments or charges arising in the ordinary course of business for obligations that are not yet due or delinquent, or if delinquent, that are being contested by Seller or the affected operator in good faith in the normal course of business;

         (f) rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leasehold and fee estates or interests therein, which consents, notices, filings and/or other actions are customarily obtained after closing;

         (g) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations affecting the Assets which in the aggregate are not such as to interfere materially with the operation or use of any of the Subject Properties or materially reduce the value thereof;

         (h) rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority affecting the Assets;

         (i) operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Subject Properties which are of public record or contained in the Records or otherwise available to Purchaser and all actions taken or operations occurring in the normal course of business pursuant to such instruments;

         (j) Title Defects that Purchaser may have expressly waived in writing or which are deemed to have been waived pursuant to
                 Section 3.6;

         (k) all conveyances, reservations and exceptions of public record or contained in the Records affecting the Assets which in the aggregate are not such as to interfere materially with the operation or use of any of the Subject Properties or materially reduce the value thereof; and

         (l) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets which are not such as to interfere materially with the operation or use of the affected Subject Properties or materially reduce the value thereof.


         3.3. Environmental and Physical Assessment. Subject to the terms hereof and the Confidentiality Agreement, Purchaser shall have the right at its sole risk and expense to make an environmental and other physical assessment of the Assets during the period ("Examination Period") beginning on the Execution Date and ending at 5:00 p.m. on the forty fifth (45th) day after the Execution Date. If Purchaser desires to undertake an environmental assessment, both the consultant(s) and the scope of the proposed assessment, including testing protocols, must be acceptable to Seller before work may begin, however, Seller will not unreasonably withhold its acceptance and will respond to Purchaser's request in this regard by 5:00 p.m. the next business day after such request and Purchaser shall indemnify, defend and hold harmless Seller as provided in this Section 3.3. regarding the subject environmental assessment not withstanding Seller's "acceptance" of same. During Seller's normal business hours and subject to the terms of this Agreement Purchaser and its employees, contractors, lenders and consultants ("Agents") shall have the right to enter upon the Assets operated by Seller and all buildings and improvements thereon (and Seller shall use reasonable efforts to obtain permission for Purchaser to gain access to Assets operated by others but such access and the terms of such access cannot be guaranteed) inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies as may be reasonably necessary or appropriate for the preparation of appropriate environmental and other reports relating to the Assets, their condition, and the presence of wastes or contaminants. Purchaser shall provide Seller with 48 hours prior notice of such activities related to the Assets, regardless of who operates the same, and Seller shall have the right to (i) witness all such tests and investigations, (ii) receive an equal distribution of all samples taken by Purchaser or its Agents, and (iii) prohibit such tests and investigations which it believes could materially damage its properties or business interests provided, however that if Purchaser disagrees with Seller's prohibition hereunder then parties shall discuss the reasons for such disagreement and if no consensus is reached on such issue, and if Seller does not remove the prohibition, either Purchaser or Seller may remove such Asset by written notice to Seller, or Buyer as the case may be, in which case the Purchase Price shall be reduced by said Asset's allocated value and provided that Seller shall have the right to terminate this Agreement if the Assets removed by Purchaser or Seller hereunder exceed 2% (two percent), individually or in the aggregate, of the Purchase Price. Entry onto the Assets by Purchaser or its Agents will be subject to third-party restrictions, if any, and to Seller's safety, industrial hygiene, and drug and alcohol policies and guidelines and Purchaser will be responsible for assuring compliance with same by itself and its Agents. Until the Closing, Purchaser and its Agents shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and not disclose any of the same to any Person unless otherwise required by law or regulation and then only after written notice to Seller of the need for disclosure and the identity of all intended recipients. Seller hereby grants Purchaser access to the Assets to conduct its environmental and other physical assessment upon the condition that, in accordance with Section 9.2, PURCHASER HEREBY INDEMNIFIES, DEFENDS AND HOLDS SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS OF WHATEVER NATURE FOR OR RELATED TO PERSONAL INJURY, DEATH OR PROPERTY DAMAGE ARISING OUT OF OR AS A RESULT OF THE ACTIVITIES BY OR ON BEHALF OF PURCHASER OR ITS AGENTS ON OR RELATED TO THE ASSETS IN CONDUCTING SUCH ENVIRONMENTAL AND PHYSICAL ASSESSMENTS OR THE EXERCISE OF ITS RIGHTS UNDER THIS SECTION 3.3.. If during the Examination Period, Purchaser determines in good faith that there is an "Environmental Defect", Purchaser may include notice of such Defect in any Notice of Defects delivered hereunder; provided, that any such matter not included in a Notice of Defects shall be and hereby is forever waived by Purchaser.

         3.4. Identified Claims. During the Examination Period and up to the fifty fifth (55th) day after the Execution Date, Seller shall make available to Purchaser for examination and copying (at Purchaser's cost) any of the Records and Seller's accounting records relating to the Assets as Purchaser may reasonably request. Seller shall also permit Purchaser's Representatives to consult with Seller's employees and Seller's independent contractors who have knowledge concerning the Assets during normal business hours regarding such records; provided, that such consultation shall not unreasonably disrupt the performance by such employee or independent contractor of its duties with Seller. If during the Examination Period, Purchaser determines in good faith that (i) royalties, rentals or other payments due in respect of the Assets prior to the Effective Time have not been paid (except for those amounts in suspense), or (ii) there are unsatisfied claims, demands, liabilities or obligations in respect of the Assets based upon omissions, events or occurrences prior to the Effective Time (collectively, "Identified Claims"), Purchaser may include notice of such Identified Claims in any Notice of Defects delivered hereunder; provided, that any such matter not included in a Notice of Defects shall be and hereby is forever waived by Purchaser.

         3.5. Notice of Defects. If any matter is discovered by Purchaser that, in Purchaser's reasonable, good faith opinion, would (a) cause any of the Sale Interest or the Gas Plants not to be Acceptable Title (a "Title Defect");
(b) constitute an Environmental Defect; or (c) constitute an Identified Claim ((a) through (c) to the extent that each such matter exceeds a value of $15,000.00 net to Seller's interest (other than for (b) which individual defects net to Seller's interest must exceed a minimum of $100,000.00) individually, a "Defect", and collectively, the "Defects"), then if the total value of all Defects exceeds five percent (5%) (the "Threshold")of the Purchase Price, Purchaser may provide written notice (a "Notice of Defects") thereof actually delivered to Seller not later than noon, on the fifty fifth (55th) day after the Execution Date but if such 55th day falls on a Saturday or Sunday then such notice may be delivered no later than noon on the next business day. A Notice of Defects shall specifically identify the Defect and include (i) the Purchaser's purported value of each specific Defect which value in the case of Title Defects and Identified Claims only cannot exceed the value of the affected Assets as set out on Exhibit "A", (ii) an identification of each affected Asset, (iii) Purchaser's basis for determining the existence and value of such Defect, together with all associated reports, opinions, data, valuations, assessments, conclusions and supporting calculations, and (iv) Purchaser's statement of steps necessary to cure each such Defect to its satisfaction, all of which shall be kept strictly confidential by Purchaser and its Agents prior to Closing on the affected Assets, except to the extent required by law, regulation or order of any court or other governmental authority or as may be necessary to address Defects identified in a Notice of
Defects.   On any occasion when Seller disputes the value of a purported
Environmental Defect submitted by Purchaser, Seller may at its sole cost retain a third party environmental consultant (the "Consultant") for the purpose of reviewing Purchaser's said Environmental Defect and the decision of said Consultant as to the value of the said Environmental Defect shall be binding on the Parties hereto for purposes of establishing the value of said Environmental Defect.

         3.6. Remedy for Defects. In Seller's sole discretion, but without obligation, it may, at its sole cost, take such steps as are reasonably necessary to cure or minimize Defects identified in a Notice of Defects. In addition to performing curative, Seller at its sole option and upon written notice to Purchaser may remove the affected Subject Property from this Agreement and adjust the Purchase Price by the Allocation for the removed Subject Properties unless Purchaser waives the subject Defect(s) by written notice within two (2) days after the date of Seller's notice to Purchaser hereunder. In the event Seller is unable or elects not to cure or minimize any or all Defects above the applicable 5% of Purchase Price Threshold shown in
Section 3.5 above and if any examination by Purchaser results in a finding that the interest of Seller is greater than stated in Exhibit "A" and such increase (which such increase must be identified in any notice to Seller), serves to increase the value of the Subject Property or component of the Assets, Seller and Purchaser may, at Seller's option, meet and use their best efforts to agree in good faith on the validity of each Defect claim and the need for and amount of any mutually acceptable Purchase Price adjustment.

         (a) Title Defect adjustments shall be made with reference (as a maximum) to the allocated value for each affected Asset as set forth in Exhibit "A" and with the following criteria:

                 (1) If the Defect is based on Seller's owning a different net revenue interest than that shown on Exhibit "A", then the adjustment will be the absolute value of the number determined by the following formula:

                                  (i) for instances where the correct interest is less than the interest expressed in Exhibit "A",

                          Adjustment = A x (1-[B/C])

                          A =     Allocation for the affected Asset
                          B =     correct net revenue agreed by the Parties for
                                  the affected Asset
                          C =     net revenue for the affected Asset as shown
                                  on Exhibit "A"

                                  (ii) for instances where the correct interest is greater than the interest expressed in the Exhibit "A", the formula would be the same except that ; B= Net revenue for the affected assets as shown on Exhibit "A" and C= The correct net revenue for the affected asset; provided , however, in either 1(i) or 1(ii) if either the numerator or denominator is zero (0), then the adjustment will unless agreed otherwise by the parties be the allocated value for the affected Subject Asset.

                 (2) If the claim is based on an obligation or burden that is liquidated in amount, then the adjustment will be the sum agreed by the Parties necessary to remove the obligation or burden from the affected Asset.

                 (3) If the claim is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, the adjustment will be the sum agreed by the Parties necessary to compensate Purchaser on the Closing Date for the adverse economic effect on the affected Asset.

         (i) Subject to (ii) below, if the amount of the adjustment for each Defect cannot be determined based on the above criteria, and if the parties cannot otherwise agree on the amount of an adjustment, Seller may, at its sole option and upon written notice to Purchaser, either:

                      (1) terminate this Agreement and refund the deposit and all accrued interest thereon subject to Section 10.2;

                      (2) remove the affected Asset from this Agreement and adjust the Purchase Price by the allocation for the Asset, or

                      (3) elect to resolve the dispute under the arbitration provisions of this Agreement.

         (ii) The Purchase Price will be adjusted only if the sum (i.e. offsetting of increases and decreases) of all adjustments under this section (not otherwise resolved hereto) as to Title Defects, or Identified Claims or Environmental Defects exceed and then only to the extent exceeding the Threshold. If the sum of all adjustments for Defects would result in the Purchase Price being reduced by more than ten (10) percent, Seller may, at its sole option, upon written notice to Purchaser, either:

                      (1) terminate this Agreement and refund the deposit and all accrued interest thereon subject to Section 10.2; or

                      (2) remove all or a portion of the affected Assets from the Agreement and adjust the Purchase Price by the allocation for the Assets.

         (b) Seller will have thirty days after receipt of Purchaser's Notice of Defects, or until five days before the Closing Date if it determines that an Environmental Defect (whether material or not) may exist with respect to an Asset, to elect any of the following:

                 (1) adjust the allocation for an Asset by a mutually acceptable amount reflecting Seller's proportionate share, based on its working interest, of the cost reasonably estimated to remediate the Environmental Defect (in the manner described below or by the Consultant) affecting the Assets:

                 (2) remove the affected Asset from this Agreement and adjust the Purchase Price by the allocation for the affected Asset.


                 (3) remedy, or agree to remedy, the Environmental Defect as provided below;

                 (4) or terminate this Agreement and refund the deposit and all accrued interest thereon subject to Section 10.2.

                 Seller may delay Closing until the end of this thirty-day period, which delay will be in addition to and under the same terms as Seller's right to delay Closing under Section 8.1.

                 If the Purchase Price is adjusted because of an Environmental Defect, the amount of the adjustment will be based on the cost to remediate the Environmental

                 Defect, but only to the level required by the Environmental Laws in effect on the Execution Date but not to exceed the allocation for the affected Asset(s). Seller may require Purchaser to remit the full allocation at Closing, without adjustment for the Environmental Defect, but if it does so, it will pay the amount of the adjustment to Purchaser when the remediation performed by Purchaser is complete under applicable law. If the cost to remediate exceeds the amount of the adjustment, Purchaser will pay the additional costs to remediate the Environmental Defect as required by applicable law.

         (c) If Seller elects or agrees with Purchaser to remediate an Environmental Defect or is required by governmental or regulatory agency to remediate a Environmental Defect, the following will govern the remediation:

                 (1) Seller will be responsible for all negotiations and contacts with federal, state, and local agencies and authorities with regard to the Environmental Defect or remediation. Purchaser may not make any independent contacts with agency, authority, or other third party with respect to the Environmental Defect or remediation and will keep all information regarding the Environmental Defect confidential, except in each instance to the extent required by applicable law.

                 (2) Seller will remediate the Environmental Defect to the level agreed upon by Seller and Purchaser, but in no event will Seller be required to remediate the Environmental Defect beyond the level required by the Environmental Laws in effect on the Execution Date.

                 (3) Purchaser will grant and warrant access to the Assets and entry on the Property after Closing to Seller, its Representatives, and third parties conducting assessments or remediation, to the extent and as long as necessary to conduct and complete the assessment or remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or remediation.

                 (4) Purchaser will use its best efforts not to interfere with Seller's ingress or egress or assessment or remediation activities. Seller will make reasonable efforts to perform the work so as to minimize disruption to Purchaser's business activities and to the Assets and the Property.

                 (5) Seller will continue remediation of the Environment Defect until the first of the following occurs:

                          (a) The appropriate governmental authorities provide written notice to Seller or Purchaser that no further remediation of the Environmental Defect is required; or

                          (b) Seller determines that the Environmental Defect has been remediated to the level required by the Environmental Laws or as agreed by the Parties.

                          Upon the occurrence of either (a) or (b) above, Seller will notify Purchaser that remediation of the Environmental Defect is complete and provide a copy of the notification described in a (a) above, if applicable. Upon delivery of Seller's notice, Seller will be released, without further action or documentation, from all liability and have no further obligations under any provisions of this Agreement in connection with said Environmental Defect.

                 (6) Until Seller completes remediation of an Environmental Defect, Seller and Purchaser will each notify the other of any pending or threatened Claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the remediation of the affected Assets or Property.

                 (7) After delivery of possession or Closing (whichever occurs first) and before Seller has completed remediation of an Environmental Defect, if a leak, spill, or discharge of any material or substance ("Occurrence") occurs on the Property or Assets, or any part of them, Purchaser will promptly notify Seller and act promptly to minimize the effects of the Occurrence. If a spill, leak or discharge occurs and Seller determines that it may affect that area where Seller is conducting remediation or assessment, Purchaser will hire a consultant (who must be acceptable to Seller) to assess the effect of the Occurrence on the environmental condition of the Property, Interest, and Seller's remediation work and the cost of the additional work required as the result of the Occurrence. Unless the Occurrence was caused solely by Seller, Purchaser will be responsible for the incremental cost of remediating the impact of the Occurrence. If Seller's remediation is expanded to incorporate remediation of the Occurrence, Purchaser will promptly pay its share of costs and expenses to Seller as the work is performed, within thirty days of receipt of invoices for the work (with supporting documentation). Payments not made timely will bear interest at a rate of twelve percent per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Purchaser's receipt of the invoice until paid.

                          If the cost of the additional work equals or exceeds the cost which would have been incurred but for the Occurrence, Seller will pay Purchaser the cost that would have been incurred by Seller to complete the remediation but for the Occurrence. As consideration for this payment, Purchaser will accept the environmental condition of the Property and Assets as they exist on the date of the payment, assume full responsibility for remediating the Property and Assets and related off-site contamination in accordance with this Agreement, and agree to release, indemnify, hold harmless, and defend Seller and its Representatives as to Claims arising from the Occurrence to the same extent as described in Article 9.

                 (8) If Seller undertakes remediation as to any Assets in which Seller's ownership was less than 100% Purchaser will bill the other working interest owners for their share of the remediation expenses. Regardless of whether Seller recoups any amount from the other working interest owners, Purchaser will refund to Seller, within sixty days of each Seller invoice, with documentation, any amounts expended by Seller over the amount formerly attributable to Seller's working interest share.

                 (9) If Seller will assess or remediate the Assets or Property after Closing, the Assignment and Bill of Sale or other recordable instrument will restate the rights and obligations of this section.

         (d) If the Aggregate Net Amount of Purchase Price adjustments mutually agreed and/or as a result of Seller's removal of Assets hereunder, plus the amount of any uninsured Casualty Losses and Casualty Losses not fully covered by insurance (to the extent of such deficiency only), plus the value of any of the Subject Properties (with reference to the allocated value thereof on Exhibit "A" as a maximum) to the extent taken in condemnation or under the right of eminent domain prior to the end of the Examination Period, or with respect to which proceedings for such purposes shall be pending or threatened in writing at such time, equals or exceeds twenty percent (20%) of the Purchase Price, or (ii) if the aggregate value of Subject Properties subject to Preferential Rights to be exercised at Closing equals or exceeds eighty percent (80%) of the Purchase Price, then Seller or Purchaser may, upon written notice to the other, terminate this Agreement, without liability or further obligation to the other party, subject to
                 Section 10.2. Seller shall have an absolute right to terminate this Agreement upon written notice to Purchaser, without liability or further obligation to Purchaser if the Defects presented by Purchaser exceed ten percent (10%) of the Purchase Price. Seller shall have no obligation hereunder to Purchaser or any Person to sell, convey deliver or otherwise transfer all or any part of the Assets if Purchaser or Seller terminates this Agreement pursuant to this Section 3.6. Purchaser agrees and acknowledges that Seller has no obligation to adjust the Purchase Price with respect to Defects.

                 If Closing occurs, Purchaser shall be deemed to have forever waived and/or assumed any and all Claims, known and unknown, arising from or related to any and all Defects or title to or defect or other condition of the Assets in whole or in part, including, without limitation, whether or not identified in a Notice of Defects, and notwithstanding the fact that Seller may not have cured any such Defect(s) to Purchaser's satisfaction, and Seller shall have no obligation with respect thereto. As used in this Agreement, the "Aggregate Net Amount" of Purchase Price adjustments shall be determined by subtracting from the value of all Defects asserted by Purchaser (y) the value of all interests by which Seller's actual interests in the Subject Properties exceeds the net revenue interests set forth on Exhibit "A" hereto, and (z) the value of Defects asserted by Purchaser which are cured or otherwise resolved to Purchaser's reasonable satisfaction.

         (e) Notwithstanding any provision in this Section 3.6 to the contrary, in the event Seller delivers a notice terminating this Agreement pursuant to this Section 3.6, Purchaser shall have until 5:00 p.m. on the first Business Day after receipt of said notice to forever waive, by written notice delivered to Seller on or before said date and time, Defects which constitute the grounds stated for termination in said termination notice and if Purchaser so waives said Defects and matters the notice of termination delivered by Seller shall be considered withdrawn.

         3.6A & 3.6 B     Special Defects.

         3.6A    Not withstanding anything contained in this Agreement to the contrary, if during the Examination Period Purchaser discovers, acting in good faith, that Seller owns no interest in any of the Subject Properties or the Gas Plants because the applicable oil and gas lease or leases have expired, have been disposed of, or otherwise, and Seller cannot cause any interest to be conveyed to Purchaser in the affected Subject Properties or Gas Plants then Purchaser may include any such matter ( a "Special Defect") in the Notice of Defects delivered pursuant to Section 3.5 and, if Seller, acting in good faith, agrees with the findings of Purchaser, without consideration of the Threshold Purchaser shall be entitled to a reduction in the Purchase Price equal to the agreed value of such Special Defects based on, and not to exceed, the allocated value of each affected Subject Properties or Gas Plants as set forth on Exhibit "A" and said Subject Properties or Gas Plants shall be removed from this Agreement, provided that any such matter not included in the Notice of Defects shall be and hereby is forever waived by Purchaser. Further, if during the Examination Period Purchaser discovers, acting in good faith, that the Working Interest and/or Net Revenue interests for the Reserves, and only for the Reserves, classified on Schedule 3.6A attached hereto as "Proved Developed Producing" (abbreviated as "PDP") shown in Seller's ARIES database delivered to Purchaser on August 29, 1998 (the "ARIES") which was used by Purchaser to evaluate the Subject Properties is greater than the respective interest for such Subject Properties shown in Exhibit "A", Purchaser shall without consideration of the Threshold (after providing notice of same to Seller in the Notice of Defects) be entitled to a reduction in the Purchase Price based on, and not to exceed, the allocated value of the affected Subject Properties using the formula shown in Article 3.6 (a)
(1)(i); provided, however, A= Allocated Value of the affected Subject Property, B= Respective Exhibit "A" Interest, C= Respective ARIES Interest, provided, however, that any matter not included in the Notice of Defects shall be and hereby is forever waived by Purchaser. Similarly, where the interest shown on the ARIES is less than that shown on Exhibit "A" whether asserted by Seller or Purchaser (and Purchaser shall in good faith include all such instances in any Notice of Defect), Seller shall be entitled to an increase in the Purchase
Price using the same formula with however, A= Allocated Value of the affected Subject Property, B= Respective ARIES Interest, C= Respective Exhibit "A" Interest ; provided however, if in either event that the numerator or the denominator is zero (0) then the adjustment would unless mutually agreed otherwise by the parties be the Allocated Value of the affected Subject Property.

         3.6B    With respect to any reduction to the purchase price resulting from the application of 3.6A above, Seller agrees that such reduction shall be offset by the value as agreed between the Seller and Purchaser of those wells listed on Exhibit A and which are identified on Schedule 3.6B which represent producing mineral interest that were not on ARIES.

         3.7. Preferential Purchase Rights and Consents to Assign. Upon written notification to Seller by Purchaser identifying Persons (and their addresses) holding preferential rights to purchase affecting the Assets or the right to consent with respect to any assignments required hereby, other than such consents of governmental authorities which are usually obtained in the normal course of business after Closing, actually received by Seller not later than the earlier of (i) fifteen (15) days prior to the Closing Date, or (ii) five (5) business days prior to the latest date prior to Closing permitted by the subject agreement for such notice to be provided, or upon Seller's own initiative but without any obligation to so initiate, Seller shall send notice of this Agreement to all such Persons (y) offering to sell to each such Person the Assets for which a preferential right is held on and subject to the terms hereof and for the same allocated value for such Assets reflected on Exhibit "A", or (z) requesting, where appropriate, consent to any assignment required in connection herewith. Notwithstanding the foregoing, Purchaser shall be ultimately responsible for obtaining all approvals and consents from each and every applicable Person, including, but not limited to, lessors, joint interest owners, farmors, sublessors, assignors, grantors, co-parties to Agreements, governmental bodies having jurisdiction, or other third parties and will provide Seller on or before the Closing Date with proof of each consent, approval or waiver. Purchaser shall be entitled to review and approve the form of all such notices; provided, that such approval shall not be unreasonably withheld or delayed. If, prior to Closing, any of such Persons asserting a preferential purchase right notifies Seller that it intends to consummate the purchase of the Assets to which it holds a preferential purchase right pursuant to the terms and conditions hereof, or if the period allowed for acceptance of the notice provided by Seller has not expired or will not expire as of Closing (subject to Seller's right to extend the date of Closing) then such Assets shall be excluded at Closing from the Assets to be conveyed to Purchaser under this Agreement and the Purchase Price shall be reduced by the allocated value of such Assets reflected in Exhibit "A"; provided, however, that if the holder of such preferential right fails to consummate the purchase of such Assets before, on or within a reasonable time after the Closing Date (taking into account the notice or acceptance period for the right of preferential purchase and a reasonable amount of time, as determined by Seller, to assemble documentation for such separate sale), then Seller shall promptly so notify Purchaser, and Seller shall sell immediately to Purchaser, and Purchaser shall purchase from Seller, for a price equal to the allocated value of such Assets and upon the other terms of this Agreement, the Assets to which the preferential purchase right was asserted. All Assets for which all preferential purchase rights have been waived or have not been accepted prior to expiration after timely notice of the acceptance period by the holder of such right, shall be sold to Purchaser at Closing pursuant and subject to the provisions of this Agreement. If one
(1) or more of the holders of any preferential purchase rights notifies Seller subsequent to Closing that it intends to assert its preferential purchase right, Seller shall give notice thereof to Purchaser, whereupon Purchaser shall satisfy all such preferential purchase right obligations of Seller to such holders including, but not limited to, transferring the affected Assets to the holder of such rights and shall indemnify and hold Seller harmless from and against any and all Claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) in connection therewith, and Purchaser shall be entitled to receive upon satisfaction in full by Purchaser of all the foregoing obligations all proceeds received from such holders in connection with such preferential purchase rights. Purchaser shall indemnify and hold harmless Seller from and against any and all Claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) asserted or incurred at any time (whether before, on or after Closing) with respect to or arising directly or indirectly from the claims of any Person to a preferential purchase right affecting any of the Assets transferred to Purchaser hereunder.

              ARTICLE 4.  SELLER'S REPRESENTATIONS AND DISCLAIMERS

         Seller represents to  Purchaser that:

         4.1. Existence. Pioneer Natural Resources USA, Inc. is a Delaware corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware.

         4.2. Power. Seller has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby, will not (a) violate any provision of Seller's Articles of Incorporation or other governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Seller is a Party or by which Seller is bound,
(c) to the best knowledge and belief of Seller, violate any judgment, order, ruling, or decree applicable to Seller and entered or delivered in a proceeding in which Seller was or is a named Party, or (d) to the best knowledge and belief of Seller, violate any applicable law, rule or regulation.

         4.3.    Authorization.   The execution, delivery and performance of
this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered. This Agreement and such documents and instruments shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.4. Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Purchaser, and any such obligation or liability that might exist shall be the sole obligation of Seller.

         4.5.    Foreign Person.   Seller is not a "foreign person" within the
meaning of the Code.

         4.6. Permits. To the best of Seller's knowledge Seller possesses all material licenses, permits, certificates, orders, approvals and authorizations necessary to own the Assets and to carry on its business as now being conducted.

         4.7. Compliance with Law. To the best of Seller's knowledge, Seller is in material compliance with all laws, ordinances, rules, regulations and orders applicable to the Assets, including, without limitation, all environmental laws, ordinances, rules, regulations and orders, except to the extent of any non-compliance that is not reasonably expected to result in a material adverse affect on the Assets.

         4.8. Taxes. All ad valorem, property, production, severance, excise, and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom attributable to the Assets that have become due and payable have been properly and timely paid, except to the extent of any failure that is not reasonably expected to result in a material adverse effect on the Assets, and except to the extent that such taxes are due and payable but contested, protested or appealed by Seller.

         4.9. Litigation. To Seller's best knowledge and belief, no litigation, investigation or other proceeding in which Seller (or its direct predecessor in title) is a named Party affects any of the Assets whether pending or threatened in writing which is based upon omissions, events or occurrences prior to the date of this Agreement, other than as disclosed on
Schedule 4.9 attached hereto.

         4.10. LIMITATION AND DISCLAIMER OF REPRESENTATIONS AND WARRANTIES THE EXPRESS REPRESENTATIONS AND/OR WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND THE REPRESENTATIONS AND/OR WARRANTIES CONTAINED HEREIN SHALL TERMINATE IN ALL RESPECTS UPON CLOSING. ANY ASSIGNMENT AND BILL OF SALE OR OTHER CONVEYANCE EXECUTED AND DELIVERED PURSUANT HERETO SHALL BE: (a) WITHOUT ANY WARRANTY OR REPRESENTATION OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE; (b) WITHOUT ANY EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION AS TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY OF THE ASSETS OR THEIR FITNESS FOR ANY PURPOSE; AND (c) WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. AT CLOSING, PURCHASER SHALL HAVE INSPECTED OR WAIVED ITS RIGHT TO INSPECT THE RECORDS AND THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AND PROPERTY BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES. PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS AND PROPERTY, AND, PURCHASER SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. IN ADDITION, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSETS OR PROPERTY OR ANY OTHER MATTERS CONTAINED IN CONFIDENTIAL INFORMATION OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES OR OTHERWISE MADE AVAILABLE TO PURCHASER OR PURCHASER'S REPRESENTATIVES ARE PROVIDED TO OR FOR THE BENEFIT OF PURCHASER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER OR SELLER'S AGENTS OR REPRESENTATIVES. ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT PURCHASER'S SOLE RISK.

THE ASSIGNMENTS AND BILLS OF SALE OR OTHER CONVEYANCES TO BE DELIVERED BY SELLER AT CLOSING SHALL EXPRESSLY SET FORTH THE LIMITATIONS AND DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS PARAGRAPH.


                  ARTICLE 5.  REPRESENTATIONS, WARRANTIES AND
                             COVENANTS OF PURCHASER

         Purchaser represents and warrants to and covenants with Seller that:

         5.1. Existence. Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2. Power. Purchaser has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated hereby, will not (a) violate any provision of any Purchaser's certificate or articles of incorporation or organization, as the case may be, bylaws, regulations or other governing documents; (b) to the best knowledge and belief of Purchaser, conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Purchaser is a Party or by which Purchaser is bound, (c) to the best knowledge and belief of Purchaser, violate any judgment, order, ruling, or decree applicable to Purchaser and entered or delivered in a proceeding in which Purchaser was or is a named Party; or (d) to the best knowledge and belief of Purchaser, violate any applicable law, rule or regulation.

         5.3. Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered. This Agreement and such documents and instruments shall constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.4. Brokers. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Seller, and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

         5.5. Investment Intent. Purchaser is acquiring the Assets for Purchaser's own account for investment, and not with a view to any distribution thereof within the meaning of the Securities Act of 1933 (the "Act"), and shall not resell any or all of the Assets except in compliance with all applicable securities laws.

         5.6. Due Diligence. Purchaser represents, warrants and covenants that it has or will perform prior to Closing sufficient review and due diligence, including review of file data and inspections, to evaluate the Assets and Property to Purchaser's complete satisfaction as a prudent and knowledgeable Purchaser.

         5.7. Sophisticated Buyer. The Purchaser is a sophisticated buyer, knowledgeable in the evaluation and acquisition of oil and gas properties, and understands that by purchasing oil and gas properties or interests, the Purchaser may be exposed to risks and liabilities associated with the oil and gas business. The Purchaser is engaged in the business of exploring for or production oil and gas or other minerals as an ongoing business. By reason of this knowledge and experience, the Purchaser will evaluate the merits and risks of the properties or interests to be purchased from Seller and will form an opinion based solely upon the Purchaser's knowledge and experience and not upon any opinion or predictions by Seller, its employees, agents, or representatives.

         5.8. Economic Risk. The Purchaser is aware that ownership of any of the oil and gas properties or interests is highly speculative and subject to substantial risks, and the Purchaser is capable of bearing the high degree of economic risk and burdens of any purchase of the Assets from Seller, including, but not limited to, the possibility of the complete loss of the Purchase Price, all contributed capital, the loss of all anticipated tax benefits (if any), the lack of a public market and limited transferability of such interests or properties;

         5.9. Financing. Purchaser has or will have adequate funding or financing to pay the Purchase Price at Closing.

         5.10. Accredited Investor. Purchaser is an "accredited investor" as that item is defined in Regulation D promulgated under the Act.

                       ARTICLE 5A.  ADDITIONAL COVENANTS

         Seller covenants and agrees that from and after the execution of this Agreement and until the Closing Date:

         5A.1.   Maintenance of Assets.  Seller will not sell, transfer, assign, convey or otherwise dispose of any of the Assets subject to Seller's direct control, other than (a) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business, (b) personal property and equipment which is replaced with property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Subject Properties, and (c) as required in connection with any exercise of preferential rights or as otherwise required to satisfy obligations to third parties under contracts presently existing.

         5A.2.   No Encumbrances.  Seller will not create any lien, security interest or encumbrance on the Assets, the oil or gas attributable to the Assets, or the proceeds thereof, other than Permitted Encumbrances. To the extent there exists liens, security interests or mortgages on the Assets or any part thereof created by Seller which are identified to Seller in writing by Purchaser prior to the end of the Examination Period, Seller, shall deliver to Purchaser releases of same, including associated financing statements on or before Closing.

         5A.3.   Operations. With respect to any of the Subject Properties and the Gas Plants operated by Seller, (and as to 5A.3. (b), (f), (h), and (j) below with regard to Subject Properties not operated by Seller). Seller will endeavor in good faith until Closing (subject to this Agreement and the rights of affected Parties under applicable agreements) to:

                 (a) cause the Subject Properties and Gas Plants to be developed, maintained and operated in compliance with applicable laws, ordinances, rules, regulations and orders and in a prudent, good and workmanlike manner, maintain insurance now in force with respect to the Subject Properties, and pay or cause to be paid all costs and expenses in connection therewith;

                 (b) not approve the drilling of any new well on the Subject Properties without the advance written consent of Purchaser, which consent (which may not be unreasonably withheld) or non-consent must be given by Purchaser within three (3) days of the notice from Seller;

                 (c) not take any action or fail to take any action which is reasonably expected to result in any termination of the leases forming a part of the Subject Properties;

                 (d) perform and comply with all of its obligations under agreements relating to or affecting the Subject Properties and Gas Plants;

                 (e) carry on its business with respect to the Subject Properties and Gas Plants in substantially the same manner as it has heretofore;

                 (f) not enter into or assume any contract, agreement or commitment which is not in the ordinary course of business as heretofore conducted or which involves payments, receipts or potential liabilities with respect to any one of the Subject Properties or Gas Plants of more than $50,000, (net to Seller) excluding emergency expenditures; and

                 (g) not resign or otherwise voluntarily relinquish its rights as operator of any of the Subject Properties or Gas Plants for which it serves as operator on the date hereof.

                 (h) not grant any preferential right to purchase or similar right or agree to require the consent of any Party to the transfer and assignment of the Assets to Purchaser, subject to existing contractual obligations;

                 (i) not enter into any gas sales contract or crude oil sales or supply contract with respect to the Subject Properties or Gas Plants which is not terminable without penalty upon notice of thirty (30) days or less;

                 (j) not enter into any transaction the effect of which, considered as a whole, would be to cause Seller's ownership interest in any of the Subject Properties or Gas Plants to be decreased from its ownership interest as of the date hereof;

                 (k) if any approval or consent by any federal, state or local governmental authority is required to vest Acceptable Title to any of the Sale Interest or Gas Plants in Purchaser at Closing, exercise its best efforts, as reasonably requested in writing by Purchaser, to obtain all such required approvals or consents at Purchaser's expense;

                 (l) through Closing, endeavor to give prompt written notice to Purchaser of any notice of default (or written threat of default, whether disputed or denied) received or given by Seller after the date hereof under any instrument or agreement affecting the Subject Properties to which Seller is a Party or by which it or any of the Subject Properties is bound;

                 (m) to the extent it can do so without violating any third party agreement and subject to the rights of third parties, exercise its best efforts to provide (as soon as practicable) Purchaser with a copy of each material authority for expenditure and material contract affecting the Subject Properties or Gas Plants entered into after the Execution Date, provided, however, that the provision of such matters to Purchaser is for informational purposes only and that Purchaser shall have no right to comment upon or object to any such matter that is otherwise not in violation of this Agreement.

         5A.4.   Access to Records. Seller will endeavor to provide Purchaser and its Agents through the Examination Period 1) access to the Records located in Seller's data room during the hours 8 a.m. to 12 p.m. seven days a week at Seller's Midland, Texas office, access to other Records during normal business hours at Seller's office and 2) adequate work space (as determined solely by Seller) at such offices to review the Records, 3) access to a copy machine, at Purchaser's cost, at such offices, and 4) reasonable access to Seller's personnel during normal business hours. Seller, at Purchaser's cost, will assist Purchaser in obtaining access to and the right to review and copy Records pertaining to the Subject Properties, producing minerals and Gas Plants not in Seller's possession or control. From and after the Execution Date through the Closing Date, Seller shall endeavor to not add to or remove from the Records any contracts, instruments, documents or other materials except for such additions and removals as are done in the ordinary course of business with respect to on-going operations.

         5A.5.   Permissions.  Seller will use reasonable efforts, at
Purchaser's cost, to assist Purchaser in obtaining all permissions, approvals, and consents of federal, state and local governmental authorities and other third parties required of Seller as may be required to consummate the sale contemplated hereunder.


                   ARTICLE 6.  SELLER'S CONDITIONS OF CLOSING

         Seller's obligation to consummate the transactions provided for herein is subject only to the satisfaction or waiver by Seller on or before the Closing Date of the following conditions:

         6.1. Representations. The representations and warranties of Purchaser contained in Article 5 shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

         6.2. Performance. Purchaser shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing, including but not limited to payment of the Purchase Price.

         6.3. Officer's Certificate. Purchaser shall have delivered to Seller a certificate of an executive officer dated the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Sections 6.1 and 6.2 have been fulfilled.

         6.4. Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

         6.5. HSR Act. The waiting period required by the HSR Act (as defined in Section 13.19 below) shall have expired or been terminated, if applicable.

                 ARTICLE 7.  PURCHASER'S CONDITIONS OF CLOSING

         Purchaser's obligation to consummate the transactions provided for herein is subject only to the satisfaction or waiver by Purchaser on or before the Closing Date of the following conditions:

         7.1. HSR Act. The waiting period required by the HSR Act (as defined in Section 13.19 below) shall have expired or been terminated, if applicable.

         7.2.    Officer's Certificate.   Seller shall have delivered to
Purchaser a certificate of an executive officer dated the Closing Date certifying on behalf of Seller that the representations contained in the first sentence, and the first sentence only, of each of Section 4.1 through Section
4.5 are true and correct in all material respects on the Closing Date.

         7.3. Seller's Performance. Seller has performed in all material respects the Seller's covenants in Sections 5A.1 and 5A.2 and Seller shall have performed in all material respects the obligations in this Agreement to be performed by Seller at Closing pursuant to Article 8.

                              ARTICLE 8.  CLOSING.

         8.1. Time and Place of Closing. If the conditions to Closing have been satisfied or expressly waived by the Party entitled to the benefits thereof, the consummation of the transactions contemplated hereby ("Closing") shall take place at one of Seller's offices on or before December 15, 1998 at 9:00 a.m., or at such other place and time or in such other manner agreed upon by Seller and Purchaser ("Closing Date"); provided, that Seller shall have the right to extend Closing for thirty (30) days for any reason and up to an additional fifteen (15) days to respond to any Notice of Defects provided by Purchaser and that any extension by Seller shall not serve to provide Purchaser rights not otherwise expressly provided herein, nor to extend any rights of Purchaser contained herein, including, without limitation, those contained in
Section 3.5.

         8.2 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

         (a) Seller shall execute, acknowledge and deliver to Purchaser multiple originals of an Assignment and Bill of Sale in substantially the form attached hereto as Exhibit "B", and Purchaser shall, execute, acknowledge and deliver same to Seller. (Seller may require the Parties to execute separate instruments for each state, county or parish in which the Assets are located to facilitate recording.);

         (b) Seller and Purchaser shall execute, acknowledge and deliver transfer orders or letters in lieu directing all purchasers of production to make payment to Purchaser of proceeds attributable to the Sale Interest;

         (c) Purchaser shall deliver by wire transfer the Adjusted Purchase Price less the Deposit as provided in Article 2;

         (d) Purchaser and Seller shall execute and deliver a settlement statement (the "Preliminary Settlement Statement") prepared by Seller and setting forth the Purchase Price and all adjustments thereto using information to the extent then available and if not then available then Seller's reasonable good faith estimate thereof, subject to Section 13.17;

         (e) Purchaser and Seller shall execute and deliver appropriate state or federal lease assignment forms, appropriate resignation or change of operator forms and other instruments and certificates; and

         (f) Purchaser shall take all such other action as may be necessary to carry out its obligations under this Agreement.

         (g) Subject to Section 13.18, Seller shall execute and deliver to Purchaser appropriate resignation of operator and change of operator forms reasonably requested by Purchaser prior to fifteen (15) business days before the Closing Date.

         8.2.    Shareholder and Board Approval of Transaction; Closing Date
Extension.   (a) Purchaser represents and warrants to Seller that in order for
Purchaser to consummate the transactions contemplated by this Agreement, Purchaser must seek and obtain the approval of its shareholders, which approval will require the filing with the United States Securities and Exchange Commission (the "SEC") of a proxy statement (the "Proxy Statement") pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934. Accordingly, Purchaser agrees to use its best efforts to prepare and file with, and have cleared by, the SEC, the Proxy Statement as promptly as practicable after the execution of this Agreement. Purchaser shall use its best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after it is cleared by the SEC, and shall duly call a meeting of its shareholders to be held within 20 days after the Proxy Statement has been cleared by the SEC for the purpose of approving the transactions contemplated by this Agreement. In addition, Purchaser shall, through its Board of Directors, recommend to its shareholders that they approve the transactions contemplated by this Agreement, and, provided such actions are consistent with their fiduciary duties, shall not rescind such recommendation. (b) Without limiting the generality of the foregoing, Purchaser shall promptly (but in any event within 10 days of the date of this Agreement) obtain and deliver to Seller written agreements (in form and substance acceptable to Seller) from each of Cadell S. Liedtke, Michael J. Grella, and Henry G. Musselman irrevocably committing such shareholders to vote their shares in favor of the transactions contemplated by this Agreement. (c) If Purchaser has not mailed its definitive Proxy Statement to its shareholders on or before November 23, 1998, and the failure to mail results from the lack of clearance of the Proxy Statement by the SEC (through no fault of Purchaser), than the Closing Date shall be extended for such number of days as shall be necessary in order to obtain clearance from the SEC; provided, however, (i) the Closing Date shall not be extended beyond January 15, 1999, and (ii) on or after December 15, 1998, the Purchase Price shall be increased by adding interest thereto for each day that the Closing has not occurred, with such interest to be computed at a rate equal to that earned on the Deposit.

                     ARTICLE 9.  POST-CLOSING OBLIGATIONS.

         9.1. Receipts and Credits; Suspense Funds. Upon Closing and Subject to the terms hereof, all monies, refunds, proceeds, receipts, credits, receivables, accounts and income attributable to the Assets (a) for all periods of time from and after the Effective Time shall be the sole property and entitlement of the Purchaser, and, to the extent received by Seller, Seller shall fully disclose and account therefor to Purchaser promptly, and (b) for all periods of time prior to the Effective Time shall be the sole property and entitlement of Seller to the extent received by Purchaser or Seller prior to the Final Accounting Date or allocated to Seller in the Final Accounting, and if received by Purchaser, Purchaser shall fully disclose and account therefor to Seller promptly. Purchaser shall pay Seller for Seller's share of hydrocarbons attributable to the purchased Assets in storage above the pipeline connection or in transit on the Effective Time at the relevant contract price, net applicable taxes. Seller and Purchaser recognize that as of the Effective Time there may be over or under imbalances with respect to gas production attributable to the Subject Properties ("Imbalances") and hereby agree that (i) Imbalances shall not be included in any Identified Claims asserted hereunder, and (ii) the Subject Properties will be conveyed specifically subject to Imbalances which exist as of the Effective Time, with Purchaser, as of Closing, bearing and assuming all obligations with respect to any overproduction account or liability and receiving the benefit of and being credited with any underproduction account or credit; provided, however, that with respect to Subject Properties that are subject to gas balancing agreements, Purchaser (x) may include any net overproduced Imbalance as an Identified Claim hereunder, or
(y) at Closing shall pay Seller an amount determined by multiplying the net underproduced Imbalance by $1.00/MCF with Purchaser, as of Closing, bearing and assuming all obligations with respect to any overproduction account or liability and receiving the benefit of and being credited with any underproduction account or credit. At Closing, Seller shall deliver to Purchaser all amounts in Seller's possession due third party owners of interests in the Subject Properties, and Purchaser agrees that it shall be solely responsible for the disposition of such funds, the payment thereof to the rightful owners and the payment, if any, of royalty thereon (the "Suspense Funds").

         9.2.    Costs and Liabilities; Indemnity

                 (a) As used in this Agreement, "Claims", "CLAIMS", "claims" or "Claims" shall include costs, expenses, obligations, claims, demands, causes of action, lawsuits, liabilities, damages, fines, penalties, debts, losses and judgments of any kind or character, whether matured or absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, and all costs, expenses and fees (including, without limitation,





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



                          interest, attorneys' fees, costs of experts, court costs and costs of investigation) incurred in connection therewith, including, but not limited to claims arising from or directly or indirectly related to death, personal injury, property damage, environmental damage or the remediation thereof, royalty, operating, suspense and capital obligations attributable to the Assets or the Property. As used in this Section 9.2, "Assets" shall include the Suspense Funds.

                 (b) Notwithstanding anything in this Agreement to the contrary, it is the express intent and agreement of Seller and Purchaser that, if Closing occurs, Purchaser shall accept the Assets and Property in their "as is, where is" condition, subject to any and all faults, defects, deficiencies, irregularities and claims related or attributable in any manner thereto, including, without limitation, Title Defects, Environmental Defects, Identified Claims or any other matter affecting in any respect the title or physical condition of, or the right to own, use, operate, develop or enjoy, the Assets, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect.

                 (c) At Closing and without further action or documentation, Purchaser (1) shall assume, be responsible for and comply with all duties and obligations, express or implied, arising at any time with respect to the Assets, including, without limitation (i) those arising under or by virtue of any lease, contract, agreement, document, permit, law, statute, rule, regulation or order of any governmental authority or court (specifically including, without limitation, any governmental request or other requirement to plug, re-plug or abandon or re-abandon any well of whatsoever type, status or classification, or take any clean-up, remedial or other action with respect to the Assets or Property), (ii) preferential rights to purchase and (iii) third party consents; (2) shall assume, be responsible for and pay all claims affecting or arising, directly or indirectly, at any time in connection with the Assets, including, without limitation, claims for personal or property injury or damage, environmental cleanup, remediation, or compliance, or for any other relief, arising directly or indirectly from or incident to, the use, occupation, operation, maintenance or abandonment of or production from the Assets, or condition of the Assets or Property, whether latent or patent, including, without limitation, contamination of property or premises with Naturally Occurring Radioactive Materials ("NORM"), and whether or not arising solely from or contributed to by the negligence in any form, whether active or passive, or of any kind or nature, of Seller or its predecessors in title or their respective Affiliates agents, employees or contractors; and (3) SHALL DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM





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



                          ANY AND ALL CLAIMS ARISING, ASSERTED OR DUE AT ANY TIME, WHETHER BEFORE, ON OR AFTER THE EFFECTIVE TIME, IN CONNECTION WITH THE FOREGOING; AND, FURTHER, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER WILL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM ALL CLAIMS ARISING AT ANY TIME, WHETHER BEFORE, ON OR AFTER THE EFFECTIVE TIME, MADE BY ANY PERSON AND ARISING OUT OF OR RESULTING FROM:

                 - THE OWNERSHIP OR OPERATION OF THE ASSETS BY OR ON BEHALF OF SELLER OR ITS PREDECESSORS IN TITLE OR ACTS OR OMISSIONS BY OR ON BEHALF OF SELLER OR ITS PREDECESSORS IN TITLE IN CONNECTION WITH OR PERTAINING TO THE ASSETS;

                 - THE OWNERSHIP OR OPERATION OF THE ASSETS BY OR ON BEHALF OF PURCHASER OR ITS SUCCESSORS IN TITLE OR THE ACTS OR OMISSIONS BY OR ON BEHALF OF PURCHSER OR ITS SUCCESSORS IN TITLE IN CONNECTION WITH OR PERTAINING TO THE ASSETS;

                 -        THE ACTS OR OMISSIONS OF THIRD PARTIES RELATING TO
                          THE ASSETS;

                 - THE REVIEW, INSPECTION AND ASSESSMENT OF THE ASSETS BY PURCHASER;

                 -        AN ERROR IN DESCRIBING THE ASSETS;

                 - RIGHTS AND OBLIGATIONS OF THE PARTIES OR THIRD PARTIES UNDER RELATED AGREEMENTS;

                 - FAILURE BY THIRD PARTIES TO APPROVE OR CONSENT TO ANY ASPECT OF THIS TRANSACTION;

                 - OBLIGATIONS TO PLUG, RE-PLUG, ABANDON OR RE-ABANDON WELLS, REMOVE FACILITIES, EQUIPMENT, PIPELINES AND FLOWLINES, CLOSE PITS AND REMOVE SUMPS, AND RESTORE, CLEAN UP AND/OR REMEDIATE THE ASSETS OR PROPERTY;

                 - PAYMENTS, ROYALTIES OR DISBURSEMENTS PAID OR PAYABLE BY SELLER OR PURCHASER TO THIRD PARTIES WITH REGARD TO THE ASSETS;





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
                 - THE PHYSICAL OR ENVIRONMENTAL CONDITION OF OR RELATING TO THE ASSETS OR PROPERTY OR ANY DISPOSAL SITE (WHETHER ON THE ASSETS OR PROPERTY OR OFFSITE) CONTAINING MATERIALS OR WASTES FROM THE OPERATION'S OR ACTIVITIES ON THE PROPERTY OR ASSETS INCLUDING CLAIMS UNDER ANY LAW OR ENVIRONMENTAL LAW;

                 - REMEDIATION ACTIVITIES, INCLUDING DAMAGES INCURRED BY BUYER DURING OR ARISING FROM REMEDIATION ACTIVITIES RELATING TO THE ASSETS OR PROPERTY;

                 - INABILITY OR FAILURE TO OBTAIN THE TRANSFER OF A PERMIT OR AUTHORIZATION OR THE INABILITY TO OBTAIN A PERMIT OR AUTHORIZATION RELATING TO THE ASSETS.

                 (d) From and after Closing, any claim for indemnity hereunder shall be made by written notice, together with a written description of any claims asserted stating the nature and basis of such claim and, if ascertainable, the amount thereof. Purchaser shall have a period of twenty (20) days after receipt of such notice within which to respond thereto or, in the case of a claim which requires a shorter time for response, then within such shorter period as specified by Seller in such notice (the "Notice Period"). If Purchaser denies liability hereunder or fails to provide the defense for any claim, Seller may defend or compromise the claim as it deems appropriate without prejudice to any of Seller's rights hereunder, with no right of Purchaser to approve or disapprove any actions taken in connection therewith by Seller. If Purchaser accepts liability and responsibility for the defense of any claim, it shall so notify Seller as soon as is practicable prior to the expiration of the Notice Period and undertake the defense or compromise of such claim with counsel selected by Purchaser and reasonably acceptable to Seller. If Purchaser undertakes the defense or compromise of such claim, Seller shall be entitled, at its own expense, to participate in such defense. No compromise or settlement of any claim shall be made without reasonable notice to Seller, and without the prior written approval of Seller, unless such compromise or settlement includes a general and complete release of Seller, its Affiliates and their respective Representatives in respect of the matter, with prejudice, and with no express or written admission of liability on the part of Seller, its Affiliates and their respective Representatives, and no constraints on the future conduct of its or their respective businesses. Purchaser acknowledges that





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



                          its obligations to indemnify, defend and hold Seller and its Affiliates harmless under this Agreement includes obligations to pay the attorneys' fees and court costs incurred by Seller and its Affiliates in defending said Claims, regardless of the merits of said Claims.

                 (e) Seller shall have the right at all times to participate, at its sole cost, in the preparation for any hearing or trial related to the indemnities set forth in this Agreement, as well as the right to appear on its own behalf or to retain separate counsel to represent it at any such hearing or trial.

                 (f) THE INDEMNITIES PROVIDED IN THIS AGREEMENT SHALL EXTEND TO SELLER AND ITS AFFILIATES AND ANY PERSON WHO AT ANY TIME HAS SERVED OR IS SERVING AS A DIRECTOR, OFFICER, EMPLOYEE, CONSULTANT, INVITEE OR AGENT THEREOF (EACH A "REPRESENTATIVE" AND COLLECTIVELY "REPRESENTATIVES"), AND EACH OF THEIR RESPECTIVE HEIRS, EXECUTORS, SUCCESSORS AND ASSIGNS, AND SHALL APPLY TO ALL CLAIMS SUBJECT TO INDEMNITY HEREUNDER, INCLUDING THOSE BASED ON NEGLIGENCE OF ANY NATURE, INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE NEGLIGENCE, PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF SELLER (OR ANY OTHER INDEMNIFIED PARTY) OR ANY OTHER THEORY OF LIABILITY OR FAULT, WHETHER OF LAW (WHETHER COMMON OR STATUTORY) OR IN EQUITY.; PROVIDED, HOWEVER, PURCHASER SHALL NOT BE LIABLE FOR OR INDEMNIFY SELLER FOR ANY CLAIM ASSERTED BY PURCHASER ARISING DIRECTLY FROM A BREACH OF A MATERIAL TERM OF THIS AGREEMENT BY SELLER AND FOR WHICH AND ONLY TO THE EXTENT THAT, PURCHASER HAS OBTAINED AGAINST SELLER A BINDING , FINAL, NON-APPEALABLE ARBITRATION DECISION PURSUANT TO THIS AGREEMENT OR COURT JUDGEMENT THE INDEMNIFICATION PROVISIONS OF THIS SECTION 9.2 SHALL BE IN ADDITION TO ANY OTHER INDEMNITY PROVISIONS CONTAINED IN THIS AGREEMENT, AND IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE TERMS OF THIS SECTION
                          9.2 SHALL CONTROL OVER ANY CONFLICTING OR
                          CONTRADICTING TERMS OR PROVISIONS CONTAINED IN THIS AGREEMENT, AND SHALL SURVIVE CLOSING.

         9.3. Further Assurances. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto. The parties will cooperate at all times after Closing to execute and record correction instruments to correct scrivener's errors in the preparation of Closing documents. Prior to Closing upon written notice form Purchaser, delivered at least thirty (30) days prior to the Closing Date, that Seller is not qualified to do business in one or more states such that any conveyance of Assets located in such states would not be valid, Seller shall cooperate with Purchaser and take such steps to gain good standing in such states to make such proposed conveyances of Assets valid.

         9.4. Delivery of Records. As soon as reasonably possible but no later than thirty (30) days after the Closing Date, Seller shall deliver originals or copies consistent with this Agreement at Seller's and Purchaser's equally shared cost, of the Records to Purchaser; provided, that Seller (i) shall exercise its best efforts to provide Purchaser at Closing or as soon thereafter as is practicable with all Records necessary to assume and conduct operations of the Assets, and (ii) shall have the right to retain, as its own, original Records that pertain to the Excluded Assets and copies (at Seller's and Purchaser's equally shared cost) of all other Records. No later than thirty (30) days after Closing, Seller further agrees to assist Purchaser (at Purchaser's cost) in making an electronic transfer of all Records applicable to the Subject Properties. Such electronic data to include but is not limited to:
Property Master files, Name and Address files, (owners, purchasers, operators, etc.), Division of Interest decks for billing and revenue, Oil and Gas Purchaser Division Order/Property cross-reference, Land Records (Lease, tracts, Critical Dates, Text file, Ownership, Rentals, Billing), Chart of Accounts, Billing Category Codes, County and State Code cross-reference, System Code Tables or Legends (Suspense Codes, Interest Types, Product Codes, etc.) Gas Contract Records (Master File, Text, Details, Fees, Calendar, etc.), Owner Netting Information, Production Records (Tank Master, Closing Stock, Production Master, State Information, etc.), AFE Information, Revenue Suspense and/or Billing suspense, Owner Net (Share) Revenue and Billing History, Property Gross (8/8) Revenue and Billing History, Operated Property Production Information (and Non-Operated if available), Operated Property Production Tax History Information, Land Records (Rental Payments), Payout Information and Schedules, 1099 Information, Accounts Payable and Revenue information. Seller's obligation pursuant to this Section 9.4 shall be limited to Seller's present capability to perform such electronic transfers without disruption or undue inconvenience to Seller's ongoing business, and further, Seller shall not be required to create, assemble or develop such electronic files or records.

         9.5. Access to Data and Records. Subject to the rights of third parties and Seller's proprietary rights, Seller shall (i) provide Purchaser and its Agents with reasonable access to Seller's books and records relating to the Assets (both paper and electronic) before and after Closing as necessary for Purchaser, at Purchaser's cost, to prepare its financial statements, (ii) electronically download Seller's Records at Purchaser's cost regarding the Subject Properties into Purchaser's accounting and land system within ten (10) days after the Execution Date and thereafter, prior to Closing, electronically update Purchaser's accounting, land and lease records at least one (1) additional time from Seller's Records, so long as such electronic downloading





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



efforts are not disruptive of Seller's business or accounting or land departments and (iii) assist Purchaser, at Purchaser's cost, in acquiring the appropriate licenses, permits and authorizations to possess and use all or part of the seismic and geophysical data regarding the Subject Properties, subject to the rights of third parties and to confidentiality or limited use conditions or other conditions or restrictions required by Seller or such third parties.

         9.6     Purchaser's Release of Seller.   At Closing and without
further documentation, Purchaser releases and discharges Seller and Sellers Affiliates from all Claims relating to the Assets, the Property or this transaction, regardless of when or how the Claim arose or arises or whether the Claim was foreseeable or unforeseeable. Purchaser's release of Seller and its Affiliates includes Claims resulting in any way from the negligence or strict liability of Seller and its Affiliates, whether the negligence or strict liability is active passive, joint, concurrent, or sole. There are no exceptions to Purchasers release of Seller and its Affiliates, and this release is binding on Purchaser and its successors and assigns. PURCHASER EXPRESSLY WARRANTS AND REPRESENTS AND DOES HEREBY STATE AND REPRESENT THAT NO PROMISE OR AGREEMENT WHICH IS NOT HEREIN EXPRESSED HAS BEEN MADE TO PURCHASER IN EXECUTING THIS AGREEMENT OR AGREEING TO THIS RELEASE AND THAT PURCHASER IS NOT RELYING UPON ANY STATEMENT OR REPRESENTATION OF SELLER OR ANY AGENT OR AFFILIATE OF SELLER. PURCHASER HAS BEEN REPRESENTED BY LEGAL COUNSEL AND SAID COUNSEL HAS READ AND EXPLAINED TO PURCHASER THE ENTIRE CONTENTS OF THIS AGREEMENT AND THIS RELEASE AND EXPLAINED THE LEGAL CONSEQUENCES THEREOF.

         9.7 Retroactive Effect. Purchaser acknowledges that Purchaser's obligations to release, indemnify, defend, and hold Seller and its Affiliates harmless apply to matters occurring or arising before, on and after the Effective Time to the extent provided in this Agreement.

         9.8. Inducement to Seller. Purchaser acknowledges that it evaluated its obligations under this article before it determined and submitted its bid for the Assets and that its assumption of these obligations is a material inducement to Seller to enter into this Agreement with and Close the sale to Purchaser.

         9.9 Purchaser's Indemnity. Except for Seller's Indemnity contained in Section 9.13 below, it is the intent of Purchaser and Seller that Seller be indemnified, defended and held harmless by Purchaser in a manner so that Seller will be protected as if it has never at any time owned or operated the Assets or the Property or any interest therein or pertaining thereto, in whole or in part.

         9.10. Related Agreements. Without further action or documentation, unless specifically provided otherwise in this Agreement, the sale of the Assets is made subject to all oil, gas and mineral leases, assignments, subleases, farmout agreements, joint operating agreements, pooling agreements, letter agreements, easements, rights of way, and all other agreements with respect to or pertaining to the Assets to the extent they are binding on Seller or Seller's Affiliates (the "Related Agreements"). Upon Closing, Purchaser expressly assumes the obligations and liabilities of Seller or Seller's Affiliates under such agreements insofar as the obligations and liabilities concern or pertain to the Assets and will execute any documents necessary to effectuate such assumption. The Parties agree that this Section 9.10 is applicable to all instruments whether they are recorded or not.

         9.11. Litigation. Upon and after Closing, Purchaser shall assume all obligations of Seller and Seller's Affiliates and be responsible and liable for all litigation listed on Schedule 9.11 and all matters, costs, judgments, and expenses related thereto or arising therefrom. Notwithstanding Section 9.2
(c) above, 9.6, 9.9, and 12.2, upon Closing, Seller shall be responsible and liable for all litigation which has been filed and served on Seller before the Execution Date to which Purchaser is not a party and Seller is a party and which is not listed on Schedule 9.11. Seller reserves the right to remove litigation from Schedule 9.11 on or before Closing.

         9.12. Evidence of Compliance. For Seller-operated Assets, Purchaser shall deliver to Seller on or prior to 120 days after the Closing (1) evidence of compliance with the rules and regulations dealing with the plugging and abandoning of wells included in the Assets, including evidence of the appropriate bond, surety letter, or letter of credit which has been accepted by the relevant regulatory agency; (2) proof that Purchaser has been approved by the relevant regulatory agency as operator of the Assets, including all Wells that are subject to this Agreement; and (3) evidence that Purchaser has obtained all necessary permits or transfers of permits to operate the Assets. For matters which Purchaser has been unable to provide the necessary evidence and proof, Purchaser shall provide Seller with a status report and action plan for obtaining such required evidence and proof and continue diligently in its efforts until all such matters have been achieved. Purchaser shall indemnify, defend and hold harmless Seller and Seller's Representatives from all Claims arising from or relating to Purchaser's failure to obtain or failure to obtain in a timely manner the evidence or proof described in this Section 9.12 (1), (2) and (3) above.

         9.13. Seller's Indemnity. Notwithstanding any other provision of this Article 9, for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the "Seller Indemnity Period") Seller shall defend, indemnify and hold harmless Purchaser from any and all bona fide third party claims asserted during the Seller Indemnity Period to the extent, and only to the extent, directly relating to the mispayment, nonpayment or underpayment of royalties for the for the Sale Interest applicable to the period of Seller's ownership of the Affected Assets.

         9.14. Release of Liens. To the extent there exists liens, security interests or mortgages on the Assets or any part thereof created by Seller which are identified to Seller in writing by Purchaser prior to the end of the Examination Period, Seller, shall deliver to Purchaser releases of same, including associated financing statements on or before Closing.

                            ARTICLE 10.  TERMINATION

         10.1.   Right of Termination.   This Agreement and the transactions
contemplated hereby may be terminated at any time at or prior to the Closing:

                 (a) By Seller if Closing does not occur on or before December 15, 1998, unless the Closing Date is extended by Purchaser pursuant to and subject to Section 8.3 above in which event by Seller if Closing does not occur on or before January 15, 1999;

                 (b)      By mutual consent of the parties;

                 (c)      By Purchaser or Seller in accordance with Article 3;

                 (d) By Purchaser by notice delivered to Seller on or before Closing if all conditions described in Article 7 shall not have been met and such noncompliance shall not have been caused or waived by the actions or inactions of Purchaser; or

                 (e) By Seller by notice delivered to Purchaser on or before Closing if (1) all conditions described in Article 6 shall not have been met and such noncompliance shall not have been caused or waived by the actions or inactions of Seller, or (2) Purchaser has not made the filings and requests required of it in Section 8.3 in the time required thereunder or by the first sentence of Section 13.20 prior to thirty days after the Execution Date.

         10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 3.3, Article 5, Section 10.2, and Article 13 each of which shall survive such termination and continue in full force and effect). If this Agreement is terminated by Purchaser pursuant to Section 10.1 (d) above, in the absence of a default by Purchaser, Purchaser may, at its sole option, seek arbitration pursuant to Section 13.24 hereto to enforce whatever legal or equitable rights and remedies may be appropriate and applicable, including, without limitation, damages and/or specific performance of this Agreement, or in lieu thereof and with a written release for all claims for the default(s) which is/are the basis for such termination subject to the reasonable satisfaction of Seller, elect to receive a refund of the Deposit and all accrued interest thereon which shall be returned by Seller to Purchaser. If this Agreement is terminated by Seller pursuant to Section 10.1(a) or (e) above, Seller shall have no further liability to Purchaser and shall be entitled to retain the Deposit and all accrued interest and to receive from Purchaser as its sole and exclusive remedy liquidated damages in the amount of $41,000,000 plus the costs and expenses of obtaining said amount from Purchaser, including attorneys fees, court costs, and other expenses, less and except the amount of the Deposit and all accrued interest on the Deposit which may be retained by Seller. If this Agreement is terminated pursuant to Section 10.1(b) or (c) above, the Deposit and all accrued interest on the Deposit shall be returned by Seller to Purchaser with neither party having further remedy or recourse, except in the event the termination is made in bad faith. Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to
Section 10.1 by Seller, Seller shall be free immediately to enjoy all rights of ownership of the Assets and may sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement and without any impairment of its rights hereunder to recover damages from Purchaser arising from any default hereunder by Purchaser.

                               ARTICLE 11.  TAXES

         11.1. Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes, and similar obligations concerning the Assets with respect to the tax period in which the Effective Time occurs ("Property Taxes") shall be apportioned as of the Effective Time between Seller and Purchaser. Seller shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax period in which the Effective Time occurs. Purchaser shall pay to Seller Purchaser's pro rata portion of Property Taxes within thirty (30) days after receipt of Seller's invoice therefor.

         11.2. Sales Taxes. The Purchase Price excludes any sales taxes or other taxes required to be paid in connection with the sale of property pursuant to this Agreement. Purchaser shall be liable for all sales, gross receipts, use and other taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of property pursuant to this Agreement. These taxes shall be collected and remitted under applicable law. Purchaser shall indemnify and hold Seller harmless with respect to the payment of any of these taxes including any interest or penalties assessed thereon.

         11.3. Other Taxes. All taxes (other than income taxes) which are imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between the Parties based upon the respective shares of production taken by the Parties. From and after Closing, Purchaser shall be responsible for paying or withholding or causing to be paid or withheld all such taxes and for filing all statements, returns, and documents incident thereto.

         11.4. Cooperation. Each Party to this Agreement shall provide the other Party with reasonable access to all relevant documents, data and other information which may be required by the other Party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction. Each Party to this Agreement shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither Party to this Agreement shall be required at any time to disclose to the other Party any tax return or other confidential tax information for a period of at least 12 months.

                 ARTICLE 12.  PHYSICAL CONDITION OF THE ASSETS

         12.1. Prior Use of Assets. THE ASSETS AND PROPERTY HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, PRODUCTION, STORAGE, AND TRANSPORTATION OF OIL AND GAS AND RELATED OIL FIELD OPERATIONS. PHYSICAL CHANGES IN THE PROPERTY MAY HAVE OCCURRED AS A RESULT OF SUCH USES. THE ASSETS OR THE PROPERTY ALSO MAY INCLUDE BURIED PIPELINES, WASTES AND OTHER EQUIPMENT, WHETHER OR NOT OF A SIMILAR NATURE, THE LOCATIONS OF WHICH MAY BE HIDDEN OR NOT NOW BE KNOWN OR NOT READILY APPARENT BY A PHYSICAL INSPECTION OF THE AFFECTED ASSETS. HYDROCARBONS AND OTHER SUBSTANCES, INCLUDING HAZARDOUS SUBSTANCES, MAY HAVE COME TO BE RELEASED OR LOCATED ON OR BENEATH THE SURFACE OF THE ASSETS OR THE PROPERTY.

         12.2 Assumption of Assets in Present Condition. PURCHASER ACKNOWLEDGES THAT (i) THE CONSUMMATION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY PURCHASER SHALL BE SOLELY ON THE BASIS OF ITS OWN INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS AND PROPERTY, INCLUDING, WITHOUT LIMITATIONS, SUBSURFACE CONDITION; (ii) THE ASSETS AND PROPERTY HAVE BEEN USED IN THE MANNER AND FOR THE PURPOSES SET FORTH ABOVE AND THAT PHYSICAL CHANGES TO THE ASSETS AND THE PROPERTY MAY HAVE OCCURRED AS A RESULT OF SUCH USE; AND (iii) NORM AND ASBESTOS OR MAN-MADE MATERIAL FIBERS (COLLECTIVELY "MMMF") MAY BE PRESENT AT SOME LOCATIONS. PURCHASER ACKNOWLEDGES THAT NORM IS A NATURAL PHENOMENON ASSOCIATED WITH MANY OIL FIELDS IN THE UNITED STATES AND THROUGHOUT THE WORLD. PURCHASER SHALL MAKE ITS OWN DETERMINATION OF THIS PHENOMENON AND OTHER CONDITIONS. SELLER DISCLAIMS ANY LIABILITY ARISING OUT OF OR IN CONNECTION WITH ANY PRESENCE OF NORM OR MMMF ON OR AFFECTING THE ASSETS OR THE PROPERTY. IN ACCORDANCE WITH SECTION 9.2 AND AT CLOSING, PURCHASER SHALL ASSUME THE RISK THAT THE ASSETS OR THE PROPERTY MAY CONTAIN WASTES OR CONTAMINANTS AND ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF PIPELINES, EQUIPMENT AND OTHER ITEMS OF PERSONAL PROPERTY, TANK BOTTOMS, HEATER TREATER SLUDGE, AND WASTES OR CONTAMINANTS WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATION. IN ACCORDANCE WITH SECTION 9.2 AND AT CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATED TO DISPOSALS, SPILLS, WASTES, OR CONTAMINATION, OR OTHER ADVERSE PHYSICAL CONDITIONS ON, BELOW, OR RELATED TO OR AFFECTING THE ASSETS AS WELL AS THE PROPERTY SHALL BE ASSUMED BY PURCHASER AND PURCHASER SHALL NOT WITHSTANDING WHEN THE BASIS FOR ANY CLAIM, ACTION, SUIT, JUDGMENT (INCLUDING, WITHOUT LIMITATION, THOSE FOR DEATH, PERSONAL INJURY OR PROPERTY DAMAGE) SHALL HAVE OCCURRED, INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS THEREFROM PURSUANT TO SECTION 9.2.

         12.3. Casualty Loss. In the event of any material damage by fire or other casualty to any of the Assets prior to the Closing ("Casualty Loss"), this Agreement shall remain in full force and effect, and as to each affected Asset, Seller shall at its election either collect (and when collected pay over to Purchaser) or assign to Purchaser any and all insurance claims related to such damage, and Purchaser shall take title to the affected Asset without reduction in the Purchase Price.

                          ARTICLE 13.  MISCELLANEOUS

         13.1. Governing Law.This Agreement and all instruments executed in accordance herewith shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction, except to the extent that it is mandatory that the law of the jurisdiction wherein the Assets are located shall apply. In the event of any litigation or other proceeding in connection with this Agreement, the venue for any such proceeding shall be in a court of competent jurisdiction located in Dallas County, Texas, and the prevailing Party shall be entitled to recover its reasonable attorney's fees and costs incurred therein from the other Party, in addition to any damages awarded.

         13.2. Entire Agreement. This Agreement, all agreements and instruments executed in connection herewith and the Confidentiality Agreement dated April 15, 1998, between Purchaser and Seller (the "Confidentiality Agreement") and that Letter Agreement dated September 1, 1998 by and between the Purchaser and Seller constitute the entire agreement between the Parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. The Letter Agreement and the Confidentiality Agreement remain in full force and effect. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto.

         13.3. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         13.4. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         13.5. Assignability. Purchaser shall not assign (whether before, at or after Closing) this Agreement or any of its rights or obligations hereunder without the prior written consent of the Seller, which may be withheld or conditioned for any or no reason. Any assignment made without such consent shall be void. Seller shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns, however, in any event Purchaser shall remain responsible and liable for the performance of the obligations of Purchaser under this Agreement. All future conveyances of all or a portion of the Assets shall expressly recognize and perpetuate the rights and obligations set out in this Agreement.

         13.6. Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by registered or certified U.S. mail, addressed to the Party to be notified, postage prepaid, return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner (including by facsimile delivery) shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice, the addresses of the Parties shall be as follows:

SELLER:

         Pioneer Natural Resources USA, Inc.

         Attn:  Ray Alameddine and W.T. Howard
         1400 Williams Square West
         5205 North O'Connor Blvd.
         Irving, Texas 75039-3746
         Telephone:       972/444-9001
         Fax:             972/402/7066

PURCHASER:

         Costilla Energy, Inc.

         Attn:  Clifford N. Hair, Jr.
         400 West Illinois, Suite 1000
         Midland, Texas  79701
         Telephone:       915/686-6030
         Fax:             915/686-6083

         With copy to:

         Michael J. Grella
         400 West Illinois, Suite 1000
         Midland, Texas  79701
         Telephone:       915/686-6010
         Fax:             915/688-4089

Each Party shall have the right, upon giving three (3) days prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice to any other appropriate street address.

         13.7. DTPA Waiver. TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY VOLUNTARILY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEX. BUS. & COM. CODE., A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT IT (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE; (ii) HAS CONSULTED WITH AN ATTORNEY OF PURCHASER'S OWN CHOOSING; (iii)
HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL, BUSINESS AND OIL AND GAS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY; (iv) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; AND (v) THAT THIS WAIVER IS A MATERIAL AND INTEGRAL PART OF THIS AGREEMENT AND THE CONSIDERATION THEREOF.

        13.8. Expenses. Each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own legal counsel and accountants).

        13.9. Severability. The provisions of this Agreement are severable at Seller's option. If a court of competent jurisdiction finds any part of this Agreement to be void, invalid, or otherwise unenforceable, then Seller may decide whether to enforce this Agreement without the void, invalid, or unenforceable parts or to terminate this Agreement.

        13.10.   Damages.   The Parties waive any rights to special, indirect,
punitive, exemplary, or consequential damages resulting from a breach of this Agreement.

        13.11. No Third Party Beneficiary This Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third party beneficiaries.

        13.12. Survival. The representations and warranties of the Parties under this Agreement shall not survive, but shall terminate upon and be extinguished by, Closing; provided, however, that (i) all representations, warranties, disclaimers, releases, waivers, covenants, agreements and indemnities contained within Sections 1.2, 2.3, 3.3, 3.6, 3.7, and 5.1 through 5.9, and Articles 9, 11, 12 and 13 of this Agreement shall survive the Closing, further provided, that, notwithstanding anything herein to the contrary, Purchaser expressly agrees and acknowledges that it shall have no remedy or recourse against Seller or its Affiliates or any of their respective Representatives with respect to the condition of the Assets or any representation or warranty made in connection with this Agreement, except as expressly provided by Section 3.6. and 3.6.A.

        13.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        13.14. Not to be Construed Against Drafter. Purchaser and Seller acknowledge that they have read this Agreement, have had the opportunity to review it with an attorney of their respective choice, and have agreed to all its terms. Under these circumstances, Purchaser and Seller agree that the rule of construction that a contract be construed against the drafter shall not be applied in interpreting this Agreement and that in the event of any ambiguity in any of the terms or conditions of this Agreement, including any exhibits hereto and whether or not placed of record, such ambiguity shall not be construed for or against any Party hereto on the basis that such Party did or did not author the same.

        13.15. Waiver of Jury Trial. SELLER AND PURCHASER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT THE RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        13.16. Publicity. Seller and Purchaser shall consult with each other with regard to all publicity and other releases and disclosures to be made prior to, at or after Closing concerning this Agreement and the transactions contemplated hereby, which are not otherwise expressly permitted by the Confidentiality Agreement, and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither Party shall make any disclosure or issue any publicity or other release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

        13.17    Accounting.

        A. Seller shall deliver to Purchaser on or before the fourth business day prior to Closing the Preliminary Settlement Statement setting forth any adjustments to the Purchase Price provided for in or required by this Agreement including, without limitation, items such as the Purchase Price, Deposit, expenses, prepaid items, revenue received, Property Taxes, excise and energy taxes, copying and recording fees, to the extent such information is available or estimated by Seller on or before Closing. The Preliminary Settlement Statement shall be prepared in accordance with this Agreement and with standard industry and accounting practices. In connection with the preparation of the Preliminary Settlement Statement, the

                 Purchase Price shall be (1) increased by (a) the costs and expenses that are attributable to the Assets for the period from the Effective Time to the Closing Date that are paid, incurred or assessed by Seller (including, but not limited to, Seller's internal cost for administrative overhead for each well operated by Seller at the rate of $435.00 per well per month for wells not otherwise subject to an applicable COPAS overhead rate under an operating agreement and an amount equal to the applicable COPAS overhead rate less any non-operator billed overhead amounts that have actually been received by Seller for wells subject to an applicable COPAS under an operating agreement), and (b) other amounts due Seller and contemplated hereby, and (2) reduced by (a) proceeds received by Seller for hydrocarbons attributable to the Subject Properties produced after the Effective Time, and (b) other amounts due Purchaser and contemplated hereby.

         B. Within 150 days after the Closing, Seller shall prepare, in accordance with this Agreement and with standard industry and accounting practices, and deliver to Purchaser, a final accounting statement showing the proration and calculation of credits and payment obligations of Purchaser and Seller hereunder. As soon as reasonably practicable after receipt thereof, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes to be made to such statement. The Parties shall use their best efforts to reach agreement (the "Final Accounting") on the final accounting statement on or before the 150th day after the Closing Date (such date the "Final Accounting Date", whether or not Seller and Purchaser have agreed on the Final Accounting). Once the Final Accounting has been agreed to by Purchaser and Seller, there shall be no further adjustments to the Purchase Price and Seller shall within thirty (30) days send a check to Purchaser for the agreed amount owed by Seller or invoice Purchaser for the amount owed by Purchaser and Purchaser shall pay Seller the invoice amount within thirty
                 (30) days of the date of said invoice.

         13.18. Operatorship. Seller does not represent to Purchaser that Purchaser will automatically succeed to the operatorship of any given Subject Property as to which Seller is currently the operator. Purchaser recognizes and agrees that Purchaser will be required to comply with applicable operating agreements, unit operating agreements or other similar contracts relating to any elections or other selection procedures in order to succeed Seller as operator.

         13.19. HSR Act. The Parties shall exercise their best efforts to file (or will cause their ultimate parent entities to file) with the United States Federal Trade Commission and the United States Department of Justice all notifications and reports required for the transaction contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and shall request expedited treatment and early termination of the prescribed waiting period. The Parties will reasonably cooperate with each other in regards to providing available data or access thereto to each other to facilitate the necessary filing. Both Parties shall use their best efforts to promptly supply any supplemental or additional information which may be requested in connection therewith pursuant to the HSR Act and shall comply in all material respects with the requirements of the HSR Act. Closing of the transaction contemplated hereby shall be postponed unless and until all necessary filings and notifications under the HSR Act have been made, including the provision of any required additional information or documents, and the waiting period referred to in such Act shall have expired or terminated, however, in no event shall the time for Closing be extended or postponed pursuant to the foregoing provision beyond December 15, 1998. Subject to this Agreement, if the waiting period expires or terminates prior to the Closing Date, the Parties will proceed to Closing on the Closing Date and if the waiting period expires or terminates after the scheduled Closing Date, the Parties shall close the subject transaction on or prior to the fourth day after the expiration or termination of said waiting period.

         13.20. Seller's Employees. Purchaser will interview and evaluate in accordance with its normal employment procedures those Persons employed as field personnel in the capacity of pumper, foreman, operator, technician, mechanic, superintendent, repairman, utility man, or other similar field classifications by Seller in connection with the Subject Properties and identified by letter of even date herewith from Seller to Purchaser who desire to be considered for employment by Purchaser, and will offer in writing employment to those Persons for whom Purchaser in its sole discretion determines a need. If Purchaser fails to offer such employment to all of such Persons, Purchaser shall not, as a result of such failure, otherwise be in default under this Agreement, but shall be required to reimburse Seller for severance benefits paid by Seller to each such Person not offered employment by Purchaser; provided, that such reimbursement shall not exceed that amount determined by multiplying each such employee's normal weekly wage by twelve
(12). Persons offered employment with Purchaser will be offered employment at their current work location with compensation and benefits comparable to those provided to Purchaser's current employees performing similar tasks, or, if none, with compensation and benefits comparable to those provided by Seller Such offers shall be made prior to Closing, but shall be contingent upon the occurrence of Closing and such employment shall not commence until Closing. If any such Person employed by Purchaser is terminated by Purchaser within six (6) months of Closing, Purchaser shall pay such Person a severance benefit equal to the amount determined by multiplying each such employee's normal weekly wage by ten (10). Purchaser shall have no obligation under this Section 13.20 with respect to Persons offered employment by Purchaser pursuant to this Section
13.20 who decline such employment, except that the foregoing provisions shall apply to the extent that such Person accepts employment with Purchaser or any of its Affiliates within twelve (12) months of Closing.

         13.21. Time of Performance. Time is of the essence in the performance of all covenants and obligations under this Agreement.

         13.22. No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

         13.23. Express Negligence Rule; Conspicuousness. BUYER ACKNOWLEDGES THAT THE PROVISIONS IN THIS AGREEMENT THAT ARE SET OUT IN ITALICS, IN BOLD, UNDERLINE OR CAPITALS (OR ANY COMBINATION THEREOF) SATISFY THE REQUIREMENTS FOR THE EXPRESS NEGLIGENCE RULE AND/OR ARE CONSPICUOUS.

         13.24. Arbitration. Because of the high cost of litigation in dollars, time and resources, Purchaser and Seller intend to and do hereby establish an efficient, fair and binding out-of-court dispute resolution procedure to be followed in the unlikely event any claim or controversy should arise between the Parties after the date hereof out of or concerning in any respect any of the following:

                 (1) the Property or Assets or either Seller's or Purchaser's conduct with respect to the Property or Assets, either before, on, or after the Effective Time, or

                 (2) the conduct of Seller or Purchaser prior to the execution of this Agreement or the conduct of Seller or Purchaser prior to the Closing Date or Effective Time (whichever is later), or

                 (3) the performance, applicability, validity, enforceability, or interpretation of the Agreement or any provision in this Agreement or any Closing or post-Closing documents.


                 Accordingly, Purchaser, its successors, and assigns, and Seller its successors and assigns agree that any Claim or controversy as described above of whatever nature, including, any action in tort, contract, or any statutory action (hereinafter referred to as "Disputed Claim" in this section), or the arbitrability of any such Disputed Claim, shall be resolved in accordance with the terms, conditions, and procedures set forth in Schedule
13.24 and will be binding on Purchaser, its successors, and assigns, and Seller. Neither Purchaser, its successors, or assigns, nor Seller its successors and assigns will prosecute or commence any suit or action against the other Party relating to any matters that are subject to this Section 13.24.

                 Notwithstanding the above, any Disputed Claim by Purchaser for which Purchaser has given notice to Seller on or prior to Closing that is not settled prior to Closing and any Disputed Claim by either Party arising out of facts that are the subject of existing or prospective litigation filed by a third party at any time against Purchaser or Seller will, at Seller's sole option, not be subject to this Section 13.24.

         13.25.  Filing and Recording.   Purchaser will file or record the
various originals of the Assignment and Bill of Sale and other conveyancing documents promptly after Closing at Purchaser's sole cost. The recording Party will provide either the original or photocopies of the recorded documents, including the recording data, to the non-recording Party promptly. If Purchaser fails to promptly record such documents then Seller may record such documents. Purchaser will reimburse Seller for the costs of filing, recording, and other reasonable fees actually incurred by Seller if Seller records or files said documents, such costs or fees to be used in the Final Accounting Settlement.


EXECUTED as of the date first set forth above.

                          SELLER:

                          PIONEER NATURAL RESOURCES USA, INC.


                          By:
                                ------------------------------------------------


                          Name: Timothy L. Dove
                                ------------------------------------------------

                          Its:  Executive Vice President-Business Development
                                ------------------------------------------------


                          PURCHASER:

                          COSTILLA ENERGY, INC.


                          By:
                                -----------------------------------------------

                          Name: Clifford N. Hair, Jr.
                                -----------------------------------------------

                          Its:  Senior Vice President-Land
                                -----------------------------------------------